UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☐
Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

☒
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)
Title of each class of securities to which transaction applies:

Common Stock, $ 0.01 par value per share

(2)
Aggregate number of securities to which transaction applies:(1)

As of October 28, 2015, 5,791,032 shares of Phoenix common stock, which includes 5,750,880 issued and outstanding shares of Phoenix common stock and 40,152 shares of Phoenix common stock subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding options issued pursuant to our Stock Incentive Plan, 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and Directors Stock Plan, each as amended and restated through the date hereof.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001007 by the underlying value of the transaction of  $217,163,700, which has been calculated as the sum of:
i.
5,750,880 issued and outstanding shares of Phoenix common stock multiplied by $37.50 per share,

ii.
40,152 shares of Phoenix common stock subject to outstanding equity-based awards or the exercise of outstanding options issued pursuant to our Stock Incentive Plan, 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and Directors Stock Plan, each as amended and restated through the date hereof.

(4)
Proposed maximum aggregate value of transaction: $217,163,700.

(5)
Total fee paid: $21,868.39.

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

(1)
Phoenix to provide most recent information required under (2).

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED OCTOBER 30, 2015.

[•], 2015
Dear Fellow Stockholder:
On September 28, 2015, The Phoenix Companies, Inc. (“Phoenix”) entered into a definitive merger agreement to be acquired by Nassau Reinsurance Group Holdings, L.P. (“Nassau”). Subject to the terms and conditions of the merger agreement, a direct wholly-owned subsidiary of Nassau will be merged with and into Phoenix and Phoenix will survive the merger as a direct wholly-owned subsidiary of Nassau.
If the merger is completed, our stockholders will have the right to receive $37.50 in cash, without interest, for each share of common stock, par value $0.01 per share, of Phoenix (“Phoenix common stock”) that they own immediately prior to the effective time of the merger.
You are cordially invited to attend a special meeting of our stockholders to be held in connection with the proposed merger on [•], [•], 2015 at [•], Eastern Time, at our offices at One American Row, Hartford, Connecticut 06102. At the special meeting, stockholders will be asked to consider and vote on a proposal to adopt the merger agreement. Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Phoenix common stock entitled to vote thereon.
The Phoenix board of directors has unanimously determined that it is in the best interests of the stockholders of Phoenix to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement and the merger. The board of directors of Phoenix made its determination after consideration of a number of factors more fully described in this proxy statement. The Phoenix board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.
The purchase price of  $37.50 per share represents a 188% premium over the closing price of  $13.03 per share of our common stock on September 28, 2015, the last trading day prior to the public announcement of the proposed merger.
At the special meeting, stockholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to Phoenix’s named executive officers by Phoenix based on or otherwise relating to the merger, as required by the rules adopted by the Securities and Exchange Commission, and a proposal to approve an adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to adopt the merger agreement. The Phoenix board of directors unanimously recommends that you vote “FOR” each of these proposals.
The merger cannot be completed unless a majority of Phoenix stockholders adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you intend to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” this proposal.
The obligations of Phoenix and Nassau to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Nassau, the special meeting, the merger agreement and the merger.
Thank you for your confidence in Phoenix.
Yours truly,

John Forsgren Chairman of the Board	James D. Wehr President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2015 and, together with the enclosed form of proxy, is first being mailed to Phoenix stockholders on or about [•], 2015.

The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
DATE & TIME	[•], [•], 2015 at [•], Eastern Time
PLACE	One American Row, Hartford, Connecticut 06102-5056
ITEMS OF BUSINESS
•
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2015, as it may be amended from time to time (the “merger agreement”), among The Phoenix Companies, Inc. (“Phoenix”), Nassau Reinsurance Group Holdings, L.P. (“Nassau”), and Davero Merger Sub Corp. (“Merger Sub”) (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A;

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To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Phoenix to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”);

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To consider and vote on a proposal to approve an adjournment of the special meeting of stockholders of Phoenix (the “special meeting”) from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

Phoenix will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.
RECORD DATE	Only stockholders of record at the close of business on [•], 2015 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The Phoenix board of directors (the “Phoenix Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.
RECOMMENDATIONS	The Phoenix Board unanimously recommends that you vote:
• “FOR” the merger proposal;
• “FOR” the named executive officer merger-related compensation proposal, which shall be on a non-binding, advisory basis; and
• “FOR” the adjournment proposal.
APPRAISAL	Stockholders of Phoenix who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Phoenix common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized herein. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement. The accompanying proxy statement constitutes the notice of appraisal rights with respect to the merger proposal required by Section 262 of the DGCL.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR SHARES OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THIS PROPOSAL.
Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.
If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Phoenix common stock as of the record date. All stockholders and proxy holders who attend the special meeting must also bring photo identification.
The proxy statement, of which this notice forms a part, provides a detailed description of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Phoenix common stock, please contact Phoenix’s proxy solicitor, Morrow & Co., LLC (“Morrow”).
By Order of the Board of Directors,

John T. Mulrain
Corporate Secretary
Hartford, Connecticut
[•], 2015

i

ii

SUMMARY TERM SHEET
This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of Phoenix stockholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Phoenix included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 107. We have included page references in this summary to direct you to a more complete description of the topics presented below.
All references to “Phoenix,” “the Company,” “we,” “us,” or “our” in this proxy statement refer to The Phoenix Companies, Inc., a Delaware corporation; all references to “Nassau” refer to Nassau Reinsurance Group Holdings, L.P., a Delaware limited partnership; all references to “Sponsor” refer to Golden Gate Capital Opportunities Fund, L.P., a Delaware limited partnership that is the beneficial owner of Nassau; all references to “Merger Sub” refer to Davero Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Nassau, the sole purpose of which is to effect the merger; all references to “Phoenix common stock” refer to the common stock, par value $0.01 per share, of Phoenix; all references to the “Board” or the “Phoenix Board” refer to the board of directors of Phoenix; all references to the “merger” refer to the merger of Merger Sub with and into Phoenix with Phoenix surviving as a direct wholly-owned subsidiary of Nassau; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 28, 2015, and as may be amended from time to time, by and among Phoenix, Nassau and Merger Sub, a copy of which is included as Annex A to this proxy statement. Phoenix, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”
The Parties
Phoenix (see page 24)
Phoenix is a holding company founded in 1851 and incorporated in Delaware in 2000. Phoenix’s operating subsidiaries provide life insurance and annuity products through independent agents and financial advisors. Phoenix’s principal insurance company subsidiaries are Phoenix Life Insurance Company (“Phoenix Life”), domiciled in New York, and PHL Variable Insurance Company (“PHL Variable”), domiciled in Connecticut. Collectively with Phoenix Life and Annuity Company and American Phoenix Life and Reassurance Company, both domiciled in Connecticut, they are Phoenix’s “Life Companies.” Phoenix’s policyholder base includes both affluent and middle market consumers, with Phoenix’s more recent business concentrated in the middle market.
We operate two business segments: Life and Annuity and Saybrus. The Life and Annuity segment includes individual life insurance and annuity products, including our closed block. Saybrus provides dedicated life insurance and other consulting services to financial advisors in partner companies, as well as support for sales of Phoenix’s product line through independent distribution organizations.
Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol PNX. Phoenix’s headquarters are located at One American Row, Hartford, Connecticut 06102-5056, and our telephone number is (860) 403-5000. Our corporate web address is www.phoenixwm.com.
Nassau (see page 24)
Nassau is an insurance and reinsurance business focused on acquiring and operating onshore and offshore platforms with long tail liabilities in the life, annuity and long term care sectors. Founded by insurance industry executives Phillip J. Gass and Kostas Cheliotis, Nassau received an equity capital commitment of  $750 million in 2015 from private equity funds with over $15 billion of committed capital managed by Golden Gate Private Equity, Inc., a registered investment advisor (“Golden Gate Capital”). With extensive experience both on Wall Street and as investor-operators of onshore and offshore insurance, reinsurance and asset management businesses, Nassau intends to build and grow businesses with a long term view. Sponsor, which is a fund affiliated with Golden Gate Capital, is the beneficial owner of Nassau.

For additional information, visit www.nsre.com. The information provided on the Nassau website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Nassau’s website provided in this proxy statement.
Merger Sub (see page 25)
Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Nassau, the purpose of which is to engage in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Phoenix, with Merger Sub ceasing to exist and Phoenix surviving as a direct wholly-owned subsidiary of Nassau.

The Special Meeting
Date, Time and Place (see page 26)
The special meeting of Phoenix stockholders (the “special meeting”) is scheduled to be held at One American Row, Hartford, Connecticut 06102-5056 on [•], [•], 2015 at [•], Eastern Time.
Purpose of the Special Meeting (see page 26)
At the special meeting, Phoenix stockholders will be asked to consider and vote on the following proposals:
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to adopt the merger agreement (the “merger proposal”);

•
to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Phoenix to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•
to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”).

Phoenix will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.
The Phoenix Board has unanimously determined that it is in the best interests of the stockholders of Phoenix to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement and the merger. The Phoenix Board unanimously recommends that the Phoenix stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.
Phoenix stockholders must vote to approve the merger proposal as a condition for the merger to occur. If the Phoenix stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.
Record Date; Stockholders Entitled to Vote (see page 27)
Only holders of Phoenix common stock at the close of business on [•], 2015, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [•] shares of Phoenix common stock were issued and outstanding.
Holders of Phoenix common stock are entitled to one vote for each share of Phoenix common stock they own at the close of business on the record date.
Quorum (see page 27)
The presence at the special meeting, in person or by proxy, of the holders of one-third of the shares of Phoenix common stock outstanding at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Phoenix to additional expense.
Required Vote (see page 27)
The approval of the merger proposal requires the affirmative vote of a majority of the shares of Phoenix common stock outstanding at the close of business on the record date.
Approval of each of the named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting.

Voting at the Special Meeting (see page 28)
If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares in person at the special meeting or by submitting a proxy by mail, over the internet or by telephone. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Although Phoenix offers four different voting methods, Phoenix encourages you to submit a proxy over the internet or by telephone, as Phoenix believes they are the most convenient, cost-effective and reliable voting methods. If you choose to submit a proxy over the internet or by telephone, there is no need for you to mail back your proxy card.
If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Beneficial owners should also bring a copy of an account statement reflecting their ownership of Phoenix common stock as of the record date. All stockholders and proxyholders who attend the special meetings must also bring photo identification.
If you participate in The Phoenix Companies, Inc. Savings and Investment Plan (the “Savings and Investment Plan”) and shares of common stock held in The Phoenix Companies, Inc. Common Stock Fund (the “Common Stock Fund”) are credited to your individual account under the Savings and Investment Plan, then you will receive a set of the proxy materials through the mail (which will include a voting instruction form). You may then instruct Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings and Investment Plan, how to vote the shares in the Common Stock Fund credited to your individual account, in writing or through another means agreed upon by Fidelity and us. Fidelity will vote your shares in accordance with your instructions, and with respect to each proposal, will vote shares for which it has received no instructions in the same proportion as it votes those shares for which it has received instructions. Voting instructions for the Common Stock Fund shares must be received by [•] to allow sufficient time for the trustee to process voting instructions and submit votes with respect to these shares.
Phoenix recommends that you submit a proxy or submit your voting instructions as soon as possible, even if you are planning to attend the special meeting, to ensure that your shares will be represented and voted at the special meetings.
Solicitation of Proxies (see page 29)
The Phoenix Board is soliciting your proxy, and Phoenix will bear the cost of soliciting proxies. Morrow has been retained to assist with the solicitation of proxies. Morrow will be paid approximately $9,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Phoenix common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow or, without additional compensation, by certain of Phoenix’s directors, officers and employees.
Adjournment (see page 29)
In addition to the merger proposal and the named executive officer merger-related compensation proposal, Phoenix stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Whether or not a quorum is present, the affirmative vote of the holders of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return an executed proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.
The Merger
Structure of the Merger (see page 31)
Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Phoenix, the separate corporate existence of Merger Sub will cease and Phoenix will survive the merger as a wholly owned subsidiary of Nassau.
Merger Consideration (see page 31)
Upon the terms and subject to the conditions of the merger agreement, at the effective time, Phoenix stockholders will have the right to receive $37.50 in cash, without interest, for each share of Phoenix common stock that they own immediately prior to the effective time (other than any shares that may be held in the treasury of Phoenix, by Nassau or by any direct or indirect wholly-owned subsidiary of Nassau or Phoenix, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL).
Treatment of Phoenix Equity Awards (see page 31)
The merger agreement provides that outstanding equity-based awards issued under Phoenix’s equity incentive plans will be treated as set forth below:
Stock Options.   Because each outstanding option to purchase shares of Phoenix common stock held by any current or former employee or director, whether vested or unvested, has an exercise price equal to or greater than $37.50, each such option will be cancelled immediately before the effective time without any payment for the option.
Stock Units.   Immediately before the effective time, each outstanding award of a stock unit that entitled the holder to a fixed number of shares of Phoenix common stock or cash equal to or based on the value of a fixed number of shares of Phoenix common stock (such awards, the “Stock Units”), whether vested or unvested, will be cancelled and the holder will receive, at or promptly after the effective time, an amount in cash, without interest and less any required withholding taxes, equal to the product of  (i) the number of shares of Phoenix common stock previously subject to the Stock Unit and (ii) $37.50.
Recommendation of the Phoenix Board of Directors (see page 43)
After consideration of various factors, the Phoenix Board unanimously (i) determined that it is in the best interests of the Phoenix stockholders that Phoenix enter into the merger agreement, (ii) approved and declared advisable the merger and the merger agreement and (iii) resolved that the merger agreement be submitted for consideration to the Phoenix stockholders at a special meeting of the Phoenix stockholders and recommended that the Phoenix stockholders vote to adopt the merger agreement and the transactions contemplated thereby. A description of factors considered by the Phoenix Board in reaching its decision to adopt the merger agreement can be found in “The Merger Proposal (Proposal 1) — Recommendation of the Phoenix Board and Reasons for the Merger” beginning on page 43.
The Phoenix Board unanimously recommends that the Phoenix stockholders vote:
•
“FOR” the merger proposal;

•
“FOR” the named executive officer merger-related compensation proposal on a non-binding, advisory basis; and

•
“FOR” the adjournment proposal.

Opinion of Phoenix’s Financial Advisors (see page 47)
Each of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) and Goldman, Sachs & Co. (“Goldman Sachs”) delivered its respective opinion to the Phoenix Board that, as of September 28, 2015 and based upon and subject to the factors and assumptions set forth therein, the $37.50 per share to be paid in cash to the holders (other than Nassau and its affiliates) of the outstanding shares of Phoenix common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinions of Sandler O’Neill and Goldman Sachs, each dated September 28, 2015, and each of which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-1 and Annex B-2, respectively. Each of Sandler O’Neill and Goldman Sachs provided its opinion for the information and assistance of the Phoenix Board in connection with its consideration of the merger. Neither the Sandler O’Neill opinion nor the Goldman Sachs opinion is not a recommendation as to how any holder of Phoenix common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Phoenix and Sandler O’Neill, Phoenix has agreed to pay Sandler O’Neill a transaction fee of approximately $3 million, approximately $2.2 million of which is payable upon consummation of the merger and a portion of which was received by Sandler O’Neill for rendering its opinion. Pursuant to an engagement letter between Phoenix and Goldman Sachs, Phoenix has agreed to pay Goldman Sachs a transaction fee of approximately $3.5 million, approximately $2.0 million of which is payable upon consummation of the merger.
Interests of Phoenix’s Executive Officers and Directors in the Merger (see page 65)
When considering the recommendation of the Phoenix Board that you vote “FOR” the merger proposal, you should be aware that, aside from their interests as Phoenix stockholders, Phoenix’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Phoenix stockholders generally. The Phoenix Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that Phoenix stockholders vote “FOR” the merger proposal at its meeting on September 28, 2015.
With regard to our directors serving on the Phoenix Board (other than Mr. James D. Wehr, whose interests are as an executive officer), these interests relate to the impact of the transaction on the directors’ outstanding equity awards (which consist solely of deferred Stock Units) and the provision of indemnification and insurance arrangements pursuant to the merger agreement and Phoenix’s certificate of incorporation and bylaws, which reflect that such directors may be subject to claims arising from their service on the Phoenix Board.
With regard to our executive officers, these interests relate to the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurred on December 31, 2015 and, where applicable, the executives’ employment was terminated by us without “cause” or by the executive for “good reason” (each as defined below) on December 31, 2015 (or before the merger if the executive officer’s termination is determined to be in connection with the merger):
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accelerated vesting of equity awards;

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possible cash severance payments and other termination benefits under the executives’ change-in-control agreements or The Phoenix Companies, Inc. Executive Severance Allowance Plan, as applicable; and

•
the provision of indemnification and insurance arrangements pursuant to the merger agreement and Phoenix’s certificate of incorporation and bylaws.

Financing of the Merger (see page 75)
The consummation of the merger is not subject to any financing conditions. There is no debt financing contemplated in connection with the completion of the merger. It is anticipated that Sponsor shall contribute, pursuant to the terms of an executed equity commitment letter, sufficient funds to Nassau to fund the merger consideration and the other costs and expenses of Nassau relating to the merger.

Regulatory Clearances and Approvals Required for the Merger (see page 75)
Pursuant to conditions to the consummation of the merger set forth in the merger agreement, we cannot complete the merger until we have received approval of the merger from the Commissioner of Insurance of the State of Connecticut (“CID”) and the Department of Financial Services of the State of New York (the “NYDFS”). Nassau intends to submit the required filing with the NYDFS with respect to Phoenix Life and with CID with respect to PHL Variable, Phoenix Life and Annuity Company and American Phoenix Life and Reassurance Company in early November 2015. In addition to those filings, there are other approvals from, or notices without disapproval to be made with, U.S. state insurance regulators with respect to the merger and related transactions. However, completion of the merger is not conditioned on the receipt of these other approvals or the making of these other filings.
Also, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated. On October 16, 2015, Phoenix and Nassau each filed a premerger notification and report form under the HSR Act. The FTC granted early termination of the waiting period on October 26, 2015.
In addition, pursuant to the conditions to the consummation of the merger set forth in the merger agreement, Phoenix will be required to file an application for approval of a change of control of equity ownership with the Financial Industry Regulatory Authority (“FINRA”) with respect to its two broker dealers, including 1851 Securities, Inc. and Saybrus Partners, Inc. The merger may not close until the waiting period (and any extension thereof) applicable to the merger under the FINRA rules and regulations shall also have been terminated or shall have expired.
Generally under the merger agreement, each of Nassau and Merger Sub, on the one hand, and Phoenix, on the other hand, is required to use reasonable best efforts to satisfy the closing conditions relating to required antitrust and regulatory consents, provided, however, that no party will be obligated to agree to any “burdensome condition” and Phoenix shall not be required to take any action which is not conditioned on the closing occurring, as further described in “The Merger Proposal — Regulatory Clearances and Approvals Required for the Merger”.
While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner and without the imposition of a burdensome condition, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement, if at all, and without the imposition of a burdensome condition.
Material U.S. Federal Income Tax Consequences of the Merger (see page 103)
The exchange of Phoenix common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 103 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Transaction Litigation (see page 77)
Following the announcement of the execution of the merger agreement on September 28, 2015, a putative class action lawsuit was filed on October 26, 2015, by a purported stockholder of Phoenix in the Superior Court of the State of Connecticut challenging the transaction and alleging that the individual members of the Phoenix Board violated their fiduciary duties to the Phoenix stockholders and that the defendant companies — Phoenix, Nassau, and Merger Sub — aided and abetted such alleged breaches. The plaintiff in the action, which is styled Thomas White v. The Phoenix Companies, Inc., et. al., No. HHD-CV15--6063180-S, seeks, among other things, an order enjoining the merger and, in the event the merger is completed, rescission and/or damages as a result of the alleged violations of law, as well as fees and costs.

Although it is not possible to predict the outcome of this litigation matter with certainty, Phoenix and the Phoenix Board believe that the claims asserted in this lawsuit are without merit and intend to vigorously defend against these claims.
Appraisal Rights (see page 77)
If the merger is effected, stockholders are entitled to appraisal rights under the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that stockholders who do not wish to accept the $37.50 per share merger consideration are entitled to have the fair value of their shares of Phoenix common stock as of the effective time of the merger determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount determined by the Delaware Court of Chancery in an appraisal proceeding to be the fair value per share of Phoenix common stock as of the effective time of the merger may be less than, equal to or more than the $37.50 that a stockholder will receive under the merger agreement if the merger is effected.
To exercise appraisal rights, a stockholder of record must deliver a written demand for appraisal to Phoenix before the vote is taken on the adoption of the merger agreement, such stockholder must not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement and such stockholder must continue to hold the shares of Phoenix common stock of record from the date of making the demand for appraisal through the effective time of the merger. A stockholder’s failure to follow exactly the procedures specified under the DGCL will result in the loss of such stockholder’s appraisal rights. See “The Merger Proposal (Proposal 1) — Appraisal Rights” beginning on page 77 and the text of the Delaware appraisal right statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Phoenix common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, because the demand for appraisal rights must be made by the record holder, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for such bank broker or other nominee to make a demand for appraisal on your behalf. Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Expected Timing of the Merger
We expect to complete the merger in early 2016. However, the merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside of the control of Phoenix or Nassau could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.
Restrictions on Solicitation of Acquisition Proposals (see page 89)
From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, Phoenix is subject to restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by Phoenix stockholders at the special meeting described further in this proxy statement). Specifically, Phoenix and its subsidiaries and their respective directors and executive officers may not (and shall use reasonable best efforts to ensure that its and its subsidiaries’ respective agents and representatives do not):
•
directly or indirectly, solicit or knowingly facilitate any inquiries or the making of any acquisition proposal or any proposal that may reasonably be expected to lead to an acquisition proposal;

•
directly or indirectly enter into, maintain, participate in or continue any negotiations or discussions with any person concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to an acquisition proposal or to any proposal that may reasonably be expected to lead to an acquisition proposal;

•
engage in discussions with any person with respect to any acquisition proposal (other than to clarify the terms of the acquisition proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such acquisition proposal is or is reasonably likely to lead to a superior proposal); or

•
adopt, approve, recommend or publicly propose to recommend, or agree to any acquisition proposal or any acquisition proposal documentation.

Additionally, Phoenix shall not resolve, propose or agree to do any of the foregoing prohibited activities.
However, prior to approval of the merger proposal by Phoenix stockholders at the special meeting, Phoenix may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made a bona fide acquisition proposal that has not been initiated, solicited, encouraged or facilitated in violation in any material respect of the merger agreement (including the non-solicitation restrictions described above) and if the Phoenix Board shall have determined in good faith, after consultation with its advisors, that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal and that the failure to take such action would be inconsistent with the Phoenix Board’s fiduciary duties under applicable law.
Conditions to the Closing of the Merger (see page 93)
Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:
•
the merger agreement shall have been adopted by Phoenix’s stockholders at the special meeting;

•
no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any supranational, federal, state or local court or other governmental entity which in effect makes illegal, prohibits, restrains or enjoins the consummation of the merger;

•
the applicable waiting period under the HSR Act shall have expired or been terminated without the imposition of a burdensome condition;

•
the approvals from the CID and NYDFS shall have been obtained, and the same shall, to the extent applicable, be in full force and effect at the effective time without the imposition of a burdensome condition; and

•
the applicable waiting period (or any extension thereof) under the FINRA rules and regulations shall have expired or been terminated.

In addition, the obligation of Nassau and Merger Sub to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:
•
Phoenix’s representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the date upon which all of the conditions set forth in the merger agreement are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the time of closing) (the “Condition Satisfaction”) in the manner described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 93;

•
Phoenix shall have performed in all material respects its obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the closing of the merger;

•
Phoenix shall have delivered a certificate of its Chief Executive Officer or Chief Financial Officer, certifying to the accuracy of its representations and warranties in the merger agreement and to the performance of its obligations;

•
there has not been a material adverse effect between the date of the merger agreement and the date that is two business days following the date of the Condition Satisfaction;

•
no event of default and no performance default (as defined in the merger agreement) has occurred under the indenture for Phoenix’s 7.45% senior unsecured notes that continues as of the Condition Satisfaction;

•
as of the Condition Satisfaction, we have filed with the SEC all SEC reports required to be filed in accordance with applicable law as of such date;

•
we shall have executed and delivered to the trustees of specified Benefit Protection Trusts the rabbi trust amendments (which condition has been satisfied as of the date of this proxy statement), and such rabbi trust amendments are fully effective; and

•
we have executed and delivered a reinsurance agreement amendment or waiver on terms that comply with the merger agreement.

In addition, the obligation of Phoenix to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, including the following:
•
Nassau’s and Merger Sub’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made at and as of such time (other than any such representation and warranty that is made only as of a specific date, in which event such representation and warranty must be true and accurate as of such specified date) in the manner described under “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 93;

•
Nassau and Merger Sub shall each have performed in all material respects their respective obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the merger agreement at or prior to the closing of the merger; and

•
Nassau and Merger Sub shall each have delivered a certificate of their respective Chief Executive Officer or Chief Financial Officer, certifying to the accuracy of their respective representations and warranties in the merger agreement and to the performance of their respective obligations.

Termination of the Merger Agreement (see page 95)
The merger agreement can be terminated under the following circumstances:
•
by mutual written consent of Phoenix, Nassau and Merger Sub;

•
by Phoenix or Nassau, if any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable, provided that the party seeking to terminate under this circumstance used its reasonable best efforts to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, non-appealable order, decree or ruling or other action was not primarily due to the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•
by Phoenix or Nassau, if the merger has not occurred on or prior to June 28, 2016 (as such time may be extended, the “termination date”); provided that (i) the termination date may be extended if only specified closing conditions have not been satisfied, and (ii) the right to terminate the merger agreement under this circumstance will not be available to any party whose material breach of any provision of the merger agreement was the primary cause of, or resulted in, the merger not having occurred on or prior to the termination date; or

•
by Phoenix or Nassau, if approval of the merger proposal by the Phoenix stockholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal was taken.

Also, Phoenix can terminate the merger agreement:
•
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Nassau or Merger Sub contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Nassau or Merger Sub within 30 calendar days of written notice provided by Phoenix stating its intention to terminate the merger agreement under this circumstance.

Also, Nassau can terminate the merger agreement:
•
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Phoenix contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Phoenix within 30 calendar days of written notice provided by Phoenix stating its intention to terminate the merger agreement under this circumstance; or

•
if prior to such time as the Phoenix stockholders approve the merger proposal, the Phoenix Board or any committee thereof  (a) has made a change of recommendation with respect to the merger, or (b) following the receipt of an acquisition proposal publicly made known to the Phoenix stockholders, the Phoenix Board does not publicly reaffirm its recommendation of the merger within five business days of Nassau’s request.

Termination Fees and Expenses (see page 96)
If the merger agreement is terminated under specified circumstances, we may be required to pay a termination fee to Nassau of  $10,300,000. Additionally, if the merger agreement is terminated under specified circumstances, Phoenix may be required to pay the reasonable, documented out-of-pocket expenses incurred by Nassau or its affiliates in connection with the transactions contemplated by the merger agreement up to a maximum amount of  $2,000,000 (provided that, if the expense reimbursement is made, it will reduce any subsequent termination fee if that were also to become payable). Further, in the event we terminate the merger agreement under specified circumstances, we have the right to seek and recover monetary damages from Nassau up to $20,000,000.
Specific Performance (see page 97)
The parties are entitled to seek injunction, specific performance and other equitable remedies to prevent breaches of the merger agreement and to enforce the terms thereof.
Directors’ and Officers’ Indemnification and Insurance (see page 92)
Following the effective time, subject to the limitations set forth in the merger agreement, Nassau will cause the surviving corporation to indemnify Phoenix’s present and former directors, officers and employees, and maintain in effect for a period of six years from the effective time provisions in the surviving corporation’s organizational documents related to indemnification, advancement of expenses and exculpation that are no less favorable to Phoenix’s present and former directors and officers than those set forth in Phoenix’s organizational documents as of the date of the merger agreement. The merger agreement also provides that at or prior to the effective time, Phoenix will purchase a directors’ and officers’ liability “tail” insurance policy with benefits and levels of coverage at least as favorable as Phoenix’s existing policies with respect to matters existing or occurring at or prior to the effective time, subject to the cost and time limitations set forth in the merger agreement.
Delisting and Deregistration of Phoenix Common Stock (see page 77)
As promptly as practicable following the completion of the merger, Phoenix common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Consent Solicitation for Indenture Amendment (see page 93)
Phoenix must, at Nassau’s sole expense, use its reasonable best efforts to amend the terms of Phoenix’s indenture for its 7.45% senior unsecured notes to replace its public filing obligations with reporting obligations more appropriate for a privately held company. Phoenix intends to solicit its bondholders in order to amend such indenture.
Market Prices of Phoenix Common Stock (see page 100)
On September 28, 2015, the last trading day prior to the public announcement of the proposed merger, the closing price per share of Phoenix common stock on the NYSE was $13.03. The closing price of the Phoenix common stock on the NYSE on [•], 2015, the most recent practicable date prior to the filing of this proxy statement, was $[•] per share. You are encouraged to obtain current market prices of Phoenix common stock in connection with voting your shares of Phoenix common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.
Q.
Why am I receiving these proxy materials?

A.
On September 28, 2015, Phoenix entered into the merger agreement providing for the merger of Merger Sub with and into Phoenix, pursuant to which Phoenix will survive the merger as a direct wholly-owned subsidiary of Nassau. You are receiving this proxy statement in connection with the solicitation by the Phoenix Board of proxies from Phoenix stockholders to vote in favor of the merger proposal and the other matters to be voted on at the special meeting.

Q.
What is the proposed transaction?

A.
If the merger proposal is approved by Phoenix stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Phoenix. Phoenix will be the surviving corporation in the merger and will be privately held as a direct wholly owned subsidiary of Nassau.

Q.
What will I receive in the merger if it is completed?

A.
Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $37.50 in cash, without interest, for each share of Phoenix common stock you own. For example, if you own 100 shares of Phoenix common stock, you will be entitled to receive $3,750 in cash in exchange for your shares, without interest. You will not be entitled to receive shares in the surviving corporation or in Nassau.

Q.
Where and when is the special meeting, and who may attend?

A.
The special meeting will be held at One American Row, Hartford, Connecticut 06102-5056 on [•], [•], 2015 at [•], Eastern Time. The meeting room will open at [•], Eastern Time, and registration will begin at that time. Stockholders who are entitled to vote may attend the meeting. Beneficial owners of shares held in “street name” who have not obtained a proxy but who wish to attend the meeting should bring a copy of an account statement reflecting their ownership of Phoenix common stock as of the record date. All stockholders and proxyholders should bring photo identification.

Q.
Who can vote at the Special Meeting?

A.
All Phoenix stockholders of record as of the close of business on [•], 2015, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof. Each share of Phoenix common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [•] shares of Phoenix common stock issued and outstanding.

Q.
What matters will be voted on at the special meeting?

A.
At the special meeting, you will be asked to consider and vote on the following proposals:

•
the merger proposal;

•
the named executive officer merger-related compensation proposal on a non-binding, advisory basis; and

•
the adjournment proposal.

Phoenix will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.
Q.
How does the Phoenix Board recommend that I vote on the proposals?

A.
Phoenix’s Board unanimously recommends that you vote:

•
“FOR” the merger proposal;

•
“FOR” the named executive officer merger-related compensation proposal on a non-binding, advisory basis; and

•
“FOR” the adjournment proposal.

Q.
What vote is required to approve the merger proposal?

A.
The merger proposal will be approved if stockholders holding a majority of the shares of Phoenix common stock outstanding at the close of business on the record date vote “FOR” the proposal.

Q.
What vote is required to approve the other proposals?

A.
Each of the named executive officer merger-related compensation proposal, the approval of which shall be on a non-binding, advisory basis, and the adjournment proposal will be approved if a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting vote “FOR” each such proposal.

Q.
Do you expect the merger to be taxable to Phoenix stockholders?

A.
The exchange of Phoenix common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 103 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.
What other effects will the merger have on Phoenix?

A.
If the merger is completed, Phoenix common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Phoenix will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Phoenix common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, Phoenix common stock will no longer be publicly traded and you will no longer have any interest in Phoenix’s future earnings or growth; each share of Phoenix common stock you hold will represent only the right to receive $37.50 in cash, without interest.

Q.
When is the merger expected to be completed?

A.
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders to adopt the merger agreement, the parties to the merger agreement expect to complete the merger in early 2016. However, Phoenix cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of stockholder approval of the merger proposal and the receipt of certain regulatory approvals, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.

Q.
What happens if the merger is not completed?

A.
If the merger proposal is not approved by Phoenix stockholders, or if the merger is not completed for any other reason, Phoenix stockholders will not receive any payment for their shares of Phoenix common stock in connection with the merger. Instead, Phoenix will remain an independent public company and shares of Phoenix common stock will continue to be listed and traded on the NYSE.

Q.
Do any of Phoenix’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.
Yes. In considering the recommendation of the Phoenix Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Phoenix Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the Phoenix stockholders. See “The Merger Proposal (Proposal 1) — Interests of Phoenix’s Executive Officers and Directors in the Merger.”

Q.
Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.
The SEC rules require Phoenix to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Phoenix’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.
Who is soliciting my vote?

A.
The Phoenix Board is soliciting your proxy, and Phoenix will bear the cost of soliciting proxies. Morrow has been retained to assist with the solicitation of proxies. Morrow will be paid approximately $9,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of Phoenix common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Morrow or, without additional compensation, by certain of Phoenix’s directors, officers and employees.

Q.
What do I need to do now?

A.
Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible to ensure that your shares will be represented and voted at the special meeting.

Q.
How do I vote if my shares are registered directly in my name?

A.
If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and there are four methods by which you may vote your shares at the special meeting:

•
Internet:   To submit a proxy to vote over the internet, go to www.envisionreports.com/pnx and follow the steps outlined on the secured website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote via proxy over the internet. If you submit your vote via proxy over the internet, you do not have to mail in a proxy card.

•
Telephone:   To submit a proxy to vote by telephone, call toll-free 1-800-652-8683 within the United States, Canada and Puerto Rico any time on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your vote via proxy by telephone, you do not have to mail in a proxy card.

•
Mail:   To submit a proxy to vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage paid envelope provided.

•
In Person:   You may attend the special meeting and vote your shares in person, rather than by submitting a proxy to vote your shares by mail, over the internet or by telephone. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to submit a proxy to vote to ensure your vote is counted. You may still attend the meeting and vote in person if you have already submitted a proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by submitting a proxy over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. If you return your signed proxy card to us or vote by submitting your proxy by telephone or over the internet before the special meeting, and you do not subsequently revoke your proxy, we will vote your shares as you direct in such proxy.
Q.
How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.
If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner of shares held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Q.
How do I vote my shares that are held in any employee plans?

A.
If you participate in the Savings and Investment Plan and shares of common stock held in the Common Stock Fund are credited to your individual account under the Savings and Investment Plan, then you will receive a set of the proxy materials through the mail (which will include a voting instruction form). You may then instruct Fidelity, the trustee of the Savings and Investment Plan, how to vote the shares in the Common Stock Fund credited to your individual account, in writing or through another means agreed upon by Fidelity and us. Fidelity will vote your shares in accordance with your instructions, and with respect to each proposal, will vote shares for which it has received no instructions in the same proportion as it votes those shares for which it has received instructions. Voting instructions for the Common Stock Fund shares must be received by [•] to allow sufficient time for the trustee to process voting instructions and submit votes with respect to these shares.

Q.
Can I change or revoke my proxy after it has been submitted?

A.
Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•
submitting another proxy over the internet or by telephone prior to [•] a.m., Eastern Time, on [•], 2015;

•
timely delivering a written notice that you are revoking your proxy to our Secretary;

•
timely delivering a valid, later-dated proxy; or

•
attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions provided to such broker, bank or other nominee.
Q.
How many shares of Phoenix common stock must be present to constitute a quorum for the meeting?

A.
The presence at the special meeting, in person or by proxy, of one-third of the shares of Phoenix common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, the affirmative vote of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Phoenix to additional expense. As of the close of business on the record date, there were [•] shares of Phoenix common stock outstanding. Accordingly, [•] shares of Phoenix common stock must be present or represented by proxy at the special meeting to constitute a quorum.
Q.
What if I abstain from voting on any proposal?

A.
If you attend the special meeting or submit a proxy card, but abstain from voting on any proposal, your shares will still be counted as present for purposes of determining whether a quorum exists, but will not be voted on the proposals. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

Q.
Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?

A.
If you are a stockholder of record and you do not attend the special meeting or sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Phoenix common stock outstanding as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.
What is a broker non-vote?

A.
Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Phoenix common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Phoenix common stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.
Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.
No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.
Q.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Phoenix common stock ?

A.
Yes. If you are a record holder of Phoenix common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “The Merger Proposal (Proposal 1) — Appraisal Rights” beginning on page 77. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

Q.
What happens if I sell my shares of Phoenix common stock before the completion of the merger?

A.
If you transfer your shares of Phoenix common stock, you will have transferred your right to receive the merger consideration in the merger or to demand appraisal rights in connection with the merger. In order to receive the merger consideration or to exercise appraisal rights in connection with the merger, you must hold your shares of Phoenix common stock through the effective time of the merger.

Q.
Should I send in my stock certificates or other evidence of ownership now?

A.
No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of Phoenix common stock for the consideration to be paid to former Phoenix stockholders in connection with the merger. If you are the beneficial owner of shares of Phoenix common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares. Do not send in your stock certificates now.

Q.
What does it mean if I get more than one proxy card or voting instruction card?

A.
If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.
What is householding and how does it affect me?

A.
The SEC’s proxy rules and the DGCL permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Phoenix at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon oral request to either Computershare at (800) 490-4258, or to Phoenix’s Investor Relations Department by e-mail to pnx.ir@phoenixwm.com, by phone at (860) 403-7100 or by written request to Investor Relations, The Phoenix Companies, Inc., P.O Box 5056, One American Row, Hartford, Connecticut 06102-5056.

Q.
When will Phoenix announce the voting results of the special meeting, and where can I find the voting results?

A.
Phoenix intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that Phoenix files with the SEC are publicly available when filed.

Q:
Who can help answer my other questions?

A:
If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow & Co., LLC, which is acting as the proxy solicitation agent for Phoenix in connection with the merger.

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to, or representing management’s beliefs about, future events, transactions, strategies, operations and financial results, including, without limitation, our expectation to provide information within anticipated timeframes and otherwise in accordance with law, the outcome of litigation and claims as well as regulatory examinations, investigations, proceedings and orders arising out of restatements of financial statements and the failure by Phoenix and its wholly owned subsidiary, PHL Variable Insurance Company, to file SEC reports on a timely basis, potential penalties that may result from failure to timely file statutory financial statements with state insurance regulators, and Phoenix’s ability to satisfy its requirements under, and maintain the listing of its shares on, the NYSE. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our ability to maintain a timely filing schedule with respect to our SEC filings is subject to a number of contingencies, including but not limited to, whether existing systems and processes can be timely updated, supplemented or replaced, and whether additional filings may be necessary in connection with the restatements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.phoenixwm.com under “Investor Relations.” You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this proxy statement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this proxy statement. Except as required by law, we do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this proxy statement, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this proxy statement, such statements or disclosures will be deemed to modify or supersede such statements in this proxy statement.
There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the merger agreement; risks related to disruption of management’s attention from Phoenix’s ongoing business operations due to the transactions contemplated by the merger agreement; the effect of the announcement of the proposed merger on Phoenix’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in Phoenix’s Annual Report on Form 10-K for fiscal year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K under “Item 1A. Risk Factors.”

THE PARTIES TO THE MERGER
The Phoenix Companies, Inc.
The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
(860) 403-5000
The Phoenix Companies, Inc., which we refer to in this proxy statement as Phoenix, is a is a holding company founded in 1851 and incorporated in Delaware in 2000.
Phoenix’s principal insurance company subsidiaries are Phoenix Life Insurance Company (“Phoenix Life”), domiciled in New York, and PHL Variable Insurance Company (“PHL Variable”), domiciled in Connecticut. Collectively with Phoenix Life and Annuity Company and American Phoenix Life and Reassurance Company, both domiciled in Connecticut, they are Phoenix’s “Life Companies.” Phoenix’s policyholder base includes both affluent and middle market consumers, with Phoenix’s more recent business concentrated in the middle market.
We operate two businesses segments: Life and Annuity and Saybrus. The Life and Annuity segment includes individual life insurance and annuity products, including our closed block. Saybrus provides dedicated life insurance and other consulting services to financial advisors in partner companies, as well as support for sales of Phoenix’s product line through independent distribution organizations.
Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol PNX. Phoenix’s headquarters are located at One American Row, Hartford, Connecticut 06102-5056, and our telephone number is (860) 403-5000. Our corporate web address is www.phoenixwm.com.
For additional information about Phoenix included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 107.
Nassau Reinsurance Group Holdings, L.P.
Nassau Reinsurance Group Holdings, L.P.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, California 94111
(415) 983-2700
Nassau is an insurance and reinsurance business focused on acquiring and operating onshore and offshore platforms with long tail liabilities in the life, annuity and long term care sectors. Founded by insurance industry executives Phillip J. Gass and Kostas Cheliotis, Nassau received an equity capital commitment of  $750 million in 2015 from private equity funds with over $15 billion of committed capital managed by Golden Gate Private Equity, Inc., a registered investment advisor (“Golden Gate Capital”). With extensive experience both on Wall Street and as investor-operators of onshore and offshore insurance, reinsurance and asset management businesses, Nassau intends to build and grow businesses with a long term view. On October 8, 2015, Nassau announced that it had entered into a definitive agreement to buy the Traditional Insurance business of Universal American Corp.
For additional information, visit www.nsre.com. The information provided on the Nassau website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Nassau’s website provided in this proxy statement.

Merger Sub
Davero Merger Sub Corp.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, California 94111
(415) 983-2700
Nassau formed Merger Sub, a Delaware corporation and a direct wholly owned subsidiary of Nassau, on September 25, 2015, and its sole purpose is to engage in the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in the merger agreement. All of the outstanding shares of capital stock of Merger Sub is, and as of the effective time of the merger will be, owned directly or indirectly by Nassau. Upon completion of the merger, Merger Sub will merge with and into Phoenix, and Merger Sub will cease to exist.

THE SPECIAL MEETING
This proxy statement is being provided to the Phoenix stockholders as part of a solicitation by the Phoenix Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.
Date, Time and Place
The special meeting is scheduled to be held at One American Row, Hartford, Connecticut 06102-5056 on [•], [•], 2015 at [•], Eastern Time.
Purpose of the Special Meeting
At the special meeting, Phoenix stockholders will be asked to consider and vote on the following proposals:
•
the merger proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 31 and 82, respectively;

•
the named executive officer merger-related compensation proposal, which approval shall be on a on a non-binding, advisory basis, as further discussed under “The Merger Proposal (Proposal 1) — Interests of Phoenix’s Executive Officers and Directors in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 65 and 98, respectively; and

•
the adjournment proposal.

Phoenix will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.
Phoenix stockholders must approve the merger proposal as a condition to the completion of the merger. If the Phoenix stockholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Phoenix, Nassau or the surviving corporation. Accordingly, because Phoenix is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.
Other than the matters described above, Phoenix does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.
Recommendation of the Phoenix Board of Directors
The Phoenix Board has unanimously determined that it is in the best interests of the stockholders of Phoenix to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement and the merger. A description of factors considered by the Phoenix Board in reaching its decision to approve and declare advisable the merger agreement can be found in “The Merger Proposal (Proposal 1) — Recommendation of the Phoenix Board and Reasons for the Merger” beginning on page 43.
The Phoenix Board unanimously recommends that the Phoenix stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Phoenix stockholders must vote to approve the merger proposal as a condition for the merger to occur. If the Phoenix stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.
Record Date; Stockholders Entitled to Vote
Only holders of Phoenix common stock at the close of business on [•], 2015, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [•] shares of Phoenix common stock were issued and outstanding.
Holders of Phoenix common stock are entitled to one vote for each share of Phoenix common stock they own at the close of business on the record date.
Quorum
The presence at the special meeting, in person or by proxy, of the holders of one-third of the shares of Phoenix common stock outstanding at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, the affirmative vote of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Phoenix to additional expense.
If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the special meeting.
Required Vote
The approval of the merger proposal requires the affirmative vote of a majority of the shares of Phoenix common stock outstanding at the close of business on the record date.
Approval of each of the named executive officer merger-related compensation proposal, which approval shall be on a non-binding, advisory basis, and the adjournment proposal requires the affirmative vote of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal, which approval shall be on a non-binding, advisory basis, and (iii) approval of the adjournment proposal.
Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Phoenix common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

Failure to Vote
If you are a stockholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.
As discussed above, under NYSE rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted as present in person or by proxy at the special meeting or counted as present for purposes of determining whether a quorum exists.
A failure to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Phoenix common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.
Voting by Phoenix’s Directors and Executive Officers
At the close of business on the record date, directors and executive officers of Phoenix and their affiliates were entitled to vote [•] shares of Phoenix common stock, or approximately [•]% of the shares of Phoenix common stock issued and outstanding on that date. Phoenix’s directors and executive officers have informed us that they intend to vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of Phoenix’s directors and executive officers is obligated to do so.
Voting at the Special Meeting
If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and there are four methods by which you may vote your shares at the special meeting. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card, or you may vote your shares by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the proxy card by mail, through the internet, or by telephone. If you choose to submit a proxy to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. Although Phoenix offers four different voting methods, Phoenix encourages you to submit a proxy to vote over the internet or by telephone to ensure that your shares are represented and voted at the special meeting.
•
To Vote in Person:   If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

•
To Submit a Proxy to Vote Over the Internet:   To submit a proxy to vote over the internet, go to www.envisionreports.com/pnx and follow the steps outlined on the secured website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote via proxy over the internet. If you submit your proxy to vote over the internet, you do not have to mail in a proxy card.

•
To Submit a Proxy by Telephone:   To submit a proxy to vote by telephone, call toll-free 1-800-652-8683 within the United States, Canada and Puerto Rico any time on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card.

•
To Submit a Proxy by Mail:   To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Phoenix common stock to be voted with regard to a particular proposal, your shares of Phoenix common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted.
If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.
If you participate in The Phoenix Companies, Inc. Savings and Investment Plan and shares of common stock held in the Common Stock Fund are credited to your individual account under the Savings and Investment Plan, then you will receive a set of the proxy materials through the mail (which will include a voting instruction form). You may then instruct Fidelity, the trustee of the Savings and Investment Plan, how to vote the shares in the Common Stock Fund credited to your individual account, in writing or through another means agreed upon by Fidelity and us. Fidelity will vote your shares in accordance with your instructions, and with respect to each proposal, will vote shares for which it has received no instructions in the same proportion as it votes those shares for which it has received instructions. Voting instructions for the Common Stock Fund shares must be received by [•] to allow sufficient time for the trustee to process voting instructions and submit votes with respect to these shares.
Stockholders who are entitled to vote at the special meeting may attend the special meeting. Beneficial owners who have not obtained a proxy but who wish to attend the special meeting should bring a copy of an account statement reflecting their ownership of Phoenix common stock as of the record date. All stockholders and proxyholders should bring photo identification.
Revocation of Proxies
You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:
•
submitting another proxy over the internet or by telephone prior to [•] a.m., Eastern Time, on [•], 2015;

•
timely delivering a written notice that you are revoking your proxy to our Secretary;

•
timely delivering a valid, later-dated proxy; or

•
attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.
Solicitation of Proxies
The Phoenix Board is soliciting your proxy, and Phoenix will bear the cost of soliciting proxies. Morrow has been retained to assist with the solicitation of proxies. Morrow will be paid approximately $9,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and related services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Phoenix common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow or, without additional compensation, by certain of Phoenix’s directors, officers and employees.
Adjournment
In addition to the merger proposal and the named executive officer merger-related compensation proposal, Phoenix stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Whether or not a quorum is present, the affirmative vote of the holders of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting may adjourn the special meeting to another place, date or time. In addition, the special meeting could be postponed before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.
The Phoenix Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.
Other Information
You should not return your stock certificate or send documents representing Phoenix common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Phoenix common stock for the consideration to be paid to the former Phoenix stockholders in connection with the merger.
Questions
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Morrow & Co. LLC, our proxy solicitor, by calling [•] (for domestic stockholders) or [•] (for international stockholders).

THE MERGER PROPOSAL
(PROPOSAL 1)
The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement.
Structure of the Merger
Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Phoenix, the separate corporate existence of Merger Sub will cease and Phoenix will survive the merger as a direct wholly owned subsidiary of Nassau.
Merger Consideration — What Stockholders Will Receive in the Merger
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each outstanding share of Phoenix common stock (other than any shares that may be held in the treasury of Phoenix, by Nassau or by any direct or indirect wholly-owned subsidiary of Nassau or Phoenix, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) will be automatically converted into the right to receive $37.50 in cash, without interest. After the merger is completed, holders of Phoenix common stock will have only the right to receive a cash payment in respect of their shares of Phoenix common stock, and will no longer have any rights as holders of Phoenix common stock, including voting or other rights. Shares of Phoenix common stock held by us or by Nassau, Merger Sub or any of Phoenix’s or Nassau’s other direct or indirect wholly owned affiliates will be cancelled at the effective time.
Treatment of Phoenix Equity Awards
The merger agreement provides that outstanding equity-based awards issued under Phoenix’s equity incentive plans will be treated as set forth below:
Immediately before the effective time, because each outstanding option to purchase shares of Phoenix common stock held by any current or former employee or director, whether vested or unvested, has an exercise price equal to or greater than $37.50, each such option will be cancelled without any payment for the option. Immediately before the effective time, each outstanding Stock Unit, whether vested or unvested, will be cancelled, and the holder will receive, at or promptly after the effective time, an amount in cash, without interest and less any required withholding taxes, equal to the product of  (i) the number of shares of Phoenix common stock previously subject to the Stock Unit and (ii) $37.50.
Effects on Phoenix if the Merger Is Not Completed
If the merger proposal is not approved by Phoenix stockholders or if the merger is not completed for any other reason, Phoenix stockholders will not receive any payment for their shares in connection with the merger. Instead, Phoenix will remain an independent public company and shares of Phoenix common stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, Phoenix expects that management will operate Phoenix’s business in a manner similar to that in which it is being operated today and that Phoenix stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Phoenix operates and adverse economic conditions. Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is possible that the price of Phoenix’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Phoenix’s common stock would return to the price at which it trades as of the date of this proxy statement. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Phoenix’s common stock.
Further, if the merger agreement is terminated under specified circumstances, Phoenix may be required to pay Nassau a termination fee of  $10,300,000 or reimburse Nassau’s reasonable, documented out-of-pocket expenses up to $2,000,000 (provided that, if the expense reimbursement is made it will reduce any termination fee that becomes payable), or Phoenix may be entitled to seek and recover monetary damages of up to $20,000,000 from Nassau under specified circumstances. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 96 for a discussion of the circumstances under which such fees, expenses or damages may be payable.
Background of the Merger
The Company’s senior management and Board regularly review and assess the Company’s operations and financial performance and industry conditions and related regulatory developments as they may impact the Company’s long-term strategic goals and plans. As part of this ongoing strategic evaluation, the Board, together with the Company’s senior management team, considers potential opportunities to enhance stockholder value, which has from time to time included an evaluation of potential business combinations and other financial and strategic alternatives.
On November 8, 2012, the Company disclosed that it would need to restate its previously issued audited financial statements for the years ended December 31, 2011, 2010 and 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited financial statements for the quarterly periods ended June 30, 2012, March 31, 2012 and September 30, June 30 and March 31 of 2011 included in the Company’s Quarterly Reports on Form 10-Q.
Throughout the period during which the Company was completing its restatement in 2013 and early 2014, the Company engaged in periodic discussions with a number of parties that approached the Company on an unsolicited basis about the possibility of exploring a potential strategic transaction. The Board, together with Goldman Sachs, its financial advisor, met from time to time throughout this time period to discuss the inquiries the Company received, as well as the status of the Company’s restatement and remediation efforts. Representatives of Simpson Thacher & Bartlett LLP (“STB”), the Company’s outside legal advisor, attended a number of these meetings. In addition, in January of 2013, the Company invited Sandler O’Neill, because of, among other things, its extensive experience as a financial advisor in the life and annuity industry, to present its views on potential strategic alternatives for the Company so as to provide the Board with multiple perspectives on the industry, the merger and acquisition landscape and strategic alternatives for the Company.
At a number of the Board’s meetings during this time period, representatives of Sandler O’Neill and/or Goldman Sachs reviewed for the Board the profiles of those parties that had expressed interest in pursuing a transaction with the Company and the general environment for mergers and acquisition activity in the life insurance and annuity sector. The Board discussed the advantages and disadvantages of pursuing a possible sale of the Company, both in the context of the general environment as well as in the context of the Company’s specific circumstances, including that the Company was not then a current SEC filer and was involved in a substantial restatement process.
On April 1, 2014, the Company filed its restatement of previously issued audited financial statements as part of its annual report on Form 10-K for the year ended December 31, 2012. The Company continued to work on its remediation efforts and becoming current in its SEC filings, which was expected to occur later in 2014.
On May 21, 2014, the Board held a regularly scheduled meeting where it further discussed the status of the discussions with a number of the parties that had expressed interest over the course of the past year. At this meeting, representatives of Sandler O’Neill and Goldman Sachs reviewed with the Board other parties that may be interested in pursuing a transaction with the Company, as well as process alternatives available to the Board if it decided to pursue a potential sale of the Company. Also at this meeting, representatives of STB advised the Board members of their fiduciary duties and other legal considerations under Delaware law. In this regard, representatives of STB discussed with the Board considerations related to requiring potentially interested parties to agree to a standstill arrangement in a non-disclosure and standstill agreement (an “NDA”) with a provision that would prohibit the counterparty from asking the Company to waive such standstill arrangement (often referred to as a “don’t ask, don’t waive” provision). In addition, the Board discussed the prospects of entering into a potential sale transaction prior to the Company becoming current in its SEC filings and potential implications that not then being a current SEC filer could have on a possible sale process.

The Company formally executed an engagement letter with Goldman Sachs on July 7, 2014 and with Sandler O’Neill on July 8, 2014.
On July 17, 2014, the Board again held a regularly scheduled meeting where it discussed the possibility of formally engaging in a strategic process to explore a potential sale of the Company. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. Representatives from Sandler O’Neill and Goldman Sachs discussed with the Board possible outreach plans for soliciting proposals from potentially interested parties. Representatives of Sandler O’Neill and Goldman Sachs presented their views on those parties it considered most likely as having an interest in a potential transaction with the Company, as well as their views on the possibility of such parties’ having the ability to fund a transaction and to successfully obtain regulatory approvals. These parties included potential strategic acquirers as well as potential financial buyers. The Board discussed various advantages and disadvantages associated with engaging in a broader strategic process and the potential structure of such process were it to initiate one, including the possibility of announcing publicly that it was engaged in a review of strategic alternatives. Following this discussion, the Board determined that the Company should proceed with a strategic process to explore a potential sale of the Company by initiating contact with ten parties discussed at this meeting, which were the parties considered by the Board to be the most likely to have an interest and the ability to pursue an acquisition of the Company.
Following this Board meeting, throughout the remainder of July 2014, at the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs invited the parties discussed at the Board meeting to participate in the Company’s strategic process, which included parties that had previously expressed interest in the Company during 2013 and early 2014 (we refer to this process in this proxy statement as the “2014 Strategic Process”). By early August 2014, the Company had executed NDAs and was in discussions with seven of these parties (three parties invited to explore a potential transaction with the Company either did not respond to the invitation to participate in the process or declined to execute an NDA). The NDAs entered into by the Company throughout its 2014 Strategic Process contained a standstill agreement with a “don’t ask, don’t waive” provision.
On July 30, 2014, various news outlets reported that the Company had engaged Sandler O’Neill and Goldman Sachs to explore a sale and that such sale process had launched in July of 2014.
After the reports surfaced on July 30, 2014, over ten additional parties contacted Sandler O’Neill or Goldman Sachs to discuss exploring a potential transaction with the Company, and the Company determined that a number of such parties were credible potential acquirers of the Company, in that they appeared to have knowledge of the industry and its regulatory environment and the financial capability to pursue a transaction, and they were invited to participate in the 2014 Strategic Process.
At the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs communicated to all of the parties who were participating in the 2014 Strategic Process that the Company set a deadline of September 4, 2014 for the submission of written preliminary indications of interest with details of such interest.
Between September 4, 2014 and September 8, 2014, the Company received seven indications of interest for the potential acquisition of the Company.
On September 8, 2014, the Board held a special meeting to review such indications of interest. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. The Board, together with its advisors and members of the Company’s senior management team, discussed the terms of each indication of interest and the profiles of the parties who submitted such indications. The Board also discussed that any potential sale transaction likely would not be executable until the Company had become, or was very near becoming, current in its SEC filings, which was anticipated to be towards the end of 2014. The Board determined to engage in more detailed discussions with, and provide additional due diligence information to, six of the parties that had submitted indications of interest (one party was not invited to participate in the next phase of the Company’s process as a result of its price indication being on the low end of those received and the lack of engagement that such party had evidenced during the prior month).
Throughout the remainder of September and into early October, the Company provided additional due diligence information to the parties participating in the 2014 Strategic Process, which included holding meetings between representatives of such parties and representatives of the Company, including meetings where Mr. James Wehr, the Company’s chief executive officer, participated. Also during this time period, the Board met with representatives of management, Sandler O’Neill, Goldman Sachs and STB on September 17, 2014 and October 16, 2014 to discuss the status of the strategic process and provide direction to members of management and the financial and legal advisors in connection therewith.
In mid to late October 2014, at the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs sent forms of a merger agreement to the parties who remained in the 2014 Strategic Process with instructions to submit revised proposals together with any comments they may have to the draft merger agreement by October 31, 2014. At this point, there were three parties still engaged with the Company, as the other parties previously involved had either (i) communicated to the Company that they were no longer interested in pursuing a potential acquisition of the Company or (ii) informed the Company that they would have to substantially revise downward their preliminary indications of interest (such that the Company determined to discontinue communications with such parties).
On October 31, 2014, the Company received proposals from each of the three parties that remained interested in exploring a potential acquisition of the entire Company, as well as a proposal from a party interested in acquiring a portion of the Company’s assets. The three parties that expressed interest in a whole Company transaction also submitted on October 31, 2014 their comments to the Company’s draft of the merger agreement.
The Board held special meetings on November 3, 2014 and November 5, 2014 to discuss the indications of interest received by the Company with its advisors and the Company’s senior management team. After discussions at these meetings, the Board determined not to move forward with the party that was only interested in acquiring a portion of the Company’s assets but to focus on the three parties that continued to express an interest in a whole company acquisition. The Board further determined that none of these three parties had sufficiently distinguished themselves and that each should be asked to improve their proposals and submit revised bids by December 5, 2014, which was on or about the time that the Company expected to become a current SEC filer.
Following this Board meeting, representatives of Sandler O’Neill spoke with representatives of each of the three potential acquirors to request improved proposals by December 5, 2014. At this time, one such party stated it was no longer interested in a transaction. One of the two remaining parties, which we hereinafter refer to as “Bidder 1”, stated that it would be willing to submit a revised proposal in advance of December 5, 2014 if the Company would be willing, in exchange for an improved proposal, to consider Bidder 1 as its preferred acquirer and discuss Bidder 1’s proposal with the Company’s insurance regulators, which Bidder 1 had indicated was a condition to its executing definitive agreements for the acquisition of the Company. Representatives of Sandler O’Neill stated that they would discuss any revised proposal with the Company, and on November 7, 2014, representatives of Bidder 1 called representatives of Sandler O’Neill to indicate that it would increase its proposed price to $66.00 per share in cash, which was the highest proposed price per share of the three potential acquirers that had submitted proposals on October 31, 2014. Bidder 1 indicated that its revised proposal continued to be subject to completion of its due diligence review and also was subject to the outcome of discussions with the Company’s insurance regulators.
Following receipt of the revised proposal from Bidder 1, the Company’s senior management team, including Mr. Wehr, held multiple discussions with its advisors and Mr. John Forsgren, the Chairman of the Board, to consider whether to schedule meetings with the Company’s insurance regulators regarding Bidder 1’s interest in acquiring the Company at which representatives of Bidder 1 would be invited to attend. They also discussed the viability of the other party that was still involved in the Company’s strategic process, including the lack of certainty around such other party’s ability to obtain the requisite equity financing and regulatory approval. These matters were further discussed with the Board at a special meeting it held on November 13, 2014, and the Board concluded that the Company should move forward with Bidder 1 at this time but that it would not foreclose re-engaging with other parties.
On November 21, 2014, the Company filed its quarterly report on Form 10-Q for the quarter ended September 30, 2014 with the SEC and became a current filer with the SEC.

Throughout the balance of November 2014 and continuing through the end of January 2015, Bidder 1 continued its due diligence investigation, and the Company and Bidder 1 continued to negotiate the definitive documentation for a potential acquisition of the Company at $66.00 per share in cash. In addition to negotiating the definitive agreements, representatives of the Company, including Mr. Wehr, and representatives of Bidder 1 held meetings with the Connecticut Insurance Department (“CID”) and the New York Department of Financial Services (“NYDFS”) regarding the potential transaction and possible conditions that such regulators would impose on Bidder 1 as a condition to approving its acquisition of the Company.
During the period of time from the October 31, 2014 submission of proposals through February 1, 2015, as representatives of the Company and Bidder 1 engaged in the foregoing efforts to finalize a transaction at the $66.00 per share proposal submitted by Bidder 1, the Phoenix common stock traded at a price per share range of  $57.10 to $70.92.
By the end of January 2015, representatives of Bidder 1 noted to representatives of the Company that they believed Bidder 1 was close to completing all of its due diligence review and that it was nearly satisfied with its discussions with the CID and NYDFS. However, on February 6, 2015, representatives of Bidder 1 called Mr. Wehr to inform him that they were instructed by their parent company to withdraw Bidder 1’s consideration of a potential acquisition of the Company because such parent company had determined that it was re-evaluating its strategic direction with respect to Bidder 1.
Also on February 6, 2015, the Company publicly disclosed that it needed to restate the Company’s previously issued audited consolidated financial statements for periods in 2013, which the Company intended to do on the 2014 Form 10-K. Representatives of Bidder 1 stated that the Company’s need to restate these financial statements was not the reason behind the withdrawal of its interest.
On February 9, 2015, the Board held a special meeting to discuss its strategic process in light of Bidder 1 withdrawing its proposal and the fact that no other parties from the 2014 Strategic Process remained engaged with the Company. The Board also discussed the Company’s need to complete its then current financial restatement expeditiously. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at this meeting. After discussion, the Board determined that the Company should terminate its 2014 Strategic Process and focus on, among other business priorities, achieving the restatement on a timely basis and continuing to remediate its accounting processes, although the Company should remain open to any inbound indications of interest, as it was prior to the initiation of the 2014 Strategic Process.
Following this meeting and through March 2015, representatives of the Company received two inbound inquiries regarding a potential transaction with the Company. The first inquiry was from a party we refer to in this proxy statement as “Bidder 2”. Mr. Wehr and representatives from Sandler O’Neill held an in-person meeting with representatives of Bidder 2 shortly after the receipt of its inquiry to have preliminary discussions regarding Bidder 2’s interest and the Company provided Bidder 2 with access to diligence information. In addition, Bidder 2 was asked to submit a preliminary proposal by March 31, 2015 in order for the Company to better evaluate whether it would be willing to engage in more in-depth discussions with such party. The second inquiry was related to a potential investment of capital into the Company in the form of preferred convertible stock from a party that had participated in the 2014 Strategic Process, and representatives of the Company also engaged in preliminary conversations with such party.
On March 18, 2015, the Board held a regularly scheduled meeting where it discussed the expressions of interest from each of these two parties. Representatives of the Company’s management, STB, Sandler O’Neill and Goldman Sachs were also in attendance. At the meeting, representatives of Sandler O’Neill reviewed with the Board the profile of Bidder 2 and also reviewed the terms of the capital investment proposal of the party that previously participated in the 2014 Strategic Process. After discussion of Bidder 2’s profile, the Board concluded that management should continue to engage in preliminary discussions with Bidder 2 pending its potential submission of an indication of interest. Further, after discussion regarding the capital investment proposal, the Board determined that the terms of such proposal were unattractive to the Company and the Company should not engage in any further discussions at this time with the party that submitted that proposal unless it were willing to propose terms that were more favorable to the Company. The party that submitted this capital investment proposal did not subsequently revise its proposal.

On March 31, 2015, the Company filed its annual report for the year ended December 31, 2014 on Form 10-K and became a current filer with the SEC. Also on this date, the Company held a conference call to present its fourth quarter and full year 2014 financial results. The results presented included a net loss for the year ended December 31, 2014 and a decline in holding company liquidity, primarily related to elevated expenses as a result of the restatement and remediation efforts throughout 2014. The trading price of the Phoenix common stock declined 79% from $56.07 per share on March 30, 2015, the last trading day prior to the release of financial results, to $11.76 per share on August 25, 2015, which was the lowest per share trading price of the Phoenix common stock between March 31, 2015 and date on which the merger agreement was signed; during this time, the Company also announced a one-time legal settlement charge to the Company of  $48.5 million and filed its first quarter 2015 unaudited financial statements, which reflected a net loss for such quarter.
Also on March 31, 2015, Bidder 2 submitted a non-binding letter of interest proposing to acquire the Company in a merger transaction.
On April 6, 2015, the Board held a special meeting to discuss Bidder 2’s March 31, 2015 proposal, as well as the market’s reaction to the Company’s recent presentation of financial results. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. Representatives of Sandler O’Neill described Bidder 2’s proposal to the Board and noted that the proposal lacked specificity on a number of potential issues, including Bidder 2’s perspectives on how it would achieve regulatory approval for an acquisition of the Company. After further discussion, the Board determined that the Company should remain engaged with Bidder 2 and seek to further evaluate the potential for Bidder 2 to achieve regulatory approval.
On April 20, 2015, Mr. Wehr held an in-person meeting with Phillip Gass and Kostas Cheliotis, former principals of Fidelity and Guaranty Life where Messrs. Gass and Cheliotis informed Mr. Wehr that they had formed an insurance and reinsurance platform called Nassau Reinsurance Group (“Nassau”). Messrs. Gass and Cheliotis indicated that Nassau would have initial capital commitments of about $750 million from various funds managed by Golden Gate Capital, a private investment firm with more than $15 billion of capital under management, with a mandate to build Nassau’s business. Messrs. Gass and Cheliotis further indicated to Mr. Wehr that Nassau would be interested in discussing a potential transaction to acquire the Company. On May 1, 2015, the Company entered into an NDA with Nassau and began to provide diligence materials to Nassau.
During the first several weeks of May 2015, in addition to providing preliminary diligence materials to Nassau, representatives of the Company received additional inbound inquiries from two parties who had previously participated in the 2014 Strategic Process and another party who had not participated in the 2014 Strategic Process. In addition, on May 12, 2015, the Company held an earnings call to discuss the results of its operations for the first quarter of 2015, where it was reported that the Company’s results were negatively impacted during such quarter by the previously announced litigation charge and adverse mortality, which had resulted in a decline in statutory surplus. The per share trading price of the Phoenix common stock continued to decline during this period of time. Also on May 12, 2015, Nassau submitted a preliminary indication of interest to acquire the Company for a price between $37.00 and $43.00 per share.
On May 20, 2015, the Board held a special meeting to discuss the possibility of initiating a new process for a potential sale of the Company. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. Representatives of Sandler O’Neill and Goldman Sachs discussed with the Board various considerations associated with the possibility of re-engaging in a strategic process at this time, including the inbound indications of interest received by the Company, the profiles of the potential buyers and the current financial condition of the Company. The Board discussed various improvements made by the Company since the 2014 Strategic Process was terminated, including that the Company (i) had completed its previously announced restatement and made further progress on its remediation efforts, (ii) had reached an agreement to settle two lawsuits facing the Company, (iii) was executing, subject to regulatory approval, an intercompany reinsurance agreement to improve the risk-based capital ratio of the Company’s insurance subsidiaries and (iv) had made progress in its ongoing efforts to reduce its operating expenses. The Board also discussed various challenges that were now facing the Company, including (a) that the Company’s financial condition had weakened over the past two quarters, which had resulted in net losses for the Company in the fourth quarter of 2014 and the first quarter of 2015, (b) the declines in risk-based capital ratios of the Company’s insurance subsidiaries, especially in PHL Variable, (c) the outstanding litigation that the Company continued to face, (d) the constraints on the Company’s capital flexibility and ability to write new business, as a result of such factors as the Company’s current ratings, and (e) the uncertainty that still remained with respect to the costs and timing of completing the Company’s remediation plan. Representatives of Sandler O’Neill and Goldman Sachs also noted that the trading price of the Phoenix common stock had experienced recent and significant decline, which was a likely driver of the inbound inquiries the Company had received. The Board discussed all of these factors in the context of whether to initiate a new strategic process at this time.
Also at this meeting, representatives of Sandler O’Neill and Goldman Sachs discussed with the Board various alternative methods for conducting a strategic process in the event the Board was to commence a process. The Board discussed the familiarity it had with the parties who may be interested in exploring the possibility of acquiring the Company as a result of the 2014 Strategic Process, among other things.
Following discussion, the Board determined that it would be prudent and in the Company’s and its stockholders’ best interests to initiate a new process for the potential sale of the Company notwithstanding the Company’s recent share price decline since the end of the first quarter of 2015. The Board further concluded that this new process should be a targeted process whereby the Company would engage with a relatively small number of potential bidders who were most likely to have a willingness and ability to pursue an acquisition of the Company. This process would include parties that were involved in the 2014 Strategic Process as well as Nassau and Bidder 2.
In the weeks immediately following the May 20, 2015 Board meeting, at the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs discussed with approximately ten parties (including those parties that had reached out to the Company prior to May 20, 2015) the possibility of exploring a potential acquisition of the Company. Also during this time, Mr. Wehr spoke with one party who had participated at times during the Company’s 2014 Strategic Process to determine whether such party would be interested in again evaluating a potential acquisition of the Company. At the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs informed each party that expressed interest in participating in the Company’s strategic process that such party should submit a preliminary indication of interest by June 15, 2015. The NDAs entered into with interested parties following the May 20, 2015 Board meeting provided that the “don’t ask, don’t waive” aspect of the standstill provision did not apply after the Company executed and announced a merger agreement (or similar acquisition agreement). As of the date of this proxy statement, only one party (other than Nassau and Sponsor) continued to be bound by an NDA that contained a “don’t ask, don’t waive” provision (which party is Bidder 2).
Between June 12, 2015 and June 15, 2015, the day on which the indications of interest were due, the Company received indications of interest to acquire the Company on an all-cash basis from four parties, which included proposals from Nassau, Bidder 2 and two additional parties that we refer to in this proxy statement as Bidder 3 and Bidder 4. Nassau’s indication of interest set forth on a non-binding basis a proposed price range of between $37.00 and $43.00 per share for an acquisition of the Company. Bidder 3’s indication of interest proposed a price range that was close to, but still below Nassau’s range, and Bidder 2 and Bidder 4 proposed prices below that of Nassau’s and Bidder 3’s indication of interest.
On June 18, 2015, the Board held a special meeting to discuss the strategic process. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were in attendance. Representatives of Sandler O’Neill and Goldman Sachs updated the Board on the strategic process and presented to the Board the details of the four indications of interest received by the Company between June 12, 2015 and June 15, 2015. Representatives of Sandler O’Neill and Goldman Sachs also described the due diligence efforts of the various parties that submitted bids, during the course of which it was noted that Nassau appeared to be the furthest along in its due diligence efforts. Representatives of Sandler O’Neill and Goldman Sachs also discussed with the Board the current environment for mergers and acquisitions, especially in the life insurance and annuity sector. The Board discussed these matters as well as the current risks and opportunities facing the Company. Following discussion, the Board determined to continue pursuing its strategic process with Nassau and Bidder 3 and to communicate to each of Bidder 2 and Bidder 4, which bidders had submitted the lowest proposed prices, that the Company would cease further engagement with such bidder unless it was prepared to make a significant increase in its proposed price per share.

Following this Board meeting, at the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs communicated to each of Bidder 2 and Bidder 4 that its proposal was not competitive and that the Company would discontinue engagement unless its proposal was improved. Around the same time, as instructed by the Company, representatives of Sandler O’Neill and Goldman Sachs indicated to Nassau and Bidder 3 that the Company would continue to provide due diligence information and that it expected each party to be substantially complete with its due diligence and submit an updated proposal on July 14, 2015.
Following these discussions, representatives of Bidder 2 indicated a willingness to increase its proposed price per share and Bidder 2 was thereby permitted to remain in the Company’s strategic process. There were no further proposals received from Bidder 4. Throughout this period up until the July 14, 2015 deadline for revised proposals, representatives of the Company continued to provide due diligence information and hold periodic due diligence meetings with each of the remaining three interested parties participating in the Company’s strategic process.
On July 14, 2015, the Company received revised indications of interest to acquire the Company on an all-cash basis from three parties: Nassau, Bidder 2 and Bidder 3. Nassau’s non-binding price indication at this time was $37.50 per share, and was the highest of the three proposals received. In addition, Nassau expressed its willingness to make a post-closing contribution of new capital into the Company and a desire to participate jointly in meetings with the Company’s insurance regulators regarding the potential transaction approval process. Nassau also requested that the Company enter into an exclusivity arrangement with Nassau.
On July 16, 2015, the Board held a regularly scheduled meeting where it discussed the revised proposals from the potential acquirors. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present. At the meeting, representatives of Sandler O’Neill and Goldman Sachs summarized for the Board the revised proposals, the profile of each of the bidders and the remaining due diligence and other items that each bidder stated it needed to complete prior to being prepared to execute a definitive merger agreement with the Company. At the meeting, members of the Company’s senior management team and the Company’s advisors indicated their belief that Nassau was the furthest along in the completion of its due diligence and had stated that it only had a limited amount of remaining items to review to complete its due diligence process. The Board also discussed potential regulatory approval issues, including that Bidder 2’s proposal had lacked specificity as to how it would address the potential regulatory challenges associated with obtaining approval from NYDFS and CID in connection with a potential transaction. Following discussion, the Board determined it should not move forward any further with Bidder 2 in light of, among other things, the fact that its proposed price was less than that proposed by Nassau and that it appeared to still need to complete a significant amount of work to be in a position to execute a definitive merger agreement with the Company. The Board determined that it would continue to move forward with Nassau and Bidder 3 in an effort to have each party complete its remaining material due diligence items and put forward its final proposal following such completion. In addition, the Board determined that although it would not agree to an exclusive arrangement with Nassau it was prepared to agree to Nassau’s request to hold discussions with the Company’s insurance regulators if Nassau were to further improve its proposed per share price in a meaningful respect.
Between July 16, 2015 and July 17, 2015, representatives of Sandler O’Neill and Goldman Sachs delivered the messages to each of the parties as directed by the Board, including informing representatives of Nassau that the Company would consider jointly approaching the insurance regulators with Nassau in the event that Nassau was to increase its proposed price per share.
On July 17, 2015, representatives of Nassau called representatives of Sandler O’Neill to indicate that it would increase its proposed price per share to $40.00 in exchange for the Company agreeing to schedule joint meetings among the Company, Nassau, CID and NYDFS and that it would commit to such insurance regulators that Nassau would contribute $100 million into the Company after the consummation of the merger as part of its proposal to achieve regulatory approval for an acquisition of the Company. Representatives of Nassau then reiterated its request to enter into an exclusivity agreement. In response, representatives of Sandler O’Neill indicated to representatives of Nassau that, with the price increase, the Company would schedule meetings with the insurance regulators but that the Board was not willing to enter into an exclusivity agreement.

Thereafter, during the last two weeks of July and the first week of August representatives of the Company and Nassau discussed a plan to approach the insurance regulators and Nassau continued to finalize its due diligence review of the Company. In addition, during this time period, representatives of Nassau’s counsel, Debevoise & Plimpton LLP (“Debevoise”) and representatives of STB discussed the outline of the merger agreement, and on July 29, 2015 STB sent a proposed draft of the merger agreement to Debevoise.
Also during this time period representatives of the Company continued to support Bidder 3’s due diligence review, which continued to focus on high-level valuation related matters. In addition, although, at the Company’s direction, representatives of Sandler O’Neill and Goldman Sachs indicated to Bidder 2 that the Company would not be pursuing a transaction with Bidder 2 any further, following a request by representatives of Bidder 2, representatives of STB, Sandler O’Neill and Goldman agreed, following consultation with Messrs. Wehr and Forsgren, to a meeting with representatives of Bidder 2. During this meeting, which was held on July 27, 2015, representatives of Bidder 2 discussed their views on Bidder 2’s ability to obtain regulatory approval for an acquisition of the Company as well as its contemplated process for completing its due diligence review. Bidder 2 did not put forth a revised proposal at this time, nor did Bidder 2 further reach out to representatives of the Company following this meeting in an effort to re-engage in the Company’s strategic process.
On August 6, 2015, representatives of the Company and Nassau met with representatives of CID, and on August 10, 2015, representatives of the Company and Nassau met with representatives of NYDFS, to discuss, in each case, the potential transaction between the Company and Nassau. At each meeting, Nassau communicated to the insurance regulators its commitment to preserve and grow the Company. In addition, Nassau presented multiple conditions it would be willing to accept in order to obtain such regulator’s approval of the transaction, including Nassau’s commitment: (i) to make a capital commitment of $100 million and to agree to operate subsidiaries of the Company at specified minimum capital ratios for specified periods of time following the closing, (ii) to agree to certain restrictions, for a specified period of time following the closing, on shareholder dividends from the Company’s insurance subsidiaries in specified circumstances, (iii) to agree to restrictions relating to the type of investment assets that the Company’s insurance subsidiaries would hold under specified circumstances, and (iv) to commit to specified minimum employment levels, headquarters location and reporting requirements.
On August 13, 2015, the Board held a special meeting to discuss the status of its strategic process. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at this meeting. At the meeting, representatives of Sandler O’Neill and Goldman Sachs updated the Board on the progress made with Nassau and Bidder 3, including Nassau’s increase in its proposed price per share in exchange for the Company facilitating meetings among it, Nassau and the Company’s insurance regulators to discuss the potential transaction with Nassau. Representatives of Sandler O’Neill and Goldman Sachs also updated the Board on the meeting with Bidder 2 held on July 27, 2015 and noted that Bidder 2 had not communicated any further with the Company after such meeting. Mr. Wehr summarized for the Board the meetings with CID and NYDFS and discussed with the Board that in order to better develop a view as to the approvability of a transaction between the Company and Nassau, further discussions were needed with such insurance regulators, particularly NYDFS, regarding the potential conditions that they would impose in approving a transaction between the Company and Nassau. At this Board meeting, members of the Company’s management also discussed with the Board the status of the due diligence review being conducted by each of Nassau and Bidder 3, which continued to include both confirmatory due diligence reviews and valuation-related due diligence reviews.
Throughout the balance of August 2015, representatives of the Company and its advisors continued to facilitate the due diligence review being conducted by Nassau and Bidder 3. Also during this period, representatives of Nassau held additional calls and meetings, often with representatives of the Company in attendance, with NYDFS to discuss the conditions it expected to impose in connection with any approval of a transaction between the Company and Nassau. In addition, between August 13, 2015, and August 18, 2015, Debevoise and STB exchanged drafts of the merger agreement, and on August 25, 2015 representatives of the Company, STB, Debevoise, Nassau and Golden Gate Capital met at the offices of STB to discuss outstanding points raised by the drafts of the merger agreement, including: (i) the amount of the termination fee payable by the Company in the event its Board were to change its recommendation in favor of a transaction as a result of the receipt of a superior proposal or an unforeseen change in circumstance, (ii) whether Nassau would be entitled to an expense reimbursement in the event the merger agreement was terminated in specified circumstances when the termination fee was not payable, (iii) the conditions to Nassau’s obligation to consummate the merger and (iv) whether certain restrictions that may be imposed by the Company’s insurance regulators as part of their approval process would constitute a “burdensome condition”, thereby giving Nassau the right to terminate the transaction.
On August 27, 2015 and August 28, 2015, Debevoise submitted a draft of the Sponsor’s equity commitment letter and a revised draft of the merger agreement to STB, and the parties continued to discuss the unresolved issues.
On August 31, 2015, representatives of Nassau communicated to representatives of Sandler O’Neill that Nassau had nearly completed its due diligence and that it continued to propose acquiring the Company for consideration of  $40.00 per share of the Phoenix common stock. On the same day, the Company received a revised proposal from Bidder 3 to acquire the Company at a proposed price below its prior proposal and below Nassau’s proposal. Bidder 3 also indicated at this time that it believed it would require at least an additional 60 days before being in a position to enter into a definitive agreement with respect to a transaction.
On September 2, 2015, the Board held a special meeting to discuss the strategic process. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present. Mr. Wehr updated the Board on recent events, including on the meetings with NYDFS and CID at which representatives of the Company and Nassau discussed the potential transaction. Representatives of Sandler O’Neill and Goldman Sachs then discussed with the Board the revised proposal of Bidder 3 and provided a further update on the discussions with Nassau, including that Nassau had nearly completed its due diligence review. Representatives of Sandler O’Neill and Goldman Sachs discussed with the Board their respective preliminary financial analyses based on the current proposal from Nassau, and representatives from STB updated the Board on the status of the discussions of the documentation for a transaction with Nassau, including those items that remained unresolved. The Board discussed, among other things, the ongoing discussions between Nassau and the Company’s insurance regulators and that it would be helpful to glean further information from the insurance regulators to better ascertain the likely conditions that would be imposed in order to obtain regulatory approval, in the event Nassau and the Company were to enter into a definitive merger agreement. Also at this meeting, the Board concluded that the Company should not move forward any further with Bidder 3 unless it were to significantly increase its proposed price.
Later in the day on September 2, 2015, representatives of Sandler O’Neill communicated to representatives of Bidder 3 that the Company was no longer interested in pursuing a transaction with Bidder 3 at this time unless it were to significantly increase its proposed price. Bidder 3 did not submit a revised proposal.
On September 9, 2015, the Board held a special meeting to discuss further the status of the strategic process. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at this meeting. At the meeting, members of the senior management team discussed with the Board the Company’s stand-alone strategy in comparison to a potential transaction with Nassau, including various opportunities and risks inherent in each strategy. The opportunities and risks discussed with the Board in this regard included (i) the benefits of a stand-alone strategy, including the benefits associated with the Company’s return to being a current filer with the SEC, the progress of the Company in reducing its operating expenses and potential areas for increased profitability and (ii) the risks faced by the Company in a stand-alone strategy, including the Company’s insurance subsidiaries’ financial strength ratings and low risk capital ratios, as well as its reduced access to capital, the related heightened regulatory scrutiny, the high expense base of the Company, the increased competition in the middle market business and litigation risks still facing the Company. The Board discussed such opportunities and risks in terms of the ability of the Company to grow on a stand-alone basis versus the potential transaction with Nassau, which would result in the Company’s stockholders being able to receive a cash price for their shares at a substantial premium to the Company’s current trading price but having to forego any potential increase in the Company’s future value.

After the presentation by management, representatives of STB reminded the Board of their fiduciary duties under Delaware law and summarized for the Board the principal terms of the draft merger agreement being negotiated with Nassau and the items that remained unresolved, including the amount of the termination fee, the circumstances, if any, under which the Company would have to provide expense reimbursement to Nassau and the definition of what would constitute a “burdensome condition” in connection with the receipt of necessary regulatory approvals. Also at this meeting, representatives of Sandler O’Neill and Goldman Sachs discussed with the Board their respective preliminary financial analysis of the proposed transaction with Nassau and the overall condition of the mergers and acquisition environment, especially in the life insurance and annuity sector.
On September 10, 2015, representatives of NYDFS provided representatives of the Company and Nassau with feedback regarding conditions that it would expect to require in order to approve an acquisition of the Company by Nassau. Representatives of Nassau communicated to representatives of the Company that such conditions were meaningfully more restrictive, and would likely be more costly to implement, than the commitments Nassau indicated it was willing to make in its initial presentation to NYDFS on August 10, 2015.
Following the feedback from NYDFS, representatives of the Company and Nassau held a number of discussions over the course of the next several days to discuss Nassau’s response to NYDFS, and on September 14, 2015, Nassau communicated a revised proposal to NYDFS. Also during this time, representatives of STB and Debevoise continued to discuss the draft merger agreement and related definitive documents in an effort to resolve open items in such documents.
On September 16, 2015, the Board held a regularly scheduled meeting where it discussed the strategic process. Representatives of management, Sandler O’Neill, Goldman and STB were present at the meeting. At the meeting, Mr. Wehr summarized the recent feedback from NYDFS regarding the conditions that it would expect to require of Nassau in order to approve an acquisition of the Company by Nassau and the revised proposal that Nassau communicated to NYDFS on September 14, 2015. The Board discussed potential next steps and concluded that the Company should continue to facilitate Nassau’s discussions with NYDFS to have more clarity regarding the conditions to approval of a transaction between Nassau and the Company that would likely be imposed by NYDFS.
On September 17, 2015, Debevoise sent a revised draft of the merger agreement to STB and throughout the period from September 17, 2015 through September 28, 2015 the parties continued to negotiate the final terms of the merger agreement and related definitive documents. During the course of these discussions, the parties came to mutual agreement on the amount of the termination fee payable by the Company to Nassau under specified circumstances ($11,000,000; or approximately 4.7% of the total equity value of the merger), the amount of expense reimbursement payable by the Company to Nassau under specified circumstances ($2,000,000) and the definition of  “burdensome condition” (see “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger”).
On September 22, 2015, following additional feedback from NYDFS regarding conditions that it would expect to require in order to approve an acquisition of the Company by Nassau, Nassau communicated a further revised proposal to NYDFS. Around this time, Mr. Gass of Nassau also called Mr. Wehr to indicate to him that although Nassau continued to engage with NYDFS and would be willing to agree to more restrictive and more costly commitments with NYDFS than Nassau had originally proposed in the interest of consummating a transaction with the Company, as a result of, among other things, such additional restrictions, Nassau was considering a reduction of its proposed purchase price of  $40.00 per share. Mr. Wehr indicated to Nassau that he would not recommend a transaction to the Board at a price per share that fell below the range of  $37.00 to $43.00, which was the price per share range that had been proposed by Nassau in its initial indication of interest on May 12, 2015.
On September 25, 2015, Nassau received a further communication from NYDFS regarding the commitments NYDFS expected it would require from Nassau in order to grant approval of a proposed acquisition of the Company by Nassau. These requirements continued to be more restrictive than the ones proposed by Nassau on August 10, 2015 and also more restrictive than the revised proposal made by Nassau on September 14, 2015.

Later in the day on September 25, 2015, a representative of Nassau communicated to a representative of Sandler O’Neill that Nassau was no longer prepared to proceed at a price per share of  $40.00 and was reducing its proposed per share purchase price to $37.50 because it believed that the regulatory requirements that NYDFS indicated would be required of Nassau in order to obtain approval of a proposed acquisition of the Company by Nassau were meaningfully more restrictive and costly to Nassau than it had believed would be the case and because of its views on the valuation of the Company in light of its final due diligence review. Sandler O’Neill indicated that it would inform the Board of this revised proposal.
On September 26, 2015, the Board held a special meeting to discuss the strategic transaction and the terms of the revised proposal from Nassau. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. Mr. Wehr updated the Board on the conditions that NYDFS expected to require for approval of the proposed transaction and the revised price proposal from Nassau. Representatives of Sandler O’Neill and Goldman Sachs then discussed with the Board their respective preliminary financial analyses of the revised proposed price per share of  $37.50. Representatives of Sandler O’Neill and Goldman Sachs also discussed a comparison of the commitments Nassau proposed to make to the Company’s insurance regulators in early August 2015 to the current commitments that the insurance regulators indicated that they would expect to impose as a condition to approving the proposed transaction. The Board, together with its financial and legal advisors and members of the senior management team, discussed Nassau’s revised price proposal. The Board noted that even as revised it represented the highest price proposal received by the Company during the current strategic process, that it was in excess of the price proposed by Bidder 3, which was the last party to be actively engaged in the process, and that it continued to represent a substantial premium to the then-current market price per share of the Phoenix common stock. The Board determined to continue to move forward with Nassau under its revised proposal, subject to satisfactorily finalizing the terms of the definitive merger agreement, including the definition of “burdensome condition.”
Between September 27, 2015 and September 28, 2015, the parties negotiated the final points in the transaction agreements, including the definition of  “burdensome condition.” The parties also agreed that due to the reduction in total purchase price, the termination fee payable by the Company in certain circumstances would be decreased from $11,000,000 to $10,300,000 (approximately 4.7% of the revised total equity value of the merger).
In the evening on September 28, 2015, the Board held a special meeting to discuss the proposed transaction with Nassau. Representatives of management, Sandler O’Neill, Goldman Sachs and STB were present at the meeting. Representatives of STB then reminded the members of the Board of their fiduciary duties under Delaware law. Representatives of STB then proceeded to review with the Board the terms of the merger agreement and related agreements, including the changes to such agreements from the time that they were previously discussed with the Board at its meeting held on September 9, 2015. Representatives of Sandler O’Neill and Goldman Sachs then each reviewed with the Board their respective financial analyses of the proposed transaction. Thereafter, at the request of the Board, a representative of Sandler O’Neill, on behalf of Sandler O’Neill, rendered Sandler O’Neill’s oral opinion to the Board (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated the same date) that, as of September 28, 2015 and based on and subject to the assumptions made, matters considered and limitations on the scope of review undertaken as set forth in such opinion, the merger consideration to be received by the holders of the Phoenix common stock was fair, from a financial point of view, to such holders. Similarly, at the request of the Board, a representative of Goldman Sachs, on behalf of Goldman Sachs, rendered Goldman Sachs’ oral opinion to the Board (which was subsequently confirmed in writing by delivery of Goldman Sachs’ written opinion dated the same date) that, as of September 28, 2015 and based on and subject to the assumptions made, matters considered and limitations on the scope of review undertaken as set forth in such opinion, the merger consideration to be received by the holders of the Phoenix common stock was fair, from a financial point of view, to such holders. Following further discussion and consideration of all the matters raised, the Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the

Company and its stockholders, approved the merger agreement and the merger and declared it advisable to enter into the merger agreement and resolved to recommend that the Company’s stockholders adopt the merger agreement at a meeting of stockholders convened in accordance with the applicable provisions of Delaware law.
Later that night on September 28, 2015, the Company and Nassau executed the merger agreement and the ancillary agreements related thereto.
In the morning on September 29, 2015, the Company and Nassau issued a joint press release announcing the execution of the merger agreement.
Recommendation of the Phoenix Board and Reasons for the Merger
The Phoenix Board unanimously recommends that the Phoenix stockholders vote “FOR” the merger proposal.
At a meeting of the Phoenix Board held on September 28, 2015, the Phoenix Board unanimously determined that it is in the best interest of the Phoenix stockholders that Phoenix enter into the merger agreement, approved and declared advisable the merger and the merger agreement, resolved that the merger agreement be submitted for consideration by the Phoenix stockholders at a special meeting of the Phoenix stockholders and recommended, subject to the Phoenix Board’s further exercise of its fiduciary duties, that the Phoenix stockholders vote to adopt the merger agreement and the transactions contemplated thereby.
When you consider the Phoenix Board’s recommendation, you should be aware that Phoenix’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of Phoenix stockholders generally. These interests are described in “The Merger Proposal (Proposal 1) — Interests of Phoenix Executive Officers and Directors in the Merger.”
Factors Considered Supporting Approval of the Merger.   In the course of reaching its decision, the Phoenix Board consulted with members of our senior management, financial and legal advisors, reviewed a significant amount of information and considered a number of factors that it believed supported its decision, including the following (not necessarily in order of relative importance):
Merger consideration represents a significant premium across a number of measuring periods.   The Phoenix Board considered that the merger consideration of  $37.50 per share in cash represented:
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187.8% premium over the $13.03 closing price of Phoenix common stock on September 28, 2015 (the last trading day prior to the public announcement of the proposed merger);

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218.9% premium over the 52-week low closing price of  $11.76, which was also the closing price of Phoenix common stock one month prior to the last trading day prior to the day of approval of the merger agreement by the Phoenix Board; and

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163.8% premium over the volume weighted average closing price of Phoenix common stock reported for the 30-trading-day prior to September 25, 2015.

In addition, the Phoenix Board considered that the merger consideration represented an implied enterprise value (as of September 25, 2015) of approximately $612 million, which represents an implied multiple of 12.5x and 12.6x of our estimated pre-tax operating earnings for 2015 and 2016, respectively.
Strategic alternatives to a sale of the Company.   The Phoenix Board considered the potential values, benefits, risks and uncertainties facing Phoenix’s stockholders associated with possible strategic alternatives to the merger (including alternative acquisition proposals and the possibility of remaining independent), and the timing and likelihood of accomplishing such alternatives. This evaluation included an evaluation by the Phoenix Board of the Company’s long-term strategic plan were it to remain an independent public company, as well as the significant risks associated with executing such plan, including a number of difficulties presently facing the Company, such as the challenges to the Company posed by the continued low interest rate environment for the industry, the Company’s decreased capital flexibility due to requirements imposed on the Company by its insurance regulators, the continued efforts associated with the Company’s remediation initiatives following its recent accounting restatements, and the Company’s high cost of raising capital. This evaluation also included consideration by the Phoenix Board of other strategic alternatives, including the viability of seeking an investment by a third-party that was not a sale of the entire Company. The Phoenix Board considered these alternatives as compared to the risks and benefits of the proposed merger.
Phoenix’s current condition and prospects.   In furtherance of the evaluation described in the preceding paragraph, the Phoenix Board considered information with respect to our financial condition and results of operations, on both a historical and prospective basis, as well as current industry, economic and market conditions, trends and cycles, including the fact that the Company (i) had been operating at a net loss of approximately $96.6 million for the first two quarters of 2015 and (ii) continues to incur significant expenses related to the process to remediate the Company’s financial reporting controls. In addition, the Phoenix Board considered the competitive landscape in the Company’s industry, and its competitive position and business strategy, as well as uncertainties currently facing the Company, such as the costs and expenses associated with litigation involving the Company and the impact of the claims paying ability ratings of our insurance subsidiaries on our growth.
Extensive process to explore a sale of the Company.   The Phoenix Board considered the extensive strategic process the Company undertook, with the assistance of its financial advisors, to evaluate its strategic alternatives, including a potential sale of the Company, which included (i) the process conducted in 2014 during which the Company engaged with over 20 potential parties, which did not result in a transaction, and (ii) the process conducted in 2015 during which the Company engaged with eight parties, none of whom submitted an offer that set forth a purchase price per share greater than the $37.50 per share price to be paid in the proposed merger.
The Phoenix Board also considered that (i) on July 30, 2014 various news outlets reported that the Company was engaged in a sale process and (ii) the parties with whom the Company engaged during the course of its strategic process included a number of both potential strategic acquirors and potential financial acquirors. As a result of the press reports and the processes conducted by the Company, with the assistance of its financial advisors, the Phoenix Board believed that it had a deep understanding of the parties that may be willing and able to acquire the Company, all of whom were afforded the opportunity to participate in the Company’s strategic process.
Cash consideration.   The Phoenix Board considered the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty of value and immediate liquidity to our stockholders upon the consummation of the merger in comparison to the risks and uncertainty that would be inherent in remaining an independent public company or engaging in a transaction in which all or a portion of the consideration is payable in stock.
Negotiations with Nassau.   The Phoenix Board considered the extensive negotiations the Company and its legal and financial advisors had with Nassau, including that throughout the period of time from May 12, 2015, which was the day Nassau first submitted a written indication of interest, to the date on which the merger agreement was executed, Nassau continuously offered a proposed price per share that was within the range of its originally proposed purchase price per share of  $37.00 to $43.00 despite (i) the fact that the closing trading price for the Phoenix common stock deteriorated from $21.61 on the date that Nassau submitted its first indication of interest on May 12, 2015 to $13.03 on September 28, 2015, the last trading day prior to the public announcement of the proposed merger and (ii) that Nassau (and Sponsor) learned during this time that it would have to agree to the imposition of various requirements from the Company’s insurance regulators in order to obtain approval for the merger that were considered by Nassau to be significantly more restrictive and costly than Nassau had originally offered at the time it first submitted its indication of interest. The Phoenix Board further considered that that no other potential buyer submitted and maintained an offer to acquire the Company at a purchase price per share that was greater than the $37.50 per share price to be paid in the proposed merger and its belief that the $37.50 per share price represented the highest price per share that Nassau was willing to pay, considering the extensive due diligence conducted by Nassau and the negotiations between the parties.
Insurance Regulatory Approvals.   The Phoenix Board considered the insurance regulatory approvals that would be required in connection with a sale of the Company and the prospects of the NYDFS and CID approving a sale of the Company to Nassau as compared to other parties who had expressed an interest in acquiring the Company. In this regard, the Phoenix Board considered its belief that the insurance regulators are likely to approve the proposed merger with Nassau based on the results of the extensive telephone conversations and in-person meetings, that representatives of the Company and Nassau had with NYDFS and CID prior to the signing of the merger agreement and Nassau’s commitments in the merger agreement to take certain actions if so requested by the insurance regulators. The Phoenix Board further considered Nassau’s willingness to commit to significantly more restrictions on the operations of the Company’s business post-closing than it had offered in its initial indication of interest, including operational commitments and dividend restrictions, and Nassau’s commitment to make a $100 million capital contribution into the Company after the closing. None of the other written indications of interest received by the Company had included similar commitments, and based on factors such as these, the Phoenix Board considered Nassau as having the least execution risk as among the other parties who had maintained an interest in acquiring the Company throughout the Company’s strategic process.
Anti-trust Regulatory Approvals.   The Phoenix Board considered that there are limited antitrust impediments to the consummation of the merger, and the Phoenix Board considered Nassau’s obligation under the merger agreement to use its reasonable best efforts to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws.
No Financing Condition.   The Phoenix Board considered that the merger is not subject to a financing condition, that no debt financing is being sought in connection with the merger and that Sponsor has executed an equity commitment letter to provide, subject to the terms and conditions contained therein, the funds necessary to satisfy all of the merger consideration and other costs and expenses related to the merger, including the $100 million capital contribution to be made by Nassau after the closing of the merger.
Fairness opinion.   The Phoenix Board considered the financial analyses presented by representatives of Sandler O’Neill and Goldman Sachs, as well as the opinions of Sandler O’Neill and Goldman Sachs, dated September 28, 2015, to the Phoenix Board to the effect that, as of such date and based upon and subject to the qualifications, limitations, factors, procedures and assumptions set forth in each such opinion, the $37.50 cash per share merger consideration to be paid to holders (other than Nassau and its affiliates) of shares of Phoenix common stock pursuant to the proposed merger agreement was fair from a financial point of view to such holders. The Sandler O’Neill and Goldman Sachs opinions are more fully described in “The Merger Proposal (Proposal 1) — Opinion of Phoenix’s Financial Advisors” and the full text of the Sandler O’Neill opinion and Goldman Sachs opinion is attached to this proxy statement as Annex B-1 and Annex B-2, respectively.
Merger agreement.   The Phoenix Board considered the terms of the merger agreement, including:
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Nassau’s covenants in furtherance of obtaining required regulatory approvals and Nassau’s agreement that certain restrictions on the Company’s business would not be “burdensome conditions” if such restrictions were required by insurance regulators as conditions to approving the merger;

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Phoenix’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Phoenix Board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal;

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the right of Phoenix and the Phoenix Board to change its recommendation that the Phoenix stockholders adopt the merger agreement in connection with an intervening event or a superior proposal, subject to certain restrictions and the requirement that we pay Nassau the applicable termination fee if the Phoenix Board makes a change in recommendation or fails to reaffirm its recommendation in favor of the merger within five business days of Nassau’s request to so reaffirm and Nassau terminates the merger agreement as a result;

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the Phoenix Board’s belief that our obligation to pay Nassau a termination fee of  $10,300,000, or approximately 4.7% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances, as well as the right of Nassau to match any competing proposal that the Phoenix Board in good faith determines constitutes a superior proposal, are reasonable under the circumstances and would not preclude other potential acquirers from making an alternative proposal to acquire Phoenix if they were interested in making such a proposal; and
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the right of Phoenix to seek an injunction, specific performance and other equitable remedies if needed in order to prevent breaches of the merger agreement by Nassau.

Nassau’s capabilities.   The Phoenix Board considered the track record and business capabilities of Nassau and its management team as well as the capital commitment that Nassau has as a portfolio company of Golden Gate Capital, all of which the Phoenix Board believed are indicative of Nassau’s willingness and ability to consummate the proposed merger in a timely fashion.
Possibility of more favorable bid.   The Phoenix Board considered the possibility that a third party with the financial means and similar likelihood of obtaining insurance regulatory approval from the NYDFS and CID would agree to a transaction at a higher price than Nassau on substantially similar or more favorable terms, as more fully described above and in “The Merger Proposal (Proposal 1) — Background of the Merger.”
Appraisal rights.   The Phoenix Board considered the fact that stockholders who vote against the merger will have the right to demand appraisal of the fair value of their shares under the DGCL.
Stockholders’ ability to reject the merger.   The Phoenix Board considered the fact that the merger is subject to approval by the holders of a majority of Phoenix’s common stock.
Other Factors Considered by the Phoenix Board.
In the course of reaching its decision, the Phoenix Board also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger, including the following:
No further participation in future gains.   The Phoenix Board considered the fact that we will no longer exist as an independent public company and Phoenix stockholders will forgo any future increase in Phoenix’s value that might result from our earnings or possible growth as an independent company. Although, the Phoenix Board was optimistic about our prospects on a stand-alone basis and our strategic plan, it concluded that there were a number of risks associated with remaining an independent company (as described in more detail above) and that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could be realized by our strategic plan, particularly on a risk-adjusted basis.
Regulatory risk.   The Phoenix Board considered the risk that necessary regulatory approvals may be delayed, conditioned or denied, including (i) the fact that certain restrictions on the business would constitute “burdensome conditions” under the terms of the merger agreement and (ii) the risk that the NYDFS and CID may require additional commitments from Nassau that may constitute a “burdensome condition”, in each case as is more fully described in “The Merger Agreement — Efforts to Complete the Merger” and “The Merger Agreement — Regulatory Clearances and Approvals Required for the Merger.”
Timing of Merger Agreement.   The Phoenix Board considered that the price per share of Phoenix common stock had deteriorated significantly during the course of the year and that the Company’s 52-week high closing price per share as of the last trading day prior to the public announcement of the proposed merger was $70.03. In this regard, the Phoenix Board considered the merit to seeking, and then entering into, a transaction to sell the Company in light of the market price of Phoenix common stock in the months leading up to the announcement of the merger. The Phoenix Board balanced this factor against the challenges facing the Company and its future prospects, as further described above.
Risks associated with announcement and pendency of the merger.   The Phoenix Board considered the risk that the announcement and pendency of the merger may cause substantial harm to relationships with our employees, vendors, customers and strategic partners and may divert management and employee attention away from the day-to-day operation of our business.

Risks associated with a failure to consummate the merger.   The Phoenix Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and as a result the possibility that the merger might not be completed. The Phoenix Board noted the fact that, if the merger is not completed, (i) we will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, the price of Phoenix’s common stock could decline, potentially significantly, and (iii) the market’s perception of our prospects could be adversely affected.
Restrictions on the operation of our business.   The Phoenix Board considered the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending merger.
Non-solicitation provision.   The Phoenix Board considered the fact that the merger agreement precludes us from actively soliciting alternative proposals. The Phoenix Board further considered the possibility that the termination fee payable to Nassau if the merger agreement is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals. The Phoenix Board also considered that the Company could be responsible for up to $2 million of Nassau’s expenses if Phoenix’s stockholders do not adopt the merger agreement.
Tax treatment.   The Phoenix Board considered the fact that an all cash transaction would be taxable to Phoenix’s stockholders that are U.S. holders for U.S. federal income tax purposes.
Limited Damages.   The Phoenix Board considered the fact that if it believed Nassau breached the merger agreement and the Company was unable to obtain specific performance to compel Nassau to perform its obligations under the merger agreement, then the Company’s only remedy is the right, in certain circumstances, to terminate the merger agreement and seek monetary damages that are capped at $20,000,000.
While the Phoenix Board considered potentially positive and potentially negative factors, the Phoenix Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Phoenix Board unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Phoenix and its stockholders.
The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Phoenix Board in its consideration of the merger, but includes the material positive factors and material negative factors considered by the Phoenix Board in that regard. In view of the number and variety of factors and the amount of information considered, the Phoenix Board did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Phoenix Board may have given different weights to different factors. Based on the totality of the information presented, the Phoenix Board collectively reached the unanimous decision to approve and declare advisable the merger agreement and the merger in light of the factors described above and other factors that the members of the Phoenix Board felt were appropriate.
Portions of this explanation of Phoenix’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Sandler O’Neill & Partners, L.P.
Phoenix retained Sandler O’Neill on July 8, 2014 to act as financial advisor to the Phoenix Board in connection with the Company’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Pursuant to a letter agreement dated July 8, 2014, as amended, Sandler O’Neill is acting as financial advisor to the Phoenix Board in connection with the merger. At the September 28, 2015 meeting at which the Phoenix Board considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the Phoenix Board its oral opinion, which was subsequently confirmed in writing on September 28, 2015, that, as of such date, the merger consideration was fair to the holders of Phoenix common stock from a financial point of view. The full text of Sandler O’Neill’s opinion are attached as Annex B-1 to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Phoenix common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Phoenix Board in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Phoenix common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Phoenix common stock as to how such holder of Phoenix common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of Phoenix to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Phoenix or the effect of any other transaction in which Phoenix might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Phoenix’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other stockholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.
In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:
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the merger agreement;

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certain publicly available financial statements and other historical financial information of Phoenix that Sandler O’Neill deemed relevant;

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an actuarial appraisal of the individual life and annuity businesses of the Life Companies, each of which is a wholly-owned subsidiary of Phoenix, as of March 31, 2015, prepared by Milliman, Inc., dated September 1, 2015 (the “Milliman Report”);

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certain internal financial projections for Phoenix for the years ending December 31, 2015 and December 31, 2016, as provided by the senior management of Phoenix;

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a comparison of certain stock trading and financial information for Phoenix with similar publicly available information for certain other life and annuity insurance companies, the securities of which are publicly traded;

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to the extent publicly available, the financial terms of certain other recent merger and acquisition transactions in the life and annuity insurance sector;

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a comparison of the market premiums paid in recent merger and acquisition transactions involving life and property and casualty insurance companies as well as financial services companies, to the extent publicly available;

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the current market environment generally and the life and annuity insurance environment in particular;

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certain business information, financial studies and analyses relating to Phoenix as Sandler O’Neill considered relevant, as provided by Phoenix; and

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such other publicly available information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Phoenix the business, financial condition, results of operations and prospects of Phoenix.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Phoenix, or that was otherwise reviewed by it and Sandler O’Neill has assumed such accuracy and completeness for purposes of preparing this opinion. Sandler O’Neill has further relied on the assurances of senior management of Phoenix that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phoenix or any of its subsidiaries and, except for the Milliman Report, Sandler O’Neill has not been furnished with any such evaluation or appraisal. Sandler O’Neill’s services did not include any actuarial determination or evaluation by Sandler O’Neill or any attempt to evaluate actuarial assumptions and Sandler O’Neill has relied, with Phoenix’s consent, on Phoenix’s actuaries with respect to reserve adequacy. In that regard, Sandler O’Neill has made no analysis of, and expresses no opinion as to, the adequacy of the future policy benefit and claims, the other policyholder funds or the embedded value of Phoenix.
In preparing its analyses, Sandler O’Neill used internal financial projections for Phoenix for the years ending December 31, 2015 and December 31, 2016, as provided by the senior management of Phoenix. With respect to those projections, the senior management of Phoenix confirmed to Sandler O’Neill that they reflected the best currently available projections of the senior management of Phoenix and Sandler O’Neill assumed that such projections were reasonably prepared and would be achieved. Sandler O’Neill expressed no opinion as to any such projections or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Phoenix since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Phoenix would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger or any other transactions contemplated in connection therewith.
Sandler O’Neill also assumed, with Phoenix’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Phoenix, Nassau, Merger Sub or the merger in any way material to Sandler O’Neill’s analysis, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.
Sandler O’Neill’s analyses and the views expressed therein were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Phoenix Board, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Phoenix and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Phoenix and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Phoenix and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Phoenix Board at its September 28, 2015, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Phoenix’s common stock or the prices at which Phoenix common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Phoenix Board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Phoenix Board tor management with respect to the fairness of the merger.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the effective time, all shares of Phoenix common stock issued and outstanding immediately prior to the effective time, other than certain shares described in the merger agreement, will be converted into the right to receive $37.50 in cash. Using the outstanding shares of Phoenix common stock and Stock Units outstanding as of September 23, 2015, Sandler O’Neill calculated an aggregate equity value of  $217.2 million(1). Sandler O’Neill added to Phoenix’s aggregate equity value of  $217.2 million the face value of Phoenix’s surplus notes and senior unsecured bonds as of June 30, 2015 of  $126.2 million and $268.6 million, respectively, to arrive at an aggregate enterprise value of Phoenix of  $612.0 million. Based upon financial information for Phoenix at or for the twelve months (“LTM”) ended June 30, 2015, the last complete fiscal quarter for Phoenix prior to executing the merger agreement, Sandler O’Neill calculated the following implied transaction metrics:
Aggregate Equity Value Implied by the Transaction as a Multiple of:
6/30/15 GAAP Book Value:	1.09x
6/30/15 GAAP Book Value Excluding accumulated other comprehensive income (“AOCI”):	0.47x
6/30/15 GAAP Book Value Excluding FAS 115:	1.29x
6/30/15 LTM GAAP Net Income(2):	NM
2015P GAAP Net Income(3):	NM
2016P GAAP Net Operating Income(3):	12.6x

Aggregate Enterprise Value Implied by the Transaction as a Multiple of:
6/30/15 Statutory Capital & Surplus:	0.91x
6/30/15 Statutory Capital & Surplus + Asset Valuation Reserve:	0.73x
6/30/15 LTM Statutory Net Operating Income(5):	12.5x
Transaction Price Per Share as a Premium to:
Last Closing Stock Price (9/25/15):	165.2%
Closing Stock Price One Month Prior (8/25/15):	218.9%
Last 30-Trading-Day Volume Weighted Average Price:	163.8%
52-Week High Closing Price (12/29/14):	(46.5)%
52-Week Low Closing Price (8/25/15):	218.9%

(1)
Based on 5,750,880 basic common shares and 40,152 shares of Phoenix common stock underlying the Stock Units outstanding as of September 23, 2015.

(2)
Multiple is negative due to negative estimated net income as calculated under GAAP for the last twelve months from 6/30/15.

(3)
Based on estimated GAAP loss of  $112 million for 2015, per Phoenix management projections.

(4)
Reflects pre-tax earnings, less realized gains/(losses) on investments, tax-effected at a normalized rate of 35%, per Phoenix management projections.

(5)
Aggregate equity value, plus Senior Unsecured Bonds due 2032 (at face value) used as numerator.

Stock Trading History.   Sandler O’Neill reviewed the history of the publicly reported trading prices of Phoenix common stock for the three-year period ended September 25, 2015. Sandler O’Neill also compared the relationship between the movements in the price of Phoenix common stock to movements in its peer group (as described under section titled Comparable Company Analysis on page [•]) as well as the Standard & Poor’s 500 Index.
Phoenix’s Three-Year Stock Performance
	Beginning Value September 25, 2012	Ending Value September 25, 2015
Phoenix	0%	(50)%
Phoenix Peer Group	0%	52%
S&P 500 Index	0%	34%
Sandler O’Neill also compared the historical price/book value (excluding the effects of Statement of Financial Accounting Standards No. 115 (Accounting for Certain Investments in Debt and Equity Securities)) multiples of Phoenix’s common stock and its peer group (as described under section titled Comparable Company Analysis on page [•]), for the period between November 10, 2014 (which represents the date when Phoenix became a current SEC filer upon filing form 10-Q for the quarter ended June 30, 2015) and September 25, 2015.
The results of these comparisons are summarized as follows:
	Average Over Period	Last Three-Month Average	As of September 25, 2015
Phoenix	0.63x	0.47x	0.48x
Phoenix Peer Group	1.33x	1.32x	1.20x
Note:   Phoenix Peer Group averages reflect market capitalization weighted average for the selected companies.
Comparable Company Analysis.   Sandler O’Neill used publicly available information to compare selected financial information for Phoenix with a group of publicly-traded life and annuity insurance companies selected by Sandler O’Neill (the “Phoenix Peer Group”). The Phoenix Peer Group consisted of

U.S. publicly-traded life insurance companies whose primary focus is providing life insurance and annuity products, except for life reinsurance companies and those companies that were the targets of announced acquisitions. The Phoenix Peer Group consisted of the following companies:
Metlife Inc.	Genworth Financial, Inc.
Prudential Financial Inc.	Primerica, Inc.
Principal Financial Group Inc.	American Equity Investment Life Holding Co.
Lincoln National Corp.	Fidelity & Guaranty Life
Voya Financial, Inc.	FBL Financial Group, Inc.
Torchmark Corp.	National Western Life Group, Inc.
CNO Financial Group Inc.	Kansas City Life Insurance Co.
The analysis compared publicly available financial information for Phoenix with the corresponding data for the Phoenix Peer Group as of and for the twelve months ended June 30, 2015, with pricing data as of September 25, 2015. The table below sets forth the data for Phoenix and the median and mean data for the Phoenix Peer Group.
Phoenix Comparable Company Analysis
	Phoenix	Phoenix Peer Group Median	Phoenix Peer Group Mean
52 Week % Change	(74.9)%	(4.3)%	(4.1)%
Price / LTM EPS	NM	11.9x	11.3x
Price / 2015E EPS(1)	NA	11.5x	10.9x
Price / 2016E EPS(1)	NA	10.4x	9.7x
Implied 2015 ROAE(1)	NM	10.6%	10.0%
Price / GAAP Book Value	0.41x	0.84x	0.95x
Price / GAAP Book Value (excl. AOCI)	0.18x	0.99x	1.08x
Price / GAAP Book Value (excl. FAS 115)	0.48x	0.99x	1.12x
Dividend Yield(2)	0.0%	1.5%	1.6%

(1)
First call mean estimates as of September 25, 2015

(2)
Based on annualized most recent dividend declared

NOTE:   Financial data as of or for the period ending June 30, 2015
Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed certain publicly available information relating to two groups of recent merger and acquisition transactions. The first group consisted of transactions involving publicly-traded life and annuity companies announced between January 1, 2010 and September 25, 2015 (the “Public Transactions Group”). The second group consisted of transactions involving privately-owned life and annuity insurance companies announced between January 1, 2010 and September 25, 2015 (the “Private Transactions Group”). While none of the companies involved in the selected transactions were directly comparable to Phoenix, the companies involved in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Phoenix’s results, size and product profile.
The Public Transactions Group included the following four transactions:
Announced	Acquiror	Target
8/11/2015	Sumitomo Life Insurance Company	Symetra Financial Corporation
7/24/2015	Meiji Yasuda Life Insurance Company	StanCorp Financial Group
6/3/2014	Dai-ichi Life Insurance Company, Limited	Protective Life Corporation
7/13/2012	Athene Holding	Presidential Life Corporation
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction multiples: (i) transaction equity value to target company’s last-twelve-months GAAP net operating income, (ii) transaction equity value to target company’s GAAP book value, (iii) transaction equity value to target company’s GAAP book value (excl. AOCI), (iv) transaction equity value to target company’s GAAP book value (excl. FAS-115), (v) transaction enterprise value to target company’s last-twelve-months statutory net operating income, (vi) transaction enterprise value to target company’s statutory capital and surplus, and (vii) transaction enterprise value to target company’s adjusted statutory capital and surplus. In addition, Sandler O’Neill also reviewed premiums represented by the announced transaction price per share relative to one-day prior closing price per share and one-month prior closing price per share of the relevant target company. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low and median metrics of the Public Transactions Group. The following table presents the results of this analysis:
	Phoenix / Nassau	Public Transactions Group
		Low	Median	High
Equity Value / LTM GAAP Net Operating Income	NM	15.1x	19.2x	26.0x
Equity Value / GAAP Book Value	1.09x	0.52x	1.25x	2.23x
Equity Value / GAAP Book Value (Excl. AOCI)	0.47x	0.69x	1.63x	2.24x
Equity Value / GAAP Book Value (Excl. FAS 115)	1.29x	0.91x	1.64x	2.40x
Enterprise Value / LTM Stat. Net Operating Income	12.6x	2.9x	19.9x	23.5x
Enterprise Value / Stat. capital and surplus	0.91x	1.08x	2.24x	4.51x
Enterprise Value / Adj. Stat. capital and surplus(1)	0.73x	0.94x	2.02x	4.15x
One-Day Market Premium(2)	165.2%	29.2%	36.0%	50.0%
One-Month Market Premium(2)	218.9%	31.3%	41.3%	56.8%

(1)
Calculated as statutory capital and surplus plus asset valuation reserve

(2)
One-day and one-month price per share prior to rumor regarding a potential transaction involving target companies (if applicable)

The Private Transactions Group was composed of the following eleven transactions:
Announced	Acquiror	Target
3/21/2014	Canada Pension Plan Investment Board	Wilton Re Holdings Limited
3/3/2014	Wilton Re Holdings Limited	Conseco Life Insurance Company
2/10/2014	Wilton Re Holdings Limited	Continental Assurance Company
7/17/2013	Resolution Life	Lincoln Benefit Life Co.
4/10/2013	Protective Life	MONY Life Insurance Company
12/21/2012	Athene Holding	Aviva USA Corporation
12/17/2012	Guggenheim Partners	Sun Life Assurance Company of Canada (U.S.)
10/7/2011	Guggenheim Capital	Equitrust Life Insurance Co.
12/22/2010	Athene Holding Ltd.	Liberty Life Insurance Co.
9/13/2010	Protective Life	United Investors Life Insurance Company
8/6/2010	Harbinger Capital Partners	OM Financial Life Insurance Company
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction multiples: (i) transaction equity value to target company’s last-twelve-months GAAP net operating income, (ii) transaction equity value to target company’s GAAP book value, (iii) transaction equity value to target company’s GAAP book value (excl. AOCI), (iv) transaction enterprise value to target company’s last-twelve-months statutory net operating income, (v) transaction enterprise value to target company’s statutory capital and surplus, and

(vi) transaction enterprise value to target company’s adjusted statutory capital and surplus. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low and median metrics of the Private Transactions Group. The following table presents the results of this analysis:
	Phoenix / Nassau	Private Transactions Group
		Low	Median	High
Equity Value / LTM GAAP Net Operating Income	NM	7.9x	11.4x	13.1x
Equity Value / GAAP Book Value	1.09x	0.26x	0.74x	1.33x
Equity Value / GAAP Book Value (Excl. AOCI)	0.47x	0.46x	0.63x	1.47x
Enterprise Value / LTM Stat. Net Operating Income	12.6x	1.2x	13.4x	15.0x
Enterprise Value / Stat. capital and surplus	0.91x	0.39x	1.31x	2.32x
Enterprise Value / Adj. Stat. capital and surplus(1)	0.73x	0.39x	1.40x	2.02x

(1)
Calculated as statutory capital and surplus plus asset valuation reserve

Premiums Paid Analysis.   Sandler O’Neill reviewed premiums paid to stock price in whole company public acquisition transactions for (i) all financial services transactions with transaction values greater than $50 million announced between January 1, 2010 and September 25, 2015, (ii) all life, annuity and property & casualty insurance underwriter company acquisitions with transaction values greater than $50 million announced between January 1, 2010 and September 25, 2015 and (iii) all life insurance and annuity underwriter transactions with transaction values greater than $50 million announced between January 1, 2010 and September 25, 2015. Sandler O’Neill compared such premiums with the implied premiums that the per share merger consideration represented relative to the closing price for Phoenix’s common stock one day and one month prior to September 25, 2015.
	Phoenix’s Share Price	Implied Transaction Premium	All Financial Services Transactions Since 1/1/2010	All Life and P&C Insurance Underwriter Transactions Since 1/1/2010	All Life Insurance Underwriter Transactions Since 1/1/2010(1)
Number of Transactions:			257	21	4
Premium Paid To Price 1-Day Prior to Announcement:	$14.14(2)	165.2%
High			99.4%	50.9%	50.0%
Mean			28.8%	30.9%	37.8%
Median			25.9%	30.8%	36.0%
Low			(46.0%)	9.8%	29.2%
Premium Paid To Price 1-Month Prior to Announcement:	$11.76(3)	218.9%
High			133.0%	67.3%	56.8%
Mean			36.9%	33.0%	42.6%
Median			31.4%	33.0%	41.3%
Low			(28.5%)	3.2%	31.1%

(1)
One-day and one-month premiums reflect market price one-day and one-month prior to rumor regarding a potential transaction involving target companies (if applicable).

(2)
Represents closing price of Phoenix’s common stock on September 25, 2015.

(3)
Represents closing price of Phoenix’s common stock on August 25, 2015.

Present Value Analysis.   Sandler O’Neill performed an illustrative present value analysis to determine a range of implied present values per share of Phoenix’s common stock based on financial projections provided by Phoenix’s management. As explained further in footnote (3) to the table below, Sandler O’Neill used discount rates of 11.0%, 13.5% and 16.0%, terminal values calculated using price to book value (excluding AOCI) at December 31, 2016 multiples in the range of 0.30x-0.60x (1), estimated net operating earnings per share for the year ended December 31, 2016 (2) in the range of 9.0x-11.0x and assumed that the results were discounted to June 30, 2015. This analysis resulted in a range of implied present values per share of Phoenix’s common stock of  $21.63 to $42.24.
Implied Present Value Per Share
	Assumed Stockholders’ Equity (excluding AOCI) Trading Multiple at December 31, 2016
Discount Rate(3)	0.30x	0.40x	0.50x	0.60x
11.0%	$21.12	$28.16	$35.20	$42.24
13.5%	20.43	27.23	34.04	40.85
16.0%	19.77	26.36	32.95	39.54
	Assumed Net Operating Earnings Per Share Multiple 12/31/16
Discount Rate(3)	9.0x	9.5x	10.0x	10.5x	11.0x
11.0%	$23.11	$24.40	$25.68	$26.96	$28.25
13.5%	22.35	23.60	24.84	26.08	27.32
16.0%	21.63	22.84	24.04	25.24	26.44

(1)
12/31/16 stockholders’ equity (excluding AOCI) based on Phoenix management projection.

(2)
2016 net operating earnings per share based on Phoenix management projection for the year ended December 31, 2016 pre-tax operating earnings, tax effected at a normalized rate of 35%.

(3)
Sandler O’Neill computed Phoenix’s discount rate of 13.41% using Duff  & Phelps’ 2014 Valuation Handbook, based on the sum of the risk free rate (normalized 20-year US Treasury Yield of 4.00%), equity risk premium (5.00%), size premium for companies with market capitalization in the range of  $3 million to $549 million (3.74%) and insurance carrier industry premium (0.67%) and also used discount rates above and below such computed discount rate to assess the impact of such change.

Sandler O’Neill’s Relationship.   Pursuant to a letter agreement dated July 8, 2014, as amended, Sandler O’Neill is acting as financial advisor to the Phoenix Board in connection with the merger. Pursuant to the terms of the letter agreement, Phoenix has agreed to pay Sandler O’Neill a transaction fee of approximately $3 million, approximately $2.2 million of which is contingent upon the closing of the merger and a portion of which was received by Sandler O’Neill for rendering its opinion. Phoenix has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of our engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from or sell securities to Phoenix and Nassau or their respective affiliates. Sandler O’Neill may also actively trade the securities of Phoenix for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Opinion of Goldman, Sachs & Co.
Goldman Sachs rendered its opinion to the Phoenix Board that, as of September 28, 2015 and based upon and subject to the factors and assumptions set forth therein, the $37.50 per share to be paid in cash to the holders (other than Nassau and its affiliates) of Phoenix common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated September 28, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-2. Goldman Sachs provided its opinion for the information and assistance of the Phoenix Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Phoenix common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the merger agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of Phoenix for the five years ended December 31, 2014;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Phoenix;

•
statutory statements filed by certain insurance subsidiaries of Phoenix with the insurance departments of the states under the laws of which they are organized for the three years ended December 31, 2014 and the quarterly periods ended March 31 and June 30, 2015;

•
certain other communications from Phoenix to its stockholders;

•
certain publicly available research analyst reports for Phoenix;

•
an actuarial appraisal of the individual life and annuity business of the Life Companies as of March 31, 2015 prepared by Milliman, Inc., dated as of September 1, 2015 (the “Milliman Report”); and

•
certain internal financial analyses and forecasts for Phoenix prepared by its management, as approved for Goldman Sachs’ use by Phoenix (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of Phoenix regarding their assessment of the past and current business operations, financial condition and future prospects of Phoenix; reviewed the reported price and trading activity for the Phoenix common stock; compared certain financial and stock market information for Phoenix with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification thereof, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Phoenix. Goldman Sachs is not an actuarial firm and its services did not include any actuarial determination or evaluation by it or any attempt to evaluate any actuarial assumptions and it relied on Phoenix’s actuaries in performing its analysis. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Phoenix or any of its subsidiaries and, except for the Milliman Report, it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Phoenix to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Phoenix; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Nassau and its affiliates) of the outstanding shares of Phoenix common stock, as of the date of the opinion, of the $37.50 per share to be paid in cash to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Phoenix; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Phoenix, or class of such persons, in connection with the merger, whether relative to the $37.50 in cash per share of Phoenix common stock to be paid to the holders (other than Nassau and its affiliates) of the outstanding shares of Phoenix common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Phoenix or Nassau or the ability of Phoenix or Nassau to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Phoenix Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 25, 2015 and is not necessarily indicative of current market conditions.
Implied Premia Based on Historical Stock Trading Analysis.   Goldman Sachs analyzed the $37.50 per share to be paid in cash to the holders (other than Nassau and its affiliates) of Phoenix common stock pursuant to the merger agreement in relation to the market prices as of September 25, 2015, the last trading day before Goldman Sachs delivered its financial analysis to the Phoenix Board, and for various historical periods based on financial data obtained from public filings and Capital IQ.
This analysis indicated that the $37.50 per share to be paid in cash to the holders of Phoenix common stock pursuant to the merger agreement represented:
•
a premium of 165.2% based on the closing price of the Phoenix common stock of  $14.14 per share on September 25, 2015;

•
a premium of 172.1% based on the 10-day volume weighted average price of  $13.78 per share of Phoenix common stock as of September 25, 2015;

•
a premium of 159.6% based on the 30-day volume weighted average price of  $14.44 per share of Phoenix common stock as of September 25, 2015;

•
a premium of 159.8% based on the 90-day volume weighted average price of  $14.44 per share of Phoenix common stock as of September 25, 2015;

•
a discount of 46.5% based on the highest market price per share for the 52-week period ending September 25, 2015, which was $70.03 per share of Phoenix common stock on December 29, 2014; and

•
a premium of 218.9% based on the lowest market price per share for the 52-week period ending September 25, 2015, which was $11.76 per share of Phoenix common stock on August 11, 2014.

Analysis of Implied Multiples.   Goldman Sachs analyzed the aggregate equity value of Phoenix implied by the $37.50 in cash per share of Phoenix common stock to be paid to the holders (other than Nassau and its affiliates) of the outstanding shares of Phoenix common stock pursuant to the merger agreement as a multiple of Phoenix’s book value as of June 30, 2015 (i) on an as reported basis (including accumulated other comprehensive income (“AOCI”)), (ii) excluding net unrealized gains and (iii) excluding AOCI, based on financial data obtained from public filings. Goldman Sachs also analyzed the aggregate enterprise value of Phoenix implied by the $37.50 per share to be paid in cash to the holders (other than

Nassau and its affiliates) of the outstanding shares of Phoenix common stock pursuant to the merger agreement as a multiple of statutory capital and surplus as of June 30, 2015 (i) on an as reported basis and (ii) with asset valuation reserves added, based on financial data obtained from public filings. The results of these analyses are summarized as follows:
Multiple
June 30, 2015 Book Value
As reported (including AOCI)	1.09x
Excluding Net Unrealized Gains(1)	1.29x
Excluding AOCI(1)	0.47x
June 30, 2015 Statutory Capital & Surplus
As Reported	0.91x
Capital & Surplus plus Asset Valuation Reserve	0.73x

(1)
Total AOCI is $265 million, of which $31 million is attributable to net unrealized gains and $(296) million is attributable to unfunded pension liabilities and retirement plans.

Goldman Sachs also analyzed the aggregate equity value of Phoenix implied by the $37.50 per share to be paid in cash to the holders of the outstanding shares of Phoenix common stock pursuant to the merger agreement as a multiple of  (i) 2014 GAAP net income, (ii) GAAP net income for the last twelve months from the second quarter of 2015, (iii) estimated 2015 GAAP net income and (iv) estimated 2016 GAAP net income, based on financial data obtained from public filings, as well as the Forecasts. The results of these analyses are summarized as follows:
Multiple
2014 GAAP Net Income(1)	NM
Q2 2015 LTM GAAP Net Income(1)	NM
2015E GAAP Net Income(1)	NM
2016E GAAP Net Income(2)	12.6x

(1)
Multiples are negative due to negative 2014 GAAP net income, negative estimated GAAP net income for the last twelve months from the second quarter of 2015 and negative estimated 2015 GAAP net income.

(2)
Reflects pre-tax operating earnings taxed at an illustrative 35% tax rate, per Phoenix’s management.

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain financial information for Phoenix to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the life insurance industry:
•
Life Insurance Focused

•
FBL Financial Group, Inc.

•
Kansas City Life Insurance Company

•
Primerica, Inc.

•
Symetra Financial Corporation

•
Torchmark Corporation

•
Fixed Annuity and Retirement Focused

•
American Equity Investment Life Holding Company

•
Fidelity & Guaranty Life

•
Genworth Financial, Inc.

•
National Western Life Insurance Company

•
Principal Financial Group, Inc.

•
VA-Exposed Multi-Line

•
Lincoln National Corporation

•
Metlife, Inc.

•
Prudential Financial, Inc.

•
Voya Financial, Inc.

Although none of the selected companies is directly comparable to Phoenix, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Phoenix.
The multiples and ratios of the selected companies were based on the closing prices of their respective common shares on September 25, 2015, financial data obtained from public filings and Bloomberg and estimates from Institutional Brokers’ Estimate System (“IBES”). The multiples and ratios for Phoenix were based on the closing price of the Phoenix common stock on September 25, 2015 and financial data obtained from public filings and Capital IQ, estimates from IBES and the Forecasts. With respect to Phoenix and the selected companies, Goldman Sachs calculated the following multiples and ratios:
•
price per share as of September 25, 2015 as a percentage of the highest price per share in the 52-weeks prior to September 25, 2015;

•
price as a multiple of estimated 2015 earnings per share (“2015 P/E”);

•
price as a multiple of estimated 2016 earnings per share (“2016 P/E”);

•
estimated return on equity (“ROE”) for 2015;

•
estimated return on equity for 2016;

•
price as a multiple of book value (“P/BV”) (excluding AOCI);

•
price as a multiple of book value (including AOCI); and

•
dividend yield.

The results of these analyses are summarized as follows:
	September 25 Phoenix Management Estimates	September 25 Phoenix IBES Estimates	Life Insurance Focused Companies		Fixed Annuity and Retirement Focused Companies		VA-Exposed Multi-Line Companies
			Median	Range	Median	Range	Median	Range
% of 52 Week High	20.2%	20.2%	93.7%	78.1% – 98.6%	81.6%	36.4% – 90.7%	82.3%	77.8% – 84.3%
2015E P/E	NM	NM	13.9x	11.9x – 18.0x	10.4x	5.1x – 12.5x	8.0x	7.3x – 12.2x
2016E P/E	5.0x(1)	NM	12.9x	10.5x – 16.1x	9.5x	4.6x – 10.4x	7.5x	7.2x – 11.4x
ROE (2015 Estimate)	(22.3)%	(39.7)%	12.4%	9.0% – 16.1%	9.8%	3.6% – 13.5%	11.0%	5.8% – 15.2%
ROE (2016 Estimate)	5.4%	(11.3)%	12.5%	9.0% – 16.5%	10.1%	4.0% – 13.5%	11.2%	5.9% – 13.6%
P/BV (excl. AOCI)	0.18x	0.18x	1.52x	0.70x – 1.98x	1.03x	0.26x – 1.46x	0.90x	0.74x – 1.25x
P/BV (incl. AOCI)	0.41x	0.41x	1.27x	0.69x – 1.84x	0.91x	0.19x – 1.51x	0.80x	0.63x – 0.85x
Dividend Yield	0.0%	0.0%	2.3%	0.9% – 3.0%	0.9%	0.0% – 3.2%	2.3%	0.1% – 3.2%

Note:   All market values and multiples are based upon diluted shares outstanding using the treasury stock method. Phoenix multiples are based upon 5,750,880 basic shares outstanding plus 40,152 shares of Phoenix common stock underlying the Stock Units not included in basic shares per Phoenix management. All Phoenix share-based options are out of the money at an offer price of  $37.50 per share. Earnings per share numbers for Phoenix(other than Phoenix Management Estimates) and the selected companies are based upon IBES estimates and calendarized to a December 31 year end. Return on equity numbers for Phoenix (other than Phoenix Management Estimates) and the selected companies are based on IBES estimates. Dividend yield for Phoenix and the selected companies is based on dividends paid in the last twelve months.

(1)
Projected 2016 earnings per share for Phoenix calculated as $4.32, taxed at an illustrative rate of 35% as per Phoenix management.

Selected Transactions Analysis.   Goldman Sachs reviewed and analyzed certain financial information relating to the following insurance industry transactions since 2010:
•
Sumitomo Life Insurance Co.’s acquisition of Symetra Financial Corp. announced in August 2015;

•
Meiji Yasuda Life Insurance Co.’s acquisition of StanCorp Financial Group Inc. announced in July 2015;

•
Dai-ichi Life Insurance Company, Limited’s acquisition of Protective Life Corporation announced in June 2014;

•
Canada Pension Plan Investment Board’s acquisition of Wilton Re Holdings Limited announced in March 2014;

•
Wilton Re Holdings Limited’s acquisition of Conseco Life Insurance Company announced in March 2014;

•
Wilton Re Holdings Limited’s acquisition of Continental Assurance Company announced in February 2014;

•
Resolution Life Holdings Inc.’s acquisition of Lincoln Benefit Life Co. announced in July 2013;

•
Protective Life Insurance Company’s acquisition of MONY Life Insurance Company announced in April 2013;

•
Athene Holding Ltd.’s acquisition of Aviva USA Corporation announced in December 2012;

•
Delaware Life Holdings’ acquisition of Sun Life Financial Inc.’s U.S. annuity business announced in December 2012;

•
Athene Holding Ltd.’s acquisition of Presidential Life Corporation announced in July 2012;

•
Guggenheim Partners, LLC’s acquisition of EquiTrust Life Insurance Company announced in October 2011;

•
Athene Holding Ltd.’s acquisition of Liberty Life Insurance Company announced in October 2010;

•
Protective Life Corporation’s acquisition of United Investors Life Insurance Company announced in September 2010; and

•
Harbinger Group Inc.’s acquisition of Old Mutual U.S. Life Holdings, Inc announced in August 2010.

For each of the selected transactions, Goldman Sachs calculated the multiples of the reported purchase price to GAAP earnings for the last twelve months (“GAAP LTM Earnings”), the reported purchase price to GAAP book value (including AOCI) and the reported purchase price to GAAP book value (excluding AOCI). Goldman Sachs also calculated the multiples of the reported enterprise value to statutory earnings for the last twelve months (“Statutory LTM Earnings”), the reported enterprise value to total capital and surplus and the reported enterprise value to adjusted capital and surplus, which is calculated by adding asset valuation reserves to capital and surplus. Such calculations were performed based on information obtained from press releases, public filings and other publicly available sources.
While none of the companies that participated in the selected transactions are directly comparable to Phoenix, the companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Phoenix’s results, market size and product profile.

The following table presents the results of this analysis:
	Minimum	Median	Maximum
GAAP LTM Earnings	7.9x	14.3x	26.0x
Book Value (inc. AOCI)	0.27x	0.90x	2.17x
Book Value (excl. AOCI)	0.46x	1.22x	2.24x
Statutory LTM Earnings	1.2x	13.3x	23.5x
Capital & Surplus	0.41x	1.54x	4.51x
Adjusted Capital & Surplus	0.39x	1.47x	4.15x
In addition, Goldman Sachs calculated the premia of the reported purchase prices to the closing market prices of the target’s common stock one-day prior to the announcement date and 30 days prior to the announcement date based on information obtained from press releases, public filings and publicly available data with respect to the certain selected transactions.
The table following presents the results of the analysis:
	Minimum	Median	Maximum
Premium paid % to one-day prior closing price	30.8%	36.0%	50.0%
Premium paid % to 30 days prior closing price	31.1%	41.3%	56.8%
Note:   For Sumitomo Life Insurance Co.’s acquisition of Symetra Financial Corp., the premium calculated was to the undisturbed stock price as of August 6, 2015. For Dai-ichi Life Insurance Company, Limited’s acquisition of Protective Life Corporation, the premium calculated was to the undisturbed stock price as of May 30, 2014.
Premia Analysis.   Goldman Sachs reviewed and analyzed the acquisition premia for certain publicly disclosed sale transactions since 2004 with a transaction value of greater than $200 million but less than $500 million in which the target was a U.S. public company and in which a majority stake was acquired, calculated relative to the target’s closing share price one day prior to announcement, based on information obtained from Thomson SDC as of September 24, 2015. Using such data for these 591 selected transactions, for each year for the years 2004 to 2015 (through September 24, 2015), Goldman Sachs calculated the annual average acquisition premia for these transactions for the applicable years. Goldman Sachs also calculated such annual average acquisition premia for publicly disclosed sale transactions for each year for the years 2004 to 2015 (through September 24, 2015) with a transaction value of greater than $200 million but less than $500 million in which the target was a U.S. public company and in which the consideration paid by the acquiror was exclusively cash. The results of this analysis are summarized as follows:
Year	All Transactions – Number of Transactions	All Transactions – Average Announced Premium to One-day prior price	All Cash Transactions – Number of Transactions	All Cash Transactions – Average Announced Premium to One-day prior price
2004	39	23.3%	25	19.6%
2005	60	23.0%	40	23.5%
2006	90	20.8%	68	20.5%
2007	74	42.6%	48	38.8%
2008	42	26.5%	29	32.3%
2009	24	20.1%	13	23.4%
2010	55	42.2%	42	49.5%
2011	55	37.9%	38	41.6%
2012	37	24.4%	29	20.1%
2013	46	22.8%	31	26.4%
2014	46	23.6%	34	27.4%
2015 (through September 24, 2015)	23	28.7%	13	42.8%
Medians		24.0%		26.9%

Goldman Sachs also calculated the historical mean premia for the last three years, five years and 10 years for publicly disclosed sale transactions with a transaction value of greater than $200 million but less than $500 million in which the target was a U.S. public company, both for all such transactions and for such transactions in which consideration paid by the acquiror was exclusively cash. The results of this analysis are summarized as follows:
	All Transactions	All Cash Transactions
Last 10 Years	28.4%	31.5%
Last 5 Years	29.9%	34.6%
Last 3 Years	24.9%	29.2%
Adjusted Actuarial Appraisal.   Goldman Sachs reviewed the results of the Milliman Report, which provides Milliman’s valuation of the insurance operations of Phoenix under a variety of different assumptions, including but not limited, to various discount rates, risk-based capital (“RBC”) ratios, mortality levels and future expense levels. Goldman Sachs then adjusted the Milliman Report valuation for the value of assets and liabilities of Phoenix that were not captured in the Milliman Report. These included positive adjustments for holding company cash and securities and the estimated value of Saybrus Partners, Inc., an indirect subsidiary of Phoenix, and negative adjustments for debt outstanding, unfunded pension obligations, change in control costs, additional restatement expenses, and ongoing holding company expenses. The value of each of these adjustments was provided by Phoenix management and Phoenix public filings. In performing its analysis, Goldman Sachs also used financial data from public filings, the Forecasts and pension-related projections prepared by Mercer, LLC as approved for Goldman Sachs’ use by Phoenix’s management. The total adjusted appraisal value was calculated by aggregating these adjustments and adding them to the appraisal value from the Milliman Report. The total adjusted appraisal value was then calculated on a per share basis, based upon the number of diluted shares outstanding. Goldman Sachs calculated the adjusted appraisal values using discount rates of 8.0%, 10.0% and 12.0%, equal to the discount rates used in the Milliman Report, and assuming RBC ratios of 350% and 400%, equal to the RBC ratios used in the Milliman Report. In addition, Goldman Sachs calculated such adjusted appraisal values excluding new business (as calculated in the Milliman Report), meaning excluding the value of 10-years of new business (after-tax and after the cost of capital) at March 31, 2015 and excluding unallocated expenses beyond 2025 (after tax).
This analysis resulted in per share adjusted appraisal values ranging from $(36.41) to $19.52 including new business and $(11.70) to $40.90 excluding new business (assuming 5,791,032 million fully diluted shares outstanding in each case).
Illustrative Present Value of Future Stock Price.   Goldman Sachs performed illustrative analyses of the present value of the future price per share, using the Forecasts, financial data from public filings and financial data from Bloomberg as of September 25, 2015 based on the estimated book value per share of Phoenix as of June 30, 2015 and as of December 31, 2016 and trading multiples of book value (excluding AOCI) of 0.14x, 0.16x, 0.18x, 0.19x and 0.21x (based on Phoenix’s current trading multiple of 0.18x plus or minus 10% and 20%). The future values of the estimated value of the consideration per share were then discounted using a discount rate of 14.4%, reflecting Goldman Sachs’ estimate of Phoenix’s cost of equity.
The results of this analysis are summarized as follows:
	Book Value Perspective (Future Value)		Book Value Perspective (Present Value)
P/BV Multiple (excl. AOCI)	2015	2016	2015	2016
0.14x – 0.21x	$10.93 – 16.39	$11.53 – 17.30	$10.54 – 15.81	$9.22 – 13.82
Goldman Sachs also calculated the implied share price at the end of 2016 assuming pre-tax operating earnings taxed at an illustrative tax rate of 35%, as per the management of Phoenix. Goldman Sachs performed such analyses using illustrative potential price to earnings ratios for the trailing twelve months of 8.0x, 10.0x and 12.0x. The future values of the estimated value of the consideration per share were then discounted using a discount rate of 14.4%, reflecting Goldman Sachs’ estimate of Phoenix’s cost of equity.

The results of this analysis are summarized as follows:
Discounted Values
8.0x – 12.0x Multiple
Implied Phoenix Common Stock share Price at YE 2016E	$20.12 – 30.18
General.   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Phoenix or Nassau or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Phoenix Board as to the fairness from a financial point of view to the holders (other than Nassau and its affiliates) of the outstanding shares of Phoenix common stock of the $37.50 per share to be paid in cash to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Phoenix, Nassau, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between Phoenix and Nassau and was approved by the Phoenix Board. Goldman Sachs provided advice to Phoenix during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Phoenix or the Phoenix Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.
As described above, Goldman Sachs’ opinion to the Phoenix Board was one of many factors taken into consideration by the Phoenix Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B-2.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Phoenix, Nassau, any of their respective affiliates and third parties, including Golden Gate Private Equity, Inc. (“Golden Gate”), an affiliate of Nassau, and Golden Gate’s affiliates and portfolio companies, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to Phoenix in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Golden Gate and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunner with respect to the issuance by Boxer Parent Company Inc., a holding company of BMC Software Finance, Inc. and a portfolio company of funds affiliated with Golden Gate, of 9.000%/9.750% Senior Contingent Cash Pay Notes due 2019 (aggregate principal amount $750,000,000) in April 2014; as the lead arranger with respect to a term loan facility for dividend recapitalization (aggregate principal amount $250,000,000) of Eddie Bauer, borrowing under its corporate name, Everest Holdings LLC, a portfolio company of funds affiliated with Golden Gate, in May 2014; as the financial advisor in connection with the sale of Aeroflex Holding Corp., a portfolio company of funds affiliated with Golden Gate, to Cobham plc in May 2014; as a joint lead arranger in connection with the loan financing (aggregate principal amount $605,000,000) for Phillips-Medisize Corporation, a portfolio company of funds affiliated with Golden Gate, in June 2014; and as a co-manager with respect to the issuance by Infor Global Solutions, a portfolio company of funds affiliated with Golden Gate, of  (i) 6.500% Unsecured Senior Notes due May 2022 (aggregate principal amount $1,030,000,000), (ii) 5.750% Senior Notes due May 2022 (aggregate principal amount €350,000,000), and (iii) 6.500% Unsecured Senior Notes due May 2022 (aggregate principal amount $600,000,000) in April 2015. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Phoenix, Nassau, and their respective affiliates and Golden Gate and its affiliates and its affiliated portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Golden Gate and its affiliates from time to time and may have invested in limited partnership units of affiliates of Golden Gate from time to time and may do so in the future.
The Phoenix Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 7, 2014, Phoenix engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction. Pursuant to the terms of this engagement letter, Phoenix has agreed to pay Goldman Sachs a transaction fee of approximately $3.5 million, approximately $2.0 million of which is payable upon consummation of the merger. In addition, Phoenix has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Financial Projections
Phoenix does not as a matter of course make public projections as to future performance, earnings or other results and is especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. Our management has prepared certain non-public, unaudited, stand-alone, financial forecasts regarding our anticipated future operations, which we refer to as “Projections,” described below. Our management provided the Projections to the Phoenix Board for review in connection with the Phoenix Board’s evaluation of the proposed merger, and to Sandler O’Neill and Goldman Sachs, our financial advisors in connection with the proposed merger.
The Projections were developed for internal use and for our financial advisors, and were not prepared with a view toward public disclosure and do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. Generally Accepted Accounting Principles (“GAAP”). Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Projections, and does not express an opinion or any form of assurance related thereto. The summaries of the Projections are not being included in this proxy statement to influence any Phoenix stockholder’s decision whether to vote for the merger, but are being included because they were made available to the Phoenix Board and our financial advisors for their respective evaluation of the proposed merger.
The Projections, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of Phoenix by Nassau pursuant to the merger agreement or our compliance with our covenants under the merger agreement. Important factors that may affect actual results and result in the

Projections not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period.
The Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement.
Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any Phoenix stockholder or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to Nassau in the merger agreement or otherwise concerning the accuracy or reliability of the Projections.
	Historical* (in millions)		Projected (in millions)
Line Item	2013	2014	2015	2016
Total GAAP Operating Expenses	$266.3	$279.3	$280.8	$192.9
Net Income (Loss) attributable to PNX	$26.0	$(213.2)	$(112.3)	$24.9
GAAP Equity (excluding noncontrolling interests)	$589.5	$326.6	$183.4	$208.3
GAAP Equity (excluding noncontrolling interests), excluding AOCI	$774.5	$561.0	$448.6	$473.5

*
We have included historical information for comparison purposes.

Interests of Phoenix’s Executive Officers and Directors in the Merger
Please note that the values in this section of the proxy statement are rounded to the nearest dollar.
When considering the recommendation of the Phoenix Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as Phoenix stockholders, Phoenix’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Phoenix stockholders generally. This includes, for instance, payments that our executive officers are entitled to receive under Phoenix’s incentive plans, as described more fully below.
With regard to our directors serving on the Phoenix Board (other than Mr. James D. Wehr, whose interests are as an executive officer), these interests relate to the impact of the transaction on the directors’ outstanding equity awards (which consist solely of deferred Stock Units) and the provision of indemnification and insurance arrangements pursuant to the merger agreement and Phoenix’s certificate of incorporation and bylaws, which reflect that such directors may be subject to claims arising from their service on the Phoenix Board.
With regard to our executive officers, these interests relate to coverage under insurance arrangements, and the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger, assuming the merger occurred on December 31, 2015 and, where applicable, the executive officers’ employment was terminated by us without “cause” or by the executive officer for “good reason” (each as defined below) on December 31, 2015 (or before the merger if the executive officer’s termination is determined to be in connection with the merger):

•
$1,304,880 to cash out the executive officers’ outstanding Stock Units pursuant to the terms of the merger agreement, plus a payment of  $5,741 related to Mr. Edward W. Cassidy’s dividend equivalents (including interest);

•
possible cash severance payments and other termination benefits under the executive officers’ change-in-control agreements or The Phoenix Companies, Inc. Executive Severance Allowance Plan, as applicable, in a maximum aggregate amount of  $24,198,874 for all executive officers; and

•
the provision of indemnification and insurance arrangements pursuant to the merger agreement and Phoenix’s certificate of incorporation and bylaws.

Please note that Mr. Peter A. Hofmann, the Company’s former Executive Vice President, Strategy and Business Development, is discussed in this section because he was one of our named executive officers for 2015. He resigned in July 2015, and is not entitled to any cash severance, acceleration of equity, pension benefits or perquisites in connection with the merger.
Treatment of Director and Executive Officer Common Stock
As is the case for any stockholder of Phoenix, Phoenix’s directors and executive officers will receive $37.50 in cash, without interest, for each share of Phoenix common stock that they own at the effective time. For information regarding beneficial ownership of Phoenix common stock by each of Phoenix’s current directors, Phoenix’s named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 101.
Treatment of Director and Executive Officer Equity Awards
As described under “The Merger Agreement — Treatment of Phoenix Equity Awards” beginning on page 83, the merger agreement provides that each option to purchase shares of Phoenix common stock and each Stock Unit will be treated as set forth below.
Treatment of Stock Options
Because each outstanding option to purchase shares of Phoenix common stock held by any current or former employee or director, whether vested or unvested, has an exercise price equal to or greater than $37.50, each such option will be cancelled immediately before the effective time without any payment for the option.
Treatment of Restricted Stock Units and Deferred Compensation
Immediately before the effective time, each outstanding award of a Stock Unit that entitled the holder to a fixed number of shares or cash equal to or based on the value of a fixed number of shares, whether vested or unvested, will be cancelled, and the holder will receive, at or promptly after the effective time, an amount in cash, without interest and less any required withholding taxes, equal to the product of  (i) the number of shares previously subject to the Stock Unit and (ii) $37.50.
The table below shows the outstanding Stock Units held by our executive officers as of September 30, 2015 and, for illustrative purposes, the value our executive officers would receive in respect of these outstanding Stock Units in connection with the merger. These Stock Units were issued as part of The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle and, in the case of Mr. Cassidy, represent additional deferred compensation as well. We do not expect these numbers to change from September 30, 2015 to December 31, 2015.

Executive Officer	Phoenix Stock Units (#)	Value ($)	Value of Dividend Equivalents(1) ($)
Named Executive Officers
James D. Wehr President and Chief Executive Officer	14,530	544,875	0
Bonnie J. Malley Executive Vice President and Chief Financial Officer	3,425	128,438	0
Edward W. Cassidy Executive Vice President, Distribution	3,471	130,154	5,741
Peter A. Hofmann(2) Former Executive Vice President, Strategy and Business Development	0	0	0
Christopher M. Wilkos Executive Vice President and Chief Investment Officer	3,425	128,438	0
Other Executive Officers	9,946	372,975	0
Total	34,797	1,304,880	5,741

(1)
This value includes accrued interest.

(2)
Mr. Hofmann, who was one of our named executive officers for 2015, resigned effective July 15, 2015. He is not entitled to any cash severance, acceleration of equity, pension benefits or perquisites in connection with the merger.

The table below shows the outstanding deferred Stock Units held by our directors as of September 30, 2015 and, for illustrative purposes, the value our directors would receive in respect of these outstanding Stock Units in connection with the merger. These Stock Units were issued in respect of the deferral of the director’s annual retainers, as elected by the individual directors.
Director	Phoenix Stock Units (#)	Value ($)	Value of Dividend Equivalents ($)(1)
Martin N. Baily	11,167	418,766	0
Arthur P. Byrne	22,005	825,190	0
Sanford Cloud Jr., Esq.	12,495	468,566	0
John H. Forsgren	10,883	408,113	4,936
Ann Maynard Gray	5,355	200,828	14,567
Andrew J. McMahon	1,633	61,226	0
Augustus K. Oliver, II(2)	0	0	0
Westley V. Thompson	3,667	137,506	0
Arthur F. Weinbach	25,564	958,632	317
Total	92,769	3,478,827	19,820

(1)
This value includes accrued interest.

(2)
Mr. Oliver withdrew his nomination for a position on the Phoenix Board prior to the 2015 annual meeting of stockholders. He served as a director of Phoenix until this meeting.

Long-Term Incentive Plans
Under both The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle and The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B, eighty percent (80%) and one-hundred percent (100%) of the target grant value is cash-based, respectively, while the remaining twenty percent

(20%) of the target grant value under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle is comprised of a Stock Unit component. In the event of a change in control under these long-term incentive plans before the end of the performance cycle, the performance measures for the cash-based awards under these plans are deemed to be achieved at target levels; however, vesting remains subject to continued employment through the award payment date. If there is a qualifying change of control under the executive’s change-in-control agreement during the performance cycle, but before final vesting, the executive officer will receive his or her pro rata cash-based award determined as if target performance results were achieved.
Under both of these long-term incentive plans, a portion of the executive officers’ target value for their cash-based awards (forty percent (40%) and fifty percent (50%), respectively) is subject to a relative total shareholder return measure. Upon a change in control, this portion of the cash-based award is deemed to be achieved at target. Under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, the target value is lower than if the plan had paid out based on actual relative shareholder return performance as of September 30, 2015. Conversely, under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B, results in a greater payment to each executive than if based on actual relative shareholder return performance as of September 30, 2015.
Under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, any Stock Units awarded under that plan will fully vest upon a change in control.
Retention Payments
One of our executive officers who is not a named executive officer is due to receive a $100,000 retention payment in the first quarter of 2016, based on 2015 performance measures. If the merger occurs before the final installment of this award has been paid and the executive officer’s employment is terminated following the merger, his retention payment would be paid in full in a single lump sum.
Change in Control Severance Payments and Other Benefits
Each executive officer will receive certain severance payments and other benefits if terminated in connection with a change in control. The below payment estimates quantify such benefits, assuming that a merger occurs on December 31, 2015 and taking into account each executive’s Stock Unit ownership as of September 30, 2015. The amounts quantified below are generally due only upon a qualifying termination of employment in connection with a change in control, except that Stock Units awarded under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle will fully vest upon a change in control. The latest practicable date as of which we could estimate these payments was December 31, 2015, and the amounts depict a payment scenario in 2015. Please note that if the merger were consummated in the first quarter of 2016, and payments were to be made in respect of qualifying terminations of employment occurring in the first quarter of 2016 based on awards related to the 2016 plan year, it is currently anticipated that such payments in the aggregate would be smaller than what is disclosed below.
Executive Officer	Payment ($)
Named Executive Officers
James D. Wehr President and Chief Executive Officer	7,273,525
Bonnie J. Malley Executive Vice President and Chief Financial Officer	2,531,619
Edward W. Cassidy Executive Vice President, Distribution	3,891,741
Peter A. Hofmann(1) Former Executive Vice President, Strategy & Business Development	0
Christopher M. Wilkos Executive Vice President and Chief Investment Officer	2,531,619
Other Executive Officers	7,970,370
Total	24,198,874

(1)
Mr. Hofmann, who was one of our named executive officers for 2015, resigned effective July 15, 2015. He is not entitled to any cash severance, acceleration of equity, pension benefits or perquisites in connection with the merger.

Change-in-Control Agreements
Phoenix has change-in-control agreements with each of its named executive officers and certain other executive officers that provide for, among other things, severance payments and other benefits in cases of certain employment termination scenarios in connection with a change in control. The discussion below describes the benefits each such executive would be entitled to receive upon a qualifying termination during the two years following the merger, or before the merger if the executive’s termination is determined to be in connection with the merger. The expected payments can and will vary from these estimates, depending on when the transaction is consummated. If the transaction closes in 2016, awards for the 2015 plan year would no longer be included in the calculation and would instead be replaced with the awards related to the 2016 plan year, details of which are not yet available. For additional information regarding severance and termination benefits that would be payable by Phoenix for terminations of employment that are unrelated to the occurrence of a change in control, see the proxy statement for Phoenix’s 2015 annual meeting of stockholders.
Under the change-in-control agreements, if  (i) the executive’s employment is terminated by us without “cause,” as described below, during the two years following the merger (or before the merger, if the termination is determined to be in connection with the merger), or (ii) the executive resigns for “good reason,” as described below, during the two years following the merger (or before the merger, if the termination is determined to be in connection with the merger), then Phoenix will pay or provide the executive officers:
•
The following payments (in lieu of any severance benefits payable under other plans, including The Phoenix Companies, Inc. Executive Severance Allowance Plan):

◦
For Mr. Wehr, a severance amount equal to the sum of his annual base salary and his target annual incentive for the year in which his employment terminates; for each other executive, a severance amount equal to two (2) times the sum of the executive’s annual base salary and his or her target annual incentive for the year in which the termination occurs;

◦
The executive’s full base salary through the date of termination, any vested amounts or benefits owed to the executive under any employee benefit plans, agreements and programs, and any unpaid accrued vacation; and

◦
Any other benefits payable under any plans, agreements, policies or programs of Phoenix or its affiliates.

•
Medical, dental and long-term disability benefit continuation for up to two (2) years from the date of termination, or until the executive becomes eligible for comparable benefits from a subsequent employer;

•
A cash payment equal to the pro rata portion of  (i) the executive’s annual target incentive award under Phoenix’s performance incentive plan or similar annual incentive plan, (ii) any awards made under Phoenix’s long-term incentive plan, subject to the terms of the applicable award agreements and determined using either (x) the target amount if the change in control occurs before the completion of the performance period; or (y) the results actually achieved if the change in control occurs after the completion of the performance period; and

•
For Mr. Wehr, reasonable outplacement services for one (1) year following the end of his eighteen (18)-month post-termination non-compete period (but in no event beyond the end of the second calendar year after his termination); for each other executive, one year of reasonable outplacement services at a level commensurate with the executive’s position.

In addition, Mr. Wehr is entitled to a single lump sum amount equal to the product of 1.5 times the sum of his annual base salary as then in effect and his target annual incentive for the year in which his employment terminates, as consideration for the non-solicitation and non-competition restrictions applicable to him under his change-in-control agreement. This payment will be paid as soon as practicable but no later than sixty (60) days following the date that Mr. Wehr’s employment is terminated. It should be noted that Mr. Wehr’s entitlements under any of Phoenix’s long term incentive plans were not taken into account when we determined the consideration to provide to Mr. Wehr in exchange for his compliance with the non-solicitation and non-competition restrictions applicable to him under his change-in-control agreement.
Under the change-in-control agreements, the executive’s earned salary will be paid in a single lump sum within 30 days following termination; the severance amount will be paid in a single lump sum within sixty (60) days following termination; and any additional benefits will be paid in accordance with the terms of the applicable plan, program or arrangement. The Company will pay the pro rata amounts of the executive’s performance incentive awards (or awards under a similar plan) and long-term incentive awards as soon as administratively practicable, but no sooner than six (6) months following termination of the executive’s employment.
The change-in-control agreements provide that if the value of payments or benefits under these agreements would constitute “excess parachute payments” as defined in Internal Revenue Code Section 280G, the Company will reduce the aggregate value of such payments to an amount equal to 2.99 times the executive’s aggregate annual compensation, calculated in accordance with the Treasury Regulations promulgated under Internal Revenue Code Section 280G. Assuming the closing occurs on December 31, 2015, payments to Mr. Cassidy, Ms. Malley and certain other executive officers will each be subject to such a cutback.
Under the change-in-control agreements, the executive officers are subject to a perpetual non-disclosure covenant and a non-solicitation provision for the period of their employment and for eighteen months thereafter. Certain benefits under the change-in-control agreements are subject to our corporate clawback policy.
Definitions
With respect to the foregoing change-in-control agreements, “cause”, “change in control” and “good reason” are defined as follows.
“Cause” means:
•
the executive’s conviction or plea of nolo contendere to a felony (excluding traffic violations or incidents of vicarious liability);

•
an act of willful misconduct with regard to Phoenix and its affiliates that has a material adverse impact on Phoenix or its affiliates;

•
the executive’s failure to attempt in good faith or refusal to perform legal directives of the Phoenix Board or our executive officers that are consistent with the scope and nature of his or her duties and responsibilities; provided that the executive does not remedy such failure or refusal within 30 days after notice is provided to the executive.

“Change in Control” means the first occurrence of:
•
any person, directly or indirectly, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of Phoenix representing 35% or more of the combined voting power;

•
the directors of Phoenix at the beginning of any twenty-four (24)-month period (such persons, the “incumbent directors”) cease to constitute a majority of the Phoenix Board or the board of directors of any successor; provided that, for purposes of determining whether a change in control has occurred, any director who is elected or nominated to the Phoenix Board by a majority of incumbent directors then in office will be considered an incumbent director;

•
the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Phoenix, if the Phoenix stockholders immediately before the transaction do not hold (directly or indirectly) a majority of the voting securities in substantially the same proportion as before the transaction of either (i) the surviving corporation, in the case of a merger or consolidation, or (ii) each surviving, resulting or acquiring corporation that, immediately following the transaction, holds more than thirty-five percent (35%) of the consolidated assets of Phoenix immediately before such transaction, in the case of a division or a sale or other disposition of assets.

•
the approval by our stockholders of a plan of liquidation; or

•
the occurrence of any other event that the Phoenix Board declares to be a change in control.

“Good Reason” means the occurrence after the effective date of a change in control of any of the following, without the executive’s written consent and which is not remedied by Phoenix within thirty (30) days after notice is provided to Phoenix:
•
the material reduction in the executive’s title, position, duties or responsibilities;

•
any requirement by Phoenix that changes the location of where the executive regularly provides services to a location that is more than thirty-five (35) miles away;

•
a material reduction of the executive’s base salary or the total incentive compensation opportunities made available to executive, or a reduction in the employee benefits provided to the executive under Phoenix’s employee benefit plans (without the provision of substantially equivalent replacement benefits); or

•
the failure to obtain the assumption and agreement by a successor to perform the change-in-control agreement, as contemplated in the change-in-control agreements.

The Phoenix Companies, Inc. Executive Severance Allowance Plan
The Phoenix Companies, Inc. Executive Severance Allowance Plan (the “Executive Severance Allowance Plan”) is available to all Company officers at the level of senior vice president or higher, and for any other employee the CEO determines to be integral to the formulation or execution of our business strategy. A participating executive is not entitled to benefits under this plan if the executive receives or is entitled to receive, as a result of his or her termination, benefits under another severance plan or agreement providing for severance benefits, including any change-in-control agreement. One of our executive officers is entitled to receive severance payments and other benefits under the Executive Severance Allowance Plan.
Under the Executive Severance Allowance Plan, if a participant is involuntarily terminated or resigns at the request of his or her employer, the participant would be eligible to receive (i) a severance payment equal to the product of (x) the executive’s monthly salary plus the monthly average of the last two annual incentive awards already paid under the Company’s performance incentive plan, annual incentive plan, investment incentive plan and/or any other designated incentive compensation arrangement and (y) the number of years of service credited to the executive pursuant to the plan, paid in the form of a lump sum payment or in equal installments, in each case commencing as soon as practicable following the executive’s termination; (ii) a pro-rata portion of the executive’s annual incentive award under the Company’s performance incentive plan, annual incentive plan, investment incentive plan and/or any other designated incentive compensation arrangement, in each case earned for the fiscal year of the termination; (iii) medical and dental benefit continuation in accordance with COBRA, with the executive paying the active participation rate monthly for up to the first twelve (12) months of the COBRA period following his or her separation date; and (iv) one (1) year of outplacement services at a level commensurate with the executive’s position (but in no event beyond December 31 of the second calendar year following termination).
Benefits are conditioned on a number of factors, including restrictive covenants within the terms of the plan and the signing of an agreement containing a general release and restrictive covenants. The plan conditions receipt of benefits on (i) refraining from interfering with ongoing operations and making disparaging remarks concerning Phoenix, its representatives, agents and employees; (ii) refraining from soliciting our employees, agents, representatives and/or clients; (iii) returning all Company property; and

(iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions will cause immediate cessation of all payments under the plan and the executive must immediately reimburse Phoenix for all payments previously made. Certain benefits under the plan are subject to our corporate clawback policy.
All severance payments due under the plan are to be paid no later than March 15 of the year following separation from service, except for any payments that are required to be paid at a later date pursuant to Internal Revenue Code Section 409A.
Directors’ and Officers’ Indemnification and Insurance
The merger agreement provides that from and after the effective time, Nassau will cause the surviving corporation to indemnify and hold harmless each present and former director, officer and employee of Phoenix or any of its subsidiaries and any fiduciary under any Phoenix plan (in each case, when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any material suits, claims, actions, arbitrations, mediations, citations, subpoenas, cease-and-desist letters or other proceedings of any nature (civil, criminal, regulatory or otherwise), in law or in equity, and any inquiries or investigations (whether civil, criminal, administrative or investigative), arising out of or pertaining to (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of Phoenix or any of its subsidiaries or (ii) matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated hereby) whether asserted or claimed prior to, at or after the effective time to the fullest extent permitted by applicable law (and the surviving corporation shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable law), subject to certain limitations.
In addition, following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s certificate of incorporation and bylaws related to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than those set forth in Phoenix’s organizational documents as of the date of the merger agreement. Such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger.
The merger agreement also provides that, prior to the effective time, we will (or if we are unable to, Nassau will cause the surviving corporation to) purchase, from an insurance carrier with the same or better credit rating as Phoenix’s current insurance carrier, a directors’ and officers’ liability “tail” insurance policy with benefits and coverage at least as favorable as Phoenix’s existing directors’ and officers’ liability and fiduciary insurance maintained by us covering pre-closing matters for a period of at least six years from the effective time, in an amount not to exceed 300% of the annual premiums of the current policies maintained by us.
The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective successors, heirs and legal representatives.
Other Interests
As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has entered into any agreement with Nassau regarding employment with, or compensation from, the surviving corporation or Nassau on a going-forward basis following the completion of the merger. However, Nassau (or its representatives) and some or all of our executive officers may have discussions from time to time with respect to such arrangements.
Quantification of Potential Merger-Related Payments to Named Executive Officers
The following table, “Golden Parachute Compensation,” along with its footnotes, shows the disclosure required by Item 402(t) of Regulation S-K regarding the amounts of payments and benefits payable to Phoenix’s named executive officers that are based on or otherwise relate to the merger. The amounts detailed below assume that the merger occurred on December 31, 2015 and, where applicable, the named executive officer’s employment was terminated by Phoenix without “cause” or by the named executive officer for “good reason” on December 31, 2015 (or before, if his or her termination is determined to be in connection with the merger). The table below takes into account each named executive officer’s Stock Unit ownership as of September 30, 2015. The actual amounts payable will depend on the effective time of the merger and the date of such termination, as applicable. More detail on the payments and benefits are set forth above in this section of this proxy statement.
The information contained in the following table and accompanying footnotes are subject to a non-binding, advisory vote of Phoenix’s stockholders, as described under the section titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on page 99.
Golden Parachute Compensation
Name	Cash(1)(2) ($)	Equity(3) ($)	Pension / NQDC ($)	Perquisites / Benefits(4) ($)	Tax Reimbursements ($)	Other ($)	Total ($)(5),(6)
James D. Wehr	6,700,552	544,875	0	28,098	0	0	7,273,525
Bonnie J. Malley	2,364,416	128,438	0	38,766	0	0	2,531,620
Edward W. Cassidy	3,717,081	202,725	0	38,766	0	0	3,958,572
Peter A. Hofmann(7)	0	0	0	0	0	0	0
Christopher M. Wilkos	2,364,416	128,438	0	38,766	0	0	2,531,620
Total	15,146,465	1,004,476	0	144,396	0	0	16,295,337

(1)
The amounts in this column reflect:

(a)
The cash severance, equal to either one time (for Mr. Wehr) or two times (for Ms. Malley and Messrs. Cassidy and Wilkos) the sum of the named executive officer’s base salary plus his or her annual incentive target, payable in a lump sum, to which the executive would be entitled assuming that the merger occurred on December 31, 2015 and the executive’s employment was terminated by us without “cause” or by the executive for “good reason” on that date (or before, if his or her termination is determined to be in connection with the merger), as described under “— Change-in-Control Agreements” above, as follows: Mr. Wehr: $700,000 for his base salary component and $700,000 for his annual incentive target component; Ms. Malley: $770,000 for her base salary component and $670,000 for her annual incentive target component; Mr. Cassidy: $820,000 for his base salary component and $1,597,980 for his annual incentive target component; and Mr. Wilkos: $770,000 for his base salary component and $670,000 for his annual incentive target component.

(b)
The amount for Mr. Wehr also reflects an additional $2,100,000 cash payment that Phoenix will pay (or cause to be paid) under his change-in-control agreement if, after the merger, he is terminated by us without cause or he resigns for good reason, as consideration for the non-solicitation and non-competition restrictions applicable to him under his change-in-control agreement. This payment will be paid as soon as practicable but no later than sixty (60) days following the date that Mr. Wehr’s employment is terminated. This amount is not subject to a single trigger payout.

(c)
The pro rata cash-based award (determined as if target performance results were achieved) in the event of a change in control and a qualifying termination of employment during the performance cycle, and before the final vesting, of the named executive officers’ awards, in the following amounts: Mr. Wehr: $372,993 under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, $727,559 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B and $1,400,000 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant A; Ms. Malley: $87,920 under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, $171,496 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B and $330,000 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant A; Mr. Cassidy: $74,599 under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, $145,512 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B and $280,000 under The Phoenix Companies, Inc. 2014-2016 Long-Term

Incentive Cycle Grant A; and Mr. Wilkos: $87,920 under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle, $171,496 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B and $330,000 under The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant A.
Under both The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle and The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B, in the event of a change in control before the end of the performance cycle, the performance measures for these cash-based awards are deemed to be achieved at target levels; however, vesting remains subject to continued employment through the award payment date. If there is a qualifying change of control under the executive’s change-in-control agreement during the performance cycle but before final vesting, the named executive officer will receive his or her pro rata cash-based award determined as if target performance results were achieved.
The foregoing amounts under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle and The Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant B are determined as if target performance results were achieved because performance cycles will not be complete as of December 31, 2015. The amounts under the Phoenix Companies, Inc. 2014-2016 Long-Term Incentive Cycle Grant A are also determined as if target performance results were achieved because the performance cycle results are not yet determinable for the cycle ending December 31, 2015.
(d)
The pro rata portion of each named executive officer’s target annual incentive award under The Phoenix Companies, Inc. 2015 Performance Incentive Plan (for Messrs. Wehr and Wilkos and Ms. Malley) and under the Saybrus Partners, Inc. Profit Sharing Plan, the Phoenix Profitability Incentive and Sales Incentives for Mr. Cassidy), as follows: Mr. Wehr: $700,000; Ms. Malley: $335,000; Mr. Cassidy: $798,990; and Mr. Wilkos: $335,000.

There are no “single trigger” cash severance arrangements under which an executive would receive payments or benefits solely upon a change in control.
(2)
The change-in-control agreements provide that if the value of payments or benefits under these agreements will constitute “excess parachute payments” as defined in Internal Revenue Code Section 280G, the Company will reduce the aggregate value of such payments to an amount equal to 2.99 times the executive’s aggregate annual compensation, calculated in accordance with the Treasury Regulations promulgated under Internal Revenue Code Section 280G. Both Ms. Malley and Mr. Cassidy would be subject to such a cutback, which will reduce their total payments by $237,441 and $223,878 respectively. These cutbacks are not reflected in the table above.

(3)
The amounts reported in the table for each named executive officer represent the following outstanding Stock Units, which vest upon a change of control under The Phoenix Companies, Inc. 2015-2017 Long-Term Incentive Cycle: Mr. Wehr: $544,875 in Stock Units; Ms. Malley: $128,438 in Stock Units; Mr. Cassidy: $108,975 in Stock Units; Mr. Wilkos: $128,438 in Stock Units. The amount reported for Mr. Cassidy also includes $93,750, the value that he would receive in respect of his unvested Saybrus restricted stock awards following an involuntary termination of employment other than for cause or following a termination of employment by him for good reason, in either case following a change in control.

(4)
The amounts reflected in this column include: as to Mr. Wehr, $9,895 for outplacement services for a period of one (1) year following the end of his eighteen (18)-month post-termination non-compete period (but no event beyond the end of the second calendar year after his termination) and $18,203 for continuation of medical, dental and long-term disability benefits for two (2) years following the date of termination or until he becomes eligible for comparable benefits in connection with employment with another employer; as to Ms. Malley, $9,895 for outplacement services for a period of one (1) year following the date of termination and $28,871 for continuation of medical, dental and long-term disability benefits for two (2) years following the date of termination or until she becomes eligible for comparable benefits in connection with employment with another employer; as to Mr. Cassidy, $9,895 for outplacement services for a period of one (1) year following the date of termination and $28,871 for continuation of medical, dental and long-term disability benefits for two (2) years following the date of termination or until he becomes eligible for comparable benefits in connection with employment with another employer; and as to Mr. Wilkos, $9,895 for outplacement services for a period of one (1) year following the date of termination and $28,871 for continuation of medical, dental and long-term disability benefits for two (2) years following the date of termination or until he becomes eligible for comparable benefits in connection with employment with another employer. None of these amounts are subject to a single trigger payout.
Upon their qualifying terminations of employment in connection with a change in control, the named executive officers would each receive the health coverage otherwise provided to active employees for up to two (2) years (the figures reflected above account for benefit continuation over a two-year period). We estimated the expenses to determine the value of the health and welfare benefit continuation for purposes of this disclosure based on the expenses associated with this coverage in 2015.
(5)
If the named executive officer’s employment is terminated by Phoenix without “cause” or by the executive for “good reason” before the merger and his or her termination is determined to be in connection with the merger, the executive would receive the same amounts reflected in the “Total” column in the table above, to the extent such benefits are in excess of those previously received by the executive as a result of his or her prior termination.

(6)
Under the change-in-control agreements, the cash severance amounts would each be paid in a single lump sum within sixty (60) days following the termination and any additional benefits will be paid in accordance with the terms of the applicable plan, program or arrangement. The Company would pay the pro rata amounts of the executive’s performance incentive awards (or awards under a similar plan) and long-term incentive awards as soon as administratively practicable, but no sooner than six (6) months following termination of the executive’s employment. Mr. Wehr would be paid his cash payment of  $2,100,000 for the non-solicitation and non-competition restrictions applicable to him under his change-in-control agreement as soon as practicable but no later than sixty (60) days following the date that his employment is terminated.

(7)
Mr. Hofmann, who was one of our named executive officers for 2015, resigned effective July 15, 2015. He is not entitled to any cash severance, acceleration of equity, pension benefits or perquisites in connection with the merger.

Financing of the Merger
The consummation of the merger is not subject to any financing conditions. There is no debt financing contemplated in connection with the completion of the merger. We anticipate that the total funds needed to complete the merger, including the funds to pay Phoenix stockholders the amounts due to them under the merger agreement, would be approximately $217.2 million based upon the number of shares of Phoenix common stock and Stock Units outstanding as of October 28, 2015. It is anticipated that Sponsor shall contribute, pursuant to the terms of, and subject to the conditions contained in, an executed equity commitment letter, sufficient funds to Nassau to fund the merger consideration and the other costs and expenses of Nassau relating to the merger.
Regulatory Clearances and Approvals Required for the Merger
Insurance Regulatory Approvals
Pursuant to conditions to the consummation of the merger set forth in the merger agreement, we cannot complete the merger until we have received approval of the merger from the CID and the NYDFS. Nassau intends to submit the required filing with the NYDFS with respect to Phoenix Life and with CID with respect to PHL Variable, Phoenix Life and Annuity Company and American Phoenix Life and Reassurance Company in early November 2015.
In addition to those filings, Nassau must use its reasonable best efforts to obtain other approvals from, or notices without disapproval to be made with, U.S. state insurance regulators with respect to the merger and related transactions. However, completion of the merger is not conditioned on the receipt of these other approvals or the making of these other filings.

U.S. Antitrust
Also, under the HSR Act, we cannot complete the merger until we have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. On October 16, 2015, Phoenix and Nassau each filed a premerger notification and report form under the HSR Act. The FTC granted early termination of the waiting period on October 26, 2015.
Broker-Dealer Regulatory Approval
In addition, pursuant to the conditions to the consummation of the merger set forth in the merger agreement, Phoenix will be required to file an application for approval of a change of control of equity ownership with FINRA with respect to its two broker dealers, 1851 Securities, Inc. and Saybrus Partners, Inc. The merger may not close until the waiting period (and any extension thereof) applicable to the merger under the FINRA rules and regulations shall also have been terminated or shall have expired.
General
Under the merger agreement, Phoenix, Nassau and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger, including to gain clearance from U.S. antitrust authorities and obtain approval from the NYDFS and the CID. Governmental entities with which filings are made may seek commitments or remedies as conditions for granting approval of the merger. Each of Nassau and Merger Sub, on the one hand, and Phoenix, on the other hand, is required to use reasonable best efforts to satisfy the closing conditions relating to required antitrust and regulatory consents, provided, however, that no party will be obligated to agree to any “burdensome condition” and Phoenix shall not be required to take any action which is not conditioned on the closing occurring.
A “burdensome condition” is generally defined as any requirement by any governmental entity that any of Nassau, Sponsor, Merger Sub, Phoenix or any of their respective affiliates (A) divest, or hold separate pending divestiture, any of the businesses, operations or assets of Nassau, Phoenix or their affiliates or (B) agree to take any other action or agree to any limitation or restriction on or changes in the business, operations or assets of Nassau or Phoenix or any of their respective affiliates that, individually or in the aggregate, are materially adverse to the combined businesses of Nassau, Phoenix and their respective subsidiaries, taken as a whole, following the closing, or to Sponsor, subject to certain specified exceptions that the parties have expressly agreed will not be deemed a burdensome condition. These exceptions, each of which will not be considered a burdensome condition and which Nassau has agreed to accept if they are imposed on Nassau in connection with obtaining the necessary regulatory approvals (including the approvals from the NYDFS and the CID) include:
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Capital-related commitments that Nassau may be required to make, including a requirement that Nassau contribute $100 million of capital to the Company following the closing and requirements that Nassau agree to a business plan to operate subsidiaries of Phoenix at specified minimum capital ratios for specified periods of time following the closing;

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Matters relating to if and when Nassau may cause Phoenix’s insurance subsidiaries to pay dividends following the closing, including restrictions on issuing dividends from such insurance subsidiaries to their respective shareholders when specified capital ratios are not satisfied during a specified period of time;

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Matters relating to restrictions on the Company’s insurance subsidiaries’ new business under specified circumstances and matters relating to the type of investment assets that the Company’s insurance subsidiaries may hold under specified circumstances; and

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Matters relating to employment levels, headquarters location and reporting requirements, including a requirement that Nassau maintain specified minimum employment levels in New York and Connecticut for a period of time following the closing.

In a number of the circumstances summarized above, however, in the event one or more regulatory approvals is conditioned on Nassau agreeing to a more onerous requirement than specified, such requirement would expressly be deemed a burdensome condition and Nassau would not be obligated to complete the merger agreement. For example, if a regulatory approval is conditioned on Nassau being required to contribute more than $100 million of capital to the Company following the closing, then Nassau could deem that to be a burdensome condition and thereby have the option of not completing the merger.
While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner and without the imposition of a burdensome condition, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement, if at all, or without the imposition of a burdensome condition.
The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Phoenix’s stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of Phoenix common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 103) whose shares of Phoenix common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.
You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 103 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Delisting and Deregistration of Phoenix Common Stock
As promptly as practicable following the completion of the merger, the Phoenix common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Transaction Litigation
Following the announcement of the execution of the merger agreement on September 28, 2015, a putative class action lawsuit was filed on October 26, 2015, by a purported stockholder of Phoenix in the Superior Court of the State of Connecticut challenging the transaction and alleging that the individual members of the Phoenix Board violated their fiduciary duties to the Phoenix stockholders and that the defendant companies — Phoenix, Nassau, and Merger Sub — aided and abetted such alleged breaches. The plaintiff in the action, which is styled Thomas White v. The Phoenix Companies, Inc., et. al., No. HHD-CV15--6063180-S, seeks, among other things, an order enjoining the merger and, in the event the merger is completed, rescission and/or damages as a result of the alleged violations of law, as well as fees and costs.
Although it is not possible to predict the outcome of this litigation matter with certainty, Phoenix and the Phoenix Board believe that the claims asserted in this lawsuit are without merit and intend to vigorously defend against these claims.
Appraisal Rights
If the merger is completed, Phoenix’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established therein.
Under Section 262 of the DGCL, Phoenix stockholders who do not wish to accept the $37.50 per share merger consideration provided for in the merger agreement have the right to demand appraisal of their shares of Phoenix common stock and to receive payment in cash of the fair value of their shares of

Phoenix common stock as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be such fair value. The “fair value” per share of your shares of Phoenix common stock as determined by the Delaware Court of Chancery in an appraisal proceeding may be more or less than, or the same as, the $37.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. Phoenix’s stockholders who do not vote in favor of the merger proposal who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who comply with the other requirements to exercise appraisal rights under the DGCL will be entitled to appraisal rights under the DGCL. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.
This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL where a merger agreement is to be submitted for adoption at a meeting of stockholders, Phoenix must notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Phoenix’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Phoenix common stock, Phoenix believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.
If you wish to demand appraisal of your shares of Phoenix common stock, you must satisfy each of the following conditions: You must deliver to Phoenix a written demand for appraisal of your shares of Phoenix common stock before the vote is taken to approve the merger proposal, which must reasonably inform us of the identity of the holder of record of shares of Phoenix common stock who intends to demand appraisal of his, her or its shares of Phoenix common stock; and you must not vote or submit a proxy in favor of the merger proposal, and you must hold your shares through the effective time of the merger.
If you fail to comply with any of these three conditions and the merger is completed, your shares of Phoenix common stock will be converted into the right to receive payment of  $37.50 per share for your shares of Phoenix common stock as provided for in the merger agreement, but you will lose your appraisal rights with respect to your shares of Phoenix common stock.
A holder of shares of Phoenix common stock wishing to exercise appraisal rights must hold of record the shares of Phoenix common stock on the date the written demand for appraisal is made and must continue to hold the shares of Phoenix common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to The Phoenix Companies, Inc., Attention: General Counsel, One American Row, Hartford, Connecticut 06102-5056, and must be delivered to Phoenix before the vote is taken to approve merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Phoenix common stock. The demand must reasonably inform Phoenix of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Phoenix common stock. A stockholder’s failure to deliver to Phoenix the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.
Only a holder of record of shares of Phoenix common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Phoenix common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Phoenix common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Phoenix common stock. If you hold your shares of Phoenix common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.
If shares of Phoenix common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Phoenix common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Phoenix common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Phoenix common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Phoenix common stock as to which appraisal is sought. Where no number of shares of Phoenix common stock is expressly mentioned, the demand will be presumed to cover all shares of Phoenix common stock held in the name of the record owner. If a stockholder holds shares of Phoenix common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.
Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Phoenix’s record stockholders who has demanded appraisal in accordance with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Phoenix common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of Phoenix common stock determined in any such appraisal proceeding, plus interest, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.
Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Phoenix common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Phoenix common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Phoenix common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Phoenix common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Phoenix common stock held either in a voting trust or by a nominee on behalf of such person for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Phoenix common stock and with whom agreements as to the value of their shares of Phoenix common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares of Phoenix common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares of Phoenix common stock, the Delaware Court of Chancery will appraise the shares of Phoenix common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon surrender by those stockholders of the certificates representing their shares of Phoenix common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.
You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Phoenix common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Phoenix common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Phoenix common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Phoenix common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $37.50 per share cash payment (without interest) for his, her or its shares of Phoenix common stock pursuant to the merger agreement.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.
In view of the complexity of Section 262 of the DGCL, Phoenix’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT
The following discussion sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 107.
The Merger
Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into Phoenix, the separate corporate existence of Merger Sub will cease, and Phoenix will survive the merger as a wholly owned direct subsidiary of Nassau.
Closing and Effectiveness of the Merger
The closing of the merger will take place on no later than the 10th business day following the day on which the conditions to its completion have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), or such other time as Phoenix and Nassau may agree.
Merger Consideration
At the effective time, each outstanding share of Phoenix common stock (other than any shares that may be held in the treasury of Phoenix, by Nassau or by any direct or indirect wholly-owned subsidiary of Nassau or Phoenix, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL) will be converted into the right to receive $37.50 in cash, without interest (the “merger consideration”). After the merger is completed, holders of Phoenix common stock will have only the right to receive the merger consideration, and will no longer have any rights as holders of Phoenix common stock, including voting or other rights. Shares of Phoenix common stock held by us or by Nassau, Merger Sub or any of Phoenix’s or Nassau’s other direct or indirect wholly owned affiliates will be cancelled at the effective time and shares held by stockholders who have properly made and not withdrawn a demand for appraisal rights under the DGCL will instead be entitled to such appraisal rights as provided under the DGCL and described under “The Merger Proposal (Proposal 1) — Appraisal Rights.” Pursuant to the merger agreement Nassau, the surviving corporation and the paying agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Phoenix common stock, options to purchase shares of Phoenix common stock, Restricted Shares or Stock Units such amounts as it may be required to deduct and withhold with respect to the payment of certain taxes as required by applicable law.
Exchange Procedures
At or prior to the effective time, Nassau shall deposit (or cause to be deposited) with a paying agent sufficient funds for payment of the aggregate merger consideration as provided by the merger agreement in respect of shares of Phoenix common stock. Promptly after the effective time, the surviving corporation shall cause to be mailed to each record holder as of the effective time of  (i) an outstanding certificate or certificates which immediately prior to the effective time represented Phoenix shares, or (ii) book-entry shares, a form of letter of transmittal and instructions for use in effecting the surrender of such holder’s certificates or book-entry shares. Each holder of such certificates or book-entry shares will be entitled to receive the merger consideration for each share represented by such holder’s certificate or book-entry share, less any required withholding taxes, upon surrendering to the paying agent such holder’s certificates or book-entry shares, together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to the instructions. Such certificates or book-entry shares shall then be cancelled.

Treatment of Phoenix Equity Awards
The merger agreement provides that outstanding equity-based awards issued under Phoenix’s equity incentive plans will be treated as set forth below:
Immediately before the effective time, each outstanding option to purchase shares of Phoenix common stock held by any current or former employee or director, whether vested or unvested, will be cancelled and the holder will receive, at or promptly after the effective time, an amount in cash, without interest and less any required withholding taxes, equal to the product of  (i) the number of shares previously subject to such option and (ii) the excess, if any, of  $37.50 over the exercise price per share previously subject to such option. Because each such outstanding option of Phoenix has an exercise price equal to or over $37.50, all options to purchase shares of Phoenix common stock will be cancelled without any payment for the option.
As of the effective time, each outstanding share of Phoenix common stock that is subject to vesting will vest, and the holder will receive, at or promptly after the effective time, an amount in cash equal to $37.50, without interest and less any required withholding taxes, with respect to each restricted share. There are currently no outstanding restricted shares.
Immediately before the effective time, each outstanding Stock Unit, whether vested or unvested, will be cancelled and the holder will receive, at or promptly after the effective time, an amount in cash, without interest and less any required withholding taxes, equal to the product of  (i) the number of shares of Phoenix common stock previously subject to the Stock Unit and (ii) $37.50.
Representations and Warranties
The merger agreement contains representations and warranties that we, on the one hand, and Nassau and Merger Sub, on the other hand, have made to one another (in some cases, as of specific dates) relating to our and their respective businesses. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Accordingly, Phoenix stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, were negotiated for purposes of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included to provide Phoenix stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.
Our representations and warranties relate to, among other things:
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our and our subsidiaries’ due organization, valid existence, good standing, qualification to do business and similar corporate matters;

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our organizational documents;

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our and our subsidiaries’ capitalization and capital structure;

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our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

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Phoenix stockholder approval required to complete the merger;

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the absence of conflicts with our (and our subsidiaries’) organizational documents, applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained) or our and our subsidiaries’ contracts in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

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the absence of rights of termination, cancellation, amendment or acceleration of, or other material right of a counterparty or any other material liability or obligation of Phoenix or any of its subsidiaries under our and our subsidiaries’ contracts;

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consents, approvals, authorizations, permits, actions, filings and notifications required by governmental entities to enter into the merger agreement, perform thereunder and complete the merger;

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our and our subsidiaries’ compliance with applicable law;

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financial statements and SEC filings, disclosure controls and procedures, the Sarbanes-Oxley Act of 2002, and undisclosed liabilities;

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filing since January 1, 2012 of insurance reports and accompanying financial statements by Phoenix’s insurance entities;

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compliance of insurance contracts with insurance laws and absence of any orders from governmental entities restricting Phoenix’s business;

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the absence from December 31, 2014 through the date of the merger agreement of any changes, events or occurrences that have had or would reasonably be expected to have a material adverse effect on Phoenix, and of certain actions from June 30, 2015 through the date of the merger agreement that would have required Nassau’s consent under the merger agreement as described under “The Merger Agreement — Conduct of Business Pending the Merger” if taken after the date of the merger agreement;

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the absence of material suits, claims, actions, arbitrations, mediations, citations, subpoenas, cease-and-desist letters or other proceedings of any nature (civil, criminal, regulatory or otherwise), in law or in equity, pending or, to our knowledge, threatened against us, and the absence of certain orders or injunctions against us and our subsidiaries;

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labor and employment matters affecting us or our subsidiaries, including our benefits plans;

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our insurance policies;

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our real and personal property;

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certain tax matters;

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our contracts with respect to reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance;

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intellectual property;

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environmental matters;

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our and our subsidiaries’ material contracts;

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our investment assets;

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our broker-dealers’ registration, licensing, qualifications and compliance with applicable rules;

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information for inclusion or incorporation by reference in this proxy statement;

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our receipt of an opinion from each of Sandler O’Neill and Goldman Sachs regarding the fairness, from a financial point of view, of the consideration to be received by holders (other than Nassau and its affiliates) of Phoenix common stock;

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brokers, finders and investment bankers;

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the absence of restrictions in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation;

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our separate accounts’ establishment, maintenance, operations and compliance with applicable law;

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the operation of our closed block business in compliance with our 2000 demutualization plan;

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amendments to Phoenix’s “rabbi trust agreements” that established Phoenix’s Benefit Protection Trust and OPT Plan Trust; and

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our bonds that were issued on December 27, 2001 having fewer than 300 holders “of record.”

Some of our representations and warranties are qualified as to materiality or by exceptions related to the absence of a material adverse effect. Under the merger agreement, “material adverse effect” with respect to Phoenix means any fact, circumstance, condition, change or effect that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition, assets or results of operations of Phoenix and its subsidiaries taken as a whole, or (b) our ability to perform our obligations under the merger agreement or to consummate the transaction contemplated thereby by the termination date; provided that no facts, circumstances, conditions, changes or effects arising out of or resulting from any of the following events, either alone or in combination, shall constitute or contribute to a material adverse effect (except, in the case of the first, second and fifth bullet points below, to the extent that such adverse fact, circumstance, condition, change or effect disproportionately has a greater adverse impact on us and our subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the other participants in the businesses and industries in which we and our subsidiaries operate):
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changes in general economic, financial market or geopolitical conditions;

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general changes or developments in any of the industries in which Phoenix or its subsidiaries operate;

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the announcement of the merger agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners or employees of Phoenix and its subsidiaries, or any adverse impact on Phoenix’s credit rating from credit rating agencies, due to the announcement of the merger agreement or the identity of Nassau or Merger Sub;

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changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof  (including, changes in GAAP or in statutory accounting practices including, prescribed or permitted by the applicable Insurance Regulatory Authority accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board);

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any attack on, or by, outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity;

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any failure by Phoenix to meet any published analyst estimates or expectations of Phoenix’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Phoenix to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price of Phoenix’s common stock, in and of itself  (but the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

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the failure of Phoenix or any of its subsidiaries to comply with any laws regarding compliance with (i) filing deadlines SEC disclosure obligations, (ii) laws regarding the registration statements under the Investment Company Act of 1940, as amended, and the Securities Act, (iii) laws regarding the filing of financial statements prepared in accordance with statutory accounting practices; and (iv) laws regarding the filing with the SEC of audited financial statements of Phoenix Life prepared in accordance with GAAP;
•
any change in the financial strength or claims paying ability rating from any nationally recognized credit rating agency of Phoenix’s insurance entities (although the facts underlying such change may be considered in determining a material adverse effect); or

•
any losses of Phoenix and its subsidiaries resulting from specified litigation items.

Nassau and Merger Sub also make a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:
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due organization, valid existence, good standing, qualification to do business and similar corporate matters;

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corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement;

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the absence of conflicts with their respective organizational documents or applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained), in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

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the absence of conflicts, breaches or violations of or defaults that would result in the loss of a benefit under, give rise to any right of termination, cancellation, amendment or acceleration of, or give rise to any other material right of a counterparty or any other material liability or obligation of Nassau or Merger Sub under any contract to which Nassau or Merger Sub is a party or by which Nassau or Merger Sub or its or any of their respective properties, assets or rights are bound, or of any licenses, as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

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the absence of material suits, claims, actions, arbitrations, mediations, citations, subpoenas, cease-and-desist letters or other proceedings of any nature (civil, criminal, regulatory or otherwise), in law or in equity pending or threatened against Nassau or any of its subsidiaries (other than those actions that would not prevent, materially delay or materially impede the consummation of the transactions contemplated under the merger agreement);

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information for inclusion or incorporation by reference in this proxy statement;

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brokers, finders and investment bankers;

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Sponsor’s commitment to contribute equity financing and the availability and sufficiency of funds to complete the merger;

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Nassau’s ownership of 100% of Merger Sub and the absence of any liabilities or obligations of Merger Sub other than in connection with the merger agreement and the merger;

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the absence of Nassau’s and its affiliates’ beneficial ownership of Phoenix common stock.

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the vote or consent for Nassau and Merger Sub to approve the merger agreement or the transactions contemplated thereby; and

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the intention, as of the date of the merger agreement, to use reasonable best efforts to cause Phoenix to comply with the terms of Phoenix’s plans covered by the Benefit Protection Trusts, as amended, after the closing of the merger.

Some of Nassau’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to the absence of any circumstances which would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement by Nassau or Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.
Conduct of Business Pending the Merger
We have agreed to restrictions on the operation of our business until the earlier of the effective time or the termination of the merger agreement. In general, we have agreed to conduct our business in the ordinary course of business consistent with past practice and use reasonable best efforts, and cause our subsidiaries to use their reasonable best efforts, to preserve substantially intact our business organization, and to preserve our present relationships with customers, policyholders, suppliers, current officers and employees, producers, insurance regulatory authorities and other persons with which we have material business relations and maintain in effect all material licenses required to carry on our business. In addition, we have agreed that, subject to specified exceptions or as required by law, neither we nor our subsidiaries will, without the prior written consent of Nassau (not to be unreasonably withheld, conditioned or delayed):
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amend or otherwise change or propose to change our certificate of incorporation or bylaws or any similar governing instruments;

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issue, deliver, sell, pledge or otherwise dispose of, or grant any rights to acquire, any shares of our or our subsidiaries’ voting securities, other than in connection with the exercise of options or in connection with other stock-based awards, in connection with employer stock contributions pursuant to the terms of Phoenix’s savings and investment plan;

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declare, set aside, make or pay any dividend or other distribution (except by one of our subsidiaries);

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock (other than the acquisition of shares tendered by employees or former employees in connection with a cashless exercise of options or in order to pay taxes in connection with the exercise of options or the lapse of restrictions in respect of any restricted shares or Stock Units or otherwise pursuant to the terms of a Phoenix plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of our subsidiaries;

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acquire any interest or make any investment in any person or assets other than in the ordinary course consistent with past practice with consideration that does not exceed $5,000,000 individually or $15,000,000 in the aggregate or pursuant to existing contracts;

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sell or otherwise dispose of, pledge or otherwise encumber any business, assets, properties or rights that is or are material to us and our subsidiaries taken as a whole;

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make or authorize capital expenditures, except for such expenditures that do not exceed $1,000,000 individually or $5,000,000 in the aggregate;

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enter into any new line of business;

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enter into, amend, modify, terminate waive or grant consent under a material contract or reinsurance contract, except in the ordinary course consistent with past practice;

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(i) incur any new indebtedness (other than ordinary course indebtedness, such as in connection with investment assets pursuant to our investment guidelines), (ii) change the terms of existing indebtedness, including repurchasing any of our bonds or (iii) cancel any indebtedness of or claims against third parties;

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(i) increase the compensation or benefits of any of directors or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or certain executive officers), (ii) grant any severance or termination pay (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or certain executive officers), (iii) enter into any employment agreement directors or employees, except for offers of employment in the ordinary course of business with employees who are not directors or certain executive officers (except with respect to allowed hires), (iv) establish, adopt, enter into or amend in any material respect or terminate any Phoenix employee plan, (v) hire any employee, other than to replace someone in a position that is an executive officer position and which position’s base salary and target annual bonus opportunity do not materially exceed that of the departed employee or (vi) terminate any of the executive officers except for certain types of cause; in each case, except if required pursuant to existing contracts, employment plans or as otherwise required by law;
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except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, materially change our financial accounting methods, our investment guidelines or any of our actuarial, underwriting, claims administration, reinsurance, reserving, payment, product pricing, sales, marketing, producer compensation policies, practices or principles;

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except in the ordinary course of business or as required by applicable law, make any material tax election or change any method of tax accounting, change any material annual tax accounting period, enter into any material closing agreement or settlement or compromise of any material tax liability, file any amended tax return with respect to any material tax or claim for any material tax refund, or surrender any right to claim a material tax refund, offset or other material reduction in tax liability;

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settle or compromise material legal proceedings, other than in an amount not to exceed $5,000,000 individually or $15,000,000 in the aggregate;

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fail to renew or maintain our existing insurance policies, other than in the ordinary course of business;

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enter into any arrangement with respect to the sale, voting, registration or repurchase of our securities;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Phoenix;

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make any loans, advances or capital contributions to any person, other than (i) to Phoenix or any subsidiary or (ii) investment portfolio transactions in the ordinary course of business consistent with past practice and the investment guidelines;

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enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

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make or determine to make any material addition or reduction to our reserves other than in the ordinary course of business consistent with past practice;

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sell, lease, sub-lease, license, subject to an encumbrance, surrender, relinquish or dispose of our headquarters;

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acquire or redeem, or cause any subsidiary or affiliate to acquire, any of the indebtedness under our indenture;

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cause or permit any Phoenix insurance entity voluntarily to forfeit, abandon, modify, waive, terminate, allow to lapse or otherwise change any of its insurance licenses, except as may be required in order to comply with applicable law;

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cause or permit any of our broker-dealers to abandon, forfeit or allow to lapse any licenses, permits and other governmental authorizations;

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outsource the performance of any material corporate or operational function; and

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agree, authorize or commit Phoenix or any of its subsidiaries to take, or consent to certain of our joint ventures taking, any of the foregoing actions.

Restrictions on Solicitation of Acquisition Proposals
Non-Solicitation Provisions and Exceptions
From the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement, Phoenix is subject to restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by Phoenix stockholders at the special meeting described further in this proxy statement). Specifically, Phoenix and its subsidiaries and their respective directors and executive officers may not (and shall use reasonable best efforts to ensure that its and its subsidiaries’ respective agents and representatives do not):
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directly or indirectly, solicit or knowingly facilitate any inquiries or the making of any acquisition proposal or any proposal that may reasonably be expected to lead to an acquisition proposal;

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directly or indirectly enter into, maintain, participate in or continue any negotiations or discussions with any person concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to an acquisition proposal or to any proposal that may reasonably be expected to lead to an acquisition proposal;

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engage in discussions with any person with respect to any acquisition proposal (other than to clarify the terms of the acquisition proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such acquisition proposal is or is reasonably likely to lead to a superior proposal); or

•
adopt, approve, recommend or publicly propose to recommend, or agree to any acquisition proposal or any acquisition proposal documentation.

Additionally, Phoenix shall not resolve, propose or agree to do any of the foregoing prohibited activities.
Notwithstanding the foregoing, nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an acquisition proposal.
In addition, Phoenix shall not, and shall cause its subsidiaries not to, release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement with any person to which Phoenix or any of its subsidiaries is a party, unless the Phoenix Board determines after consultation with its outside legal advisors that the failure to release, waive, enforce, grant a consent or make an election would be inconsistent with its fiduciary duties under applicable law.
Further, notwithstanding the foregoing non-solicitation restrictions, prior to approval of the merger proposal by the Phoenix stockholders at the special meeting, in response to a bona fide acquisition proposal that was not initiated, solicited, encouraged or facilitated in violation in any material respect of the merger agreement (including the non-solicitation restrictions described above), we may (and may resolve or agree to) provide access to Phoenix’s properties, books and records and provide confidential information or data in response to a request therefor by a person who has made after the date hereof an unsolicited bona fide acquisition proposal, if and only if the Phoenix Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisors that, (x) such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal, and (y) that the failure to take such action would be inconsistent with the Phoenix Board’s fiduciary duties under applicable law. Additionally, with respect to the provision of access to properties, books, records and other confidential information, the person making the acquisition proposal must have executed a confidentiality agreement (which has terms substantially similar to those contained in the confidentiality agreements between Phoenix and Nassau and between Phoenix and Golden Gate Private Equity, Inc., respectively).

In response to the receipt of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with Phoenix or its representatives with respect to an acquisition proposal (or any offer or proposal that could reasonably be expected to lead to an acquisition proposal), we must:
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promptly (and in no event later than 24 hours after receipt) notify Nassau in writing of the receipt of any acquisition proposal (or any request for information, discussions or negotiations for access to the properties or books and records of Phoenix or any of its subsidiaries or other inquiry that the Company reasonably believes could have a reasonable possibility of resulting in an acquisition proposal), which notice shall include the identity of the person making such acquisition proposal, the material terms thereof and a copy of any acquisition proposal documentation received by Phoenix or any of its subsidiaries or any of its or their respective representatives in connection therewith; and

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keep Nassau reasonably informed of the status and details (including any material developments with respect to such acquisition proposal).

Thereafter, Phoenix shall keep Nassau reasonably informed on a reasonably current basis of any material change to the terms of any such acquisition proposal.
Phoenix Board Recommendation and Change of Recommendation
Under the terms of the merger agreement, subject to the exceptions described below, the Phoenix Board has agreed to recommend that the Phoenix stockholders vote in favor of the merger proposal. If the Phoenix Board directly or indirectly withdraws (or modifies or qualifies in a manner adverse to Nassau or Merger Sub), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Nassau or Merger Sub), its recommendation that Phoenix stockholders adopt the merger agreement or otherwise makes any public statement inconsistent with such recommendation, such action or resolution or agreement to take any such action constitutes a “change of recommendation” of the Phoenix Board. The Phoenix Board may effect a change of recommendation based on its receipt of a superior proposal or a change in circumstance, subject to specified terms as described below.
In connection with a receipt of a superior proposal, the Phoenix Board may effect a change of recommendation if and only if the Phoenix Board determines in good faith, after consultation with its outside legal counsel and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such acquisition proposal), that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Additionally, prior to effecting a change of recommendation based on receipt of a superior proposal:
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the Phoenix Board must provide written notice to Nassau advising Nassau at least five business days prior to making such a change in recommendation that the Phoenix Board intends to consider making a change of recommendation based on our receipt of an acquisition proposal that the Phoenix Board has determined in good faith is a superior proposal;

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the Phoenix Board must provide to Nassau the identity of the third party making the acquisition proposal, the material terms and conditions of the acquisition proposal and copies of all acquisition proposal documentation;

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the Phoenix Board must give Nassau five business days after our written notice described above to propose revisions to the terms of the merger or make another proposal so that such acquisition proposal would cease to constitute a superior proposal and, if requested by Nassau, Phoenix must negotiate with Nassau in good faith during such five business day period; and

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after considering the proposals made by Nassau during such five business day period, if any, and after consultation with our outside legal counsel and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such acquisition proposal), the Phoenix Board must determine, in good faith, that such acquisition proposal continues to constitute a superior proposal and that the failure to make the change of recommendation would be inconsistent with its fiduciary duties under applicable law.

Any material amendment to the terms of a proposed agreement relating to a superior proposal is considered a new proposal, and we must follow the requirements set forth in the above bullet points with respect to such new proposal, except that the five business day period shall be reduced to a three business day period (but shall in no event shorten the original notice period).
In response to a change in circumstance, the Phoenix Board may effect a change of recommendation if and only if the Phoenix Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Additionally, prior to effecting a change of recommendation based on a change of circumstance:
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the Phoenix Board must provide to Nassau a description in reasonable detail of the change in circumstance and a written notice at least five business days prior to making any such change of recommendation;

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if requested by Nassau, Phoenix must negotiate with Nassau in good faith during the five business day period after the written notice describe above;

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after considering any proposed revisions made by Nassau to the merger agreement during such five business day period, if any, and after consultation with our outside legal counsel, the Phoenix Board must determine, in good faith, that the failure to make the change of recommendation in response to such change in circumstance would be inconsistent with its fiduciary duties under applicable law.

Unless the merger agreement is terminated, we are required to take all reasonable action to call, give notice of, convene and hold the stockholders’ meeting to adopt the merger agreement, even if the Phoenix Board has changed its recommendation with respect to the merger, and we do not have an independent right to terminate the merger agreement to enter into a superior proposal.
Certain Definitions
In this proxy statement, we refer to any proposal or offer from any person or group (other than Nassau or any of its affiliates) with respect to (x) a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving Phoenix and/or its subsidiaries or (y) any proposal or offer to acquire in any manner (1) 20% or more of the equity interests (measured by economic or voting power) in Phoenix on a consolidated basis, or (2) 20% or more of the assets or liabilities of Phoenix on a consolidated basis (including through reinsurance) or to which 20% or more of the revenues of Phoenix and its subsidiaries on a consolidated basis are attributable, other than the transactions contemplated by the merger agreement, as an “acquisition proposal.”
In this proxy statement, we refer to any acquisition proposal obtained from any person or group, to acquire 75% of the outstanding equity interests in Phoenix or 75% of the consolidated assets of Phoenix and its subsidiaries, taken as a whole, which is on terms that the Phoenix Board determined in good faith, after consultation with Phoenix’s outside legal and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such acquisition proposal), (i) that if consummated, would be more favorable to Phoenix and its stockholders from a financial point of view than the transactions contemplated by the merger agreement and (ii) is reasonably likely of being consummated, taking into account all such factors as the Phoenix Board considers to be appropriate (including financial, regulatory, legal and other aspects of such acquisition proposal, including any conditions to consummation, the likely timing of consummation and whether such acquisition proposal contemplates reinsurance of any of the liabilities of Phoenix or any of its subsidiaries to an affiliate of such person or group), as a “superior proposal.”
In this proxy statement, we refer to any material event or development or material change in circumstances (that does not relate to an acquisition proposal) with respect to Phoenix that was not known to, and was not reasonably foreseeable by (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by), the Phoenix Board or any executive officer of Phoenix as of or prior to the date of the merger agreement which becomes known prior to the time at which the requisite vote is obtained, as a “change in circumstances.”

Efforts to Complete the Merger
Each of the parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement, including effecting, as promptly as practicable (and within the time limits set forth in the merger agreement) the regulatory filings and obtaining clearances in the U.S. pursuant to the HSR Act and described under “The Merger Proposal (Proposal 1) — Regulatory Clearances and Approvals Required for the Merger” beginning on page 75, provided that Phoenix will not be required to take any action which is not conditioned on the closing occurring. Each of Nassau, Merger Sub and Phoenix will cooperate and provide the other with a reasonable opportunity to review and comment on any regulatory filing and approval, and on any amendment or supplement thereto and each will provide the other with a copy of all such filings made.
No approval or clearance related to antitrust laws which require the satisfaction of certain remedies not agreed to or deemed agreed to by Nassau will be considered obtained for purposes of the merger agreement.
Employee Benefits
From the effective time until the first anniversary of the effective time, Nassau will provide employees of Phoenix or its subsidiaries with compensation levels that are no less favorable in the aggregate than, and employee benefits that are substantially comparable in the aggregate to, those provided to such employees before the consummation of the merger, and will maintain the severance-related provisions under existing employee benefit plans for employees who are terminated during this one-year period. Nassau will also provide employees with full credit for purposes of eligibility and vesting under any employee benefit plans, waive any pre-existing condition or eligibility limitation, and credit claims incurred and amounts paid or reimbursed before the effective time under similar plans for purposes of determining deductibles and out-of-pocket limitations.
If the merger is consummated during 2015, all bonus amounts for fiscal year 2015 under annual bonus cash incentive plans will be calculated consistent with past practice and paid in the ordinary course of business no later than March 15, 2016, provided that any employee who is terminated for “cause” after the closing will not be entitled to this payment.
Directors’ and Officers’ Indemnification and Insurance
The merger agreement provides that from and after the effective time, Nassau will cause the surviving corporation to indemnify and hold harmless each present and former director, officer and employee of Phoenix or any of its subsidiaries and any fiduciary under any Phoenix plan (in each case, when acting in such capacity), determined as of the effective time, against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any material suits, claims, actions, arbitrations, mediations, citations, subpoenas, cease-and-desist letters or other proceedings of any nature (civil, criminal, regulatory or otherwise), in law or in equity, and any inquiries or investigations (whether civil, criminal, administrative or investigative), arising out of or pertaining to (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of Phoenix or any of its subsidiaries or (ii) matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated hereby) whether asserted or claimed prior to, at or after the effective time to the fullest extent permitted by applicable law (and the surviving corporation shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable law), subject to certain limitations.
In addition, following the effective time, the surviving corporation will maintain in effect provisions in the surviving corporation’s certificate of incorporation and bylaws related to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than those set forth in Phoenix’s organizational documents as of the date of the merger agreement. Such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger.
The merger agreement also provides that, prior to the effective time, we will (or if we are unable to, Nassau will cause the surviving corporation to) purchase, from an insurance carrier with the same or better credit rating as Phoenix’s current insurance carrier, a directors’ and officers’ liability “tail” insurance policy with benefits and coverage at least as favorable as Phoenix’s existing directors’ and officers’ liability and fiduciary insurance maintained by us covering pre-closing matters for a period of at least six years from the effective time, in an amount not to exceed 300% of the annual premiums of the current policies maintained by us.
The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective successors, heirs and legal representatives.
Other Covenants and Agreements
The merger agreements contains other covenants and agreements relating to, among other things:
Consent Solicitation for Indenture Amendment.   Phoenix must, at Nassau’s sole expense, use its reasonable best efforts to amend the terms of Phoenix’s indenture for its 7.45% senior unsecured notes to replace its public filing obligations with reporting obligations more appropriate for a privately held company. Phoenix intends to solicit its bondholders in order to amend such indenture.
Transition Committee.   Each of Nassau and Phoenix has agreed to form a transition committee with equal number of representatives from Nassau and Phoenix to discuss on an ongoing basis, subject to applicable law, the status of the ongoing operations of Phoenix and its subsidiaries and certain integration planning matters.
Rabbi Trust Amendments.   Phoenix also agreed to enter into amendments for the trust agreements that govern specified benefit protection trusts of the Company to remove any provisions triggering a funding obligation upon or by reason of a change of control (the “rabbi trust amendments”). The rabbi trust amendments were executed on September 29, 2015.
Accounting Matters.   Phoenix has agreed to keep Nassau reasonably informed with respect to the Company’s accounting remediation efforts. Phoenix further agreed to consider in good faith the views and proposals of Nassau with respect to the remediation efforts and to implement any change proposed by Nassau with respect to the remediation efforts so long as the Company’s third party independent accountants do not advise against implementing such changes.
Investment Assets.   At any time prior to the Condition Satisfaction, Phoenix has agreed to consider in good faith Nassau’s proposals and recommendations with respect to the purchase or disposition of any investment asset. Phoenix also agreed to implement such proposals or recommendations that are reasonably requested by Nassau after the Condition Satisfaction and prior to the Closing.
Conditions to the Closing of the Merger
Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:
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the merger agreement shall have been adopted by Phoenix’s stockholders at the special meeting;

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no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any supranational, federal, state or local court or other governmental entity which in effect makes illegal, prohibits, restrains or enjoins the consummation of the merger;

•
the applicable waiting period under the HSR Act shall have expired or been terminated without the imposition of a burdensome condition;

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the approvals and authorizations of the CID and the NYDFS shall have been obtained in writing, and the same shall, to the extent applicable, be in full force and effect at the effective time without the imposition of a burdensome condition; and

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the applicable waiting period (or any extension thereof) under the Financial Industry Regulatory Authority rules and regulations shall have expired or been terminated.

Nassau and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:
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our representations and warranties regarding (i) our and our subsidiaries’ due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) our organizational documents; (iii) our capitalization and capital structure; (iv) our corporate power and authority to enter into and perform our obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; (v) the absence of conflicts with our (and our subsidiaries’) organizational documents, applicable law (assuming that certain regulatory filings are made and certain regulatory consents are obtained), or our and our subsidiaries’ contracts; and (vi) our brokers, finders or investment bankers are true and accurate in all respects, in each case, as of the date of the merger agreement and as of the Condition Satisfaction as if made at and as of such time (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•
each of our other representations and warranties of were true and accurate (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, as of the date of the merger agreement and as of the Condition Satisfaction as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date), except where the failure of any such representations and warranties to be so true and accurate, has not had and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect;

•
we have performed in all material respects our obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement at or prior to the closing of the merger;

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there has not been a material adverse effect between the date of the merger agreement and the date that is two business days following the date of the Condition Satisfaction;

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Nassau has received a certificate executed by our Chief Executive Officer or Chief Financial Officer confirming that the above three conditions have been satisfied;

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no event of default (as defined in the merger agreement) under the indenture with respect to Phoenix’s 7.45% senior unsecured notes and no performance default has occurred that continues as of the Condition Satisfaction;

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as of the Condition Satisfaction, we have filed with the SEC all SEC reports required to be filed in accordance with applicable law as of such date;

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we shall have executed and delivered rabbi trust amendments to the trustees of specified benefit protection trusts (which condition has been satisfied as of the date of this proxy statement), and such rabbi trust amendments are fully effective; and

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we have executed and delivered a reinsurance agreement amendment or waiver on terms that comply with the merger agreement.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:
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the representations and warranties of Nassau and Merger Sub regarding (i) their respective due organization, valid existence, good standing, qualification to do business and similar corporate matters; (ii) their respective corporate power and authority to enter into and perform their obligations under the merger agreement and complete the merger, and the enforceability and due execution and delivery of the merger agreement; and (iii) brokers, finders or investment bankers, are true and accurate in all respects, in each case, as of the date of the merger agreement (unless any such representation or warranty was made only as of a specified date, in which event such representation and warranty shall have been true and accurate as of such specified date);

•
each of Nassau’s and Merger Sub’s other representations and warranties were true and accurate (disregarding any qualifications as to materiality or material adverse effect contained therein), in each case, as of the date of the merger agreement and as of the date of the satisfaction or waiver of all of the conditions set forth in the merger agreement as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date), except where the failure of any such representations and warranties to be so true and accurate, individually or in the aggregate, would not, and would not reasonably be expected to, materially impede or delay the consumption of the merger;

•
Nassau and Merger Sub have performed in all material respects with each of their obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the closing of the merger; and

•
we have received a certificate of the Chief Executive Officer or Chief Financial Officer of each of Nassau and Merger Sub, certifying that the above two conditions have been satisfied.

Termination of the Merger Agreement
The merger agreement can be terminated under the following circumstances:
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by mutual written consent of Phoenix, Nassau and Merger Sub;

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by Phoenix or Nassau, if any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable, provided that the party seeking to terminate under this circumstance used its reasonable best efforts to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, non-applicable order, decree or ruling or other action was not primarily due to the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•
by Phoenix or Nassau, if the merger has not occurred on or prior to June 28, 2016 (as such time may be extended, the “termination date”), provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose material breach of any provision of the merger agreement was the primary cause of, or resulted in, the merger not having occurred on or prior to the termination date, provided, further, that on a date that would otherwise have been the termination date, if any of the following conditions are the only conditions that have not been satisfied or waived, then either Phoenix or Nassau may unilaterally extend the termination date by up to three months to enable such conditions to be satisfied or waived: (i) the waiting period under the HSR Act shall have expired or have been terminated, (ii) the approvals from the CID and the NYDFS shall have been obtained, (iii) the waiting period (and any extension thereof) applicable to the merger under the FINRA rules and regulations shall also have been terminated or shall have expired, (iv) no event of default and no performance default has occurred that continues as of the Condition Satisfaction, or (v) as of the Condition Satisfaction, we have filed with the SEC all SEC reports required to be filed in accordance with applicable law as of such date; or

•
by Phoenix or Nassau, if approval of the merger proposal by the Phoenix stockholders has not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the approval of the merger proposal was taken.

Also, Phoenix can terminate the merger agreement:
•
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Nassau or Merger Sub contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Nassau or Merger Sub within 30 calendar days of written notice provided by Phoenix stating its intention to terminate the merger agreement under this circumstance.

Also, Nassau can terminate the merger agreement:
•
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Phoenix contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Phoenix within 30 calendar days of written notice provided by Phoenix stating its intention to terminate the merger agreement under this circumstance; or

•
if prior to such time as the Phoenix stockholders approve the merger proposal, the Phoenix Board or any committee thereof  (a) has made a change of recommendation with respect to the merger, or (b) following the receipt of an acquisition proposal, the Phoenix Board does not publicly reaffirm its recommendation of the merger within five business days of Nassau’s request.

Termination Fees and Expenses
We will be required to pay Nassau a termination fee equal to $10,300,000 in the following circumstances:
•
if the merger agreement is terminated by Nassau (or, in certain circumstances, could have been terminated by Nassau but was first terminated by Phoenix), prior to obtaining the Phoenix stockholder vote approving the merger proposal: (a) based on a change of recommendation of the Phoenix Board or any committee thereof or (b) following the receipt by Phoenix of an acquisition proposal, which acquisition proposal shall have been publicly announced or publicly made known to the stockholders of Phoenix or generally disclosed to the stockholders of Phoenix, the Phoenix Board has not publicly reaffirmed the recommendation of the merger, and fails to do so through a press release or similar means, within five business days after the date Nassau so requests in writing;

•
if  (i) either Phoenix or Nassau terminates the merger agreement due to the merger not having been consummated by the termination date or due to the failure to obtain the approval of the merger by the Phoenix stockholders at the special meeting or (ii) Nassau terminates the merger agreement due to a breach of any representation, warranty, covenant or agreement on the part of Phoenix contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Phoenix within 30 calendar days of written notice provided by Nassau stating its intention to terminate the merger agreement under this circumstance, and, in either case, each of the following two events occurs:

•
a bona fide acquisition proposal was publicly announced after the date of the merger agreement and prior to the time of termination; and

•
within 12 months after such termination Phoenix enters into a definitive agreement with respect to an acquisition proposal (which need not be the same acquisition proposal referred to above) that is subsequently consummated or consummates.

We will be required to reimburse Nassau’s out-of-pocket expenses up to $2,000,000 in the following circumstances (provided that, if the expense reimbursement is made, it will reduce any subsequent termination fee if that were also to become payable):
•
if the merger agreement is terminated by either party by reason of the effective time of the merger not having occurred on or before the termination date, without a vote of the stockholders of Phoenix at the special meeting having occurred;

•
if the merger agreement is terminated by either party if, upon a vote taken at the special meeting or any postponement or adjournment thereof at which quorum is present, the merger agreement shall not have been adopted by the requisite Phoenix stockholder vote; or

•
if the merger agreement is terminated by Nassau due to a breach of any representation, warranty, covenant or agreement on the part of Phoenix contained in the merger agreement and such breach would cause the failure of a closing condition to be satisfied by the termination date, and such breach is incapable of being cured by Phoenix within 30 calendar days of written notice provided by Nassau stating its intention to terminate the merger agreement under this circumstance.
We have the right to seek and recover monetary damages from Nassau up to $20,000,000 in the event that we terminate the merger agreement because of fraud or the willful and intentional failure by Nassau or Merger Sub to perform any of their respective covenants or other agreements contained in the merger agreement and seek monetary damages.
Except for the termination fee, out-of-pocket expenses and monetary damages payable by Phoenix or Nassau, as applicable, under the circumstances described above, whether or not the merger is completed, we and Nassau are each responsible for all respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. We are not required to pay the applicable termination fee on more than one occasion.
Amendment and Waiver of the Merger Agreement
Subject to the provisions of applicable law, the merger agreement may be amended by the parties at any time prior to the effective time with the approval of the respective boards of directors or the general partner of Phoenix, Nassau or Merger Sub, as the case may be. The merger agreement may only be amended by written agreement, executed and delivered by duly authorized officers of the respective parties
At any time prior to the effective time, any party may extend the time for performance of any obligation or act of the other parties, waive any inaccuracies in the representations or warranties in the merger agreement or any document delivered in connection therewith, or waive the other party’s compliance with any of the agreements or conditions contained in the provisions of the merger agreement (subject to compliance with applicable law). Such waivers are only valid if set forth in a written instrument signed by the party or parties to be bound thereby.
Specific Performance
The parties are entitled to seek injunction, specific performance and other equitable remedies to prevent breaches of the merger agreement and to enforce the terms thereof.
Sponsor’s Equity Commitment
In connection with funding its commitments under the merger agreement, Nassau delivered to the Company an executed equity commitment letter (the “equity commitment letter”) between Nassau and Sponsor, dated September 28, 2015, pursuant to which Sponsor has committed to purchase, directly or indirectly, up to $346 million in the aggregate securities of Nassau or such lesser amount as is necessary to permit, when taken together with any other sources of funds of Nassau and its affiliates, Nassau to fund the merger consideration and related expenses at the effective time of the merger (the “closing commitment”) as well as the commitment of Nassau to contribute $100 million of capital into the Company after the consummation of the Merger. The obligation of Sponsor to fund the closing commitment is subject to the following conditions:
•
the execution and delivery of the merger agreement by Phoenix and there having been after such execution and delivery no amendment or modification to the merger agreement that is not approved in writing by Sponsor; and

•
(x) the satisfaction or waiver by Nassau of each of the conditions to the consummation of the merger set forth in the merger agreement and (y) the substantially concurrent consummation of the merger in accordance with the terms of the merger agreement.

The Company is a third party beneficiary of the equity commitment letter and may cause Nassau to seek specific performance from Sponsor to fund its commitments under the equity commitment letter upon the satisfaction of the conditions to such funding.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION PROPOSAL
(PROPOSAL 2)
In accordance with Section 14A of the Exchange Act, Phoenix is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Phoenix in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page [•]. This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, Phoenix is asking its stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Phoenix’s named executive officers in connection with the merger, as disclosed under “The Merger Proposal (Proposal 1) — Interests of Phoenix’s Executive Officers and Directors in the Merger — Quantification of Potential Merger-Related Payments to Named Executive Officers,” as reflected in the table captioned “Golden Parachute Compensation”, the associated footnotes and narrative discussion, is hereby APPROVED.”
The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Phoenix, Nassau or the surviving corporation. Because Phoenix is contractually obligated to make the potential merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved and regardless of the outcome of the advisory vote.
Approval of the named executive officer merger-related compensation proposal requires the affirmative vote of the holders of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting (provided a quorum is present in person or by proxy). Abstentions will have the same effect as a vote “AGAINST” the proposal, but the failure to vote your shares will have no effect on the outcome of the proposal. Broker non-votes will have no effect on the outcome of the proposal.
The Phoenix Board unanimously recommends that the Phoenix stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL
(PROPOSAL 3)
Phoenix stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Whether or not a quorum exists, the holders of a majority of the shares of Phoenix common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time.
In addition, the Phoenix Board could postpone the special meeting before it commences. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. Phoenix does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.
Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Phoenix common stock present or represented by proxy at the special meeting (provided a quorum is present in person or by proxy). Abstentions will have the same effect as a vote “AGAINST” the proposal, but the failure to vote your shares will have no effect on the outcome of the proposal. Broker non-votes will have no effect on the outcome of the proposal.
The Phoenix Board unanimously recommends that the Phoenix stockholders vote “FOR” the adjournment proposal.

MARKET PRICES OF PHOENIX COMMON STOCK
Market Information
Phoenix common stock trades on the NYSE under the symbol “Phoenix.” The following table shows the high and low sales price of Phoenix common stock for our fourth quarter of fiscal 2015 (through October 28, 2015) and each of our preceding fiscal quarters in 2015, 2014 and 2013.
Fiscal Year	High	Low
2013
First Quarter	$31.15	$24.26
Second Quarter	$44.78	$26.03
Third Quarter	$43.60	$36.19
Fourth Quarter	$61.54	$35.25
2014
First Quarter	$61.40	$41.22
Second Quarter	$56.61	$38.07
Third Quarter	$64.89	$46.47
Fourth Quarter	$70.92	$51.45
2015
First Quarter	$70.72	$45.20
Second Quarter	$49.18	$15.90
Third Quarter	$34.76	$11.12
Fourth Quarter (through October 28, 2015)	$34.88	$32.31
The closing sales price of Phoenix common stock on the NYSE on [•], 2015, the latest practicable date before the printing of this proxy statement, was $[•] per share. The closing sales price of Phoenix common stock on the NYSE on September 28, 2015, the last trading day prior to the public announcement of the proposed merger, was $13.03 per share. You are urged to obtain current market quotations for Phoenix common stock when considering whether to approve the merger proposal.
Holders
As of October 28, 2015, there were 96,149 record holders of Phoenix common stock.
Dividends
In 2014, 2013 and 2012, Phoenix did not pay any stockholder dividends. Under the merger agreement, described in “The Merger Agreement — Conduct of Business Pending the Merger,” we are prohibited from declaring, setting aside, making or paying any dividend or other distribution on our common stock (other than any dividends or distributions to a subsidiary of Phoenix) prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below shows how much of our common stock was beneficially owned as of September 30, 2015 (unless another date is indicated) by (i) each person known by Phoenix to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners reflecting beneficial ownership as of September 30, 2015.
Name of Beneficial Owner	Number(1)(2)	Percentage of Common Stock
Beneficial Owners of More than 5%:
Toscafund Asset Management LLP	438,799(3)	7.57%(3)
Standard General LP	380,316(4)	6.56%(4)
Dimensional Fund Advisors LP	335,440(5)	5.78%(5)
Morgan Stanley	294,812(6)	5.08%(6)
State Farm Mutual Automobile Insurance Company	294,095(7)	5.07%(7)
Directors and Executive Officers:
Martin N. Baily	13,381	*
Arthur P. Byrne	31,721	*
Sanford Cloud Jr.	14,823	*
Gordon J. Davis	5,023	*
John H. Forsgren	11,083	*
Ann Maynard Gray	8,105	*
Andrew J. McMahon	1,633	*
Augustus K. Oliver, II	19,547	*
Westley V. Thompson	3,667	*
Arthur F. Weinbach	25,564	*
Thomas M. Buckingham(8)	2,850	*
Edward W. Cassidy(9)	9,843	*
Bonnie J. Malley(10)	11,550	*
James D. Wehr(11)	37,700	*
Christopher M. Wilkos(12)	9,057	*
All directors and executive officers as a group (18 persons)(13)	194,861(14)	3.39%

*
Less than 1% of shares of common stock outstanding.

(1)
With the exception of Messrs. Davis and Oliver, all holdings are stated as of September 30, 2015, and are rounded to the nearest whole number. Mr. Davis’s holdings are stated as of May 22, 2014, which is the date he left Phoenix, and October 3, 2012 which is the date of the latest Form 4 filed with the SEC and other information available to Phoenix. Mr. Oliver’s holdings are stated as of April 2, 2015, which is the date he left Phoenix, the date of the latest Form 4 filed with the SEC and other information available to Phoenix.

(2)
In the case of the executive officers, the figures include share equivalents held in the 401(k) Plan. In the case of the directors, the figures include vested RSUs with associated shares of common stock held in a Rabbi trust with pass through voting rights.

(3)
Based on a Schedule 13F filed with the SEC on August 14, 2015 by Toscafund Asset Management LLP.

(4)
Based on a Schedule 13F filed with the SEC on August 14, 2015 by Standard General LP

(5)
Based on a Schedule 13F filed with the SEC on August 14, 2015 by Dimensional Fund Advisors LP.

(6)
Based on a Schedule 13G filing with the SEC on July 23, 2015 by Morgan Stanley.

(7)
Based on a Schedule 13F filed with the SEC on August 13, 2015 by State Farm Mutual Automobile Insurance Company.

(8)
Includes 978 share equivalents held in the 401(k) Plan.

(9)
Includes 4,980 share equivalents held in the 401(k) Plan.

(10)
Includes 1,731 share equivalents held in the 401(k) Plan.

(11)
Includes 4,630 share equivalents held in the 401(k) Plan.

(12)
Includes 2,470 share equivalents held in the 401(k) Plan.

(13)
Messrs. Davis’s and Oliver’s numbers are not reflected in the total row (last row in the table) because they were no longer serving as an officer or director on September 30, 2015.

(14)
Includes 17,894 share equivalents held in the 401(k) Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Phoenix common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger. This summary is for the general information of the holders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options issued by Phoenix which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold their Phoenix common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•
dealers or traders subject to a mark-to-market method of tax accounting with respect to Phoenix common stock;

•
persons holding Phoenix common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•
U.S. holders whose functional currency is not the U.S. dollar;

•
persons who acquired Phoenix common stock through the exercise of employee stock options or otherwise as compensation;

•
certain financial institutions;

•
regulated investment companies;

•
real estate investment trusts;

•
certain former citizens or residents of the United States;

•
tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•
persons liable for the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Phoenix common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Phoenix common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.
U.S. Holders
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Phoenix common stock that is:
•
an individual citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Phoenix common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Phoenix common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Phoenix common stock (i.e., shares of Phoenix common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Phoenix common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.
Non-U.S. Holders
A “non-U.S. holder” is a beneficial owner of Phoenix common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of Phoenix common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Phoenix common stock for cash pursuant to the merger and certain other conditions are met; or

•
the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Phoenix common stock at any time during the five-year period preceding the merger, and Phoenix is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Phoenix common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.
Phoenix believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Phoenix common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.
THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE PHOENIX STOCKHOLDER PROPOSALS
Phoenix has not determined whether it will hold its 2016 annual meeting of stockholders due to the merger proposal. If the merger is not completed, Phoenix’s stockholders will continue to be entitled to attend and participate in Phoenix’s annual meeting of stockholders. If Phoenix holds its 2016 annual meeting of stockholders, any stockholder proposal intended for inclusion in the proxy materials for the 2016 annual meeting must be received by our secretary at our headquarters no later than December 4, 2015. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in Phoenix’s bylaws. Accordingly, written notice must be sent to the secretary of Phoenix not less than 90 nor more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2016 annual meeting, written notice must be delivered between the close of business on January 15, 2016 and the close of business on February 14, 2016. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of  (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which Phoenix first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at Corporate Secretary, The Phoenix Companies, Inc., One American Row, P.O. Box 5056, Hartford, Connecticut 06102-5056.
Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted as set forth above.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement, as applicable, addressed to those stockholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Phoenix at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon oral request to either Phoenix’s agent at Computershare at (800) 490-4258, or to Phoenix’s Investor Relations Department by e-mail to pnx.ir@phoenixwm.com, by phone at (860) 403-7100 or by written request to Investor Relations, The Phoenix Companies, Inc., One American Row, P.O. Box 5056, Hartford, Connecticut 06102-5056.
WHERE YOU CAN FIND MORE INFORMATION
Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.phoenixwm.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, Phoenix’s website referenced anywhere in this proxy statement is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
Phoenix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 31, 2015;

•
Phoenix’s proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 2, 2015;

•
Phoenix’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015 which was filed with the SEC on August 10, 2015; and

•
Phoenix’s Current Reports on Form 8-K filed with the SEC on August 10, 2015, August 11, 2015, September 29, 2015 and September 30, 2015.

We also incorporate by reference into this proxy statement additional documents that Phoenix may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. A copy of the materials that are incorporated by reference will be promptly delivered to any stockholder upon oral request to either Computershare at (800) 490-4258, or to Phoenix’s Investor Relations Department by e-mail to pnx.ir@phoenixwm.com, by phone at (860) 403-7100 or by written request to Investor Relations, The Phoenix Companies, Inc., One American Row, P.O. Box 5056, Hartford, Connecticut 06102-5056.
Participants in Solicitation
Phoenix, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger is set forth in the proxy statement filed with the SEC. Information about the directors and executive officers of Phoenix is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 31, 2015, its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 2, 2015, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 which was filed with the SEC on August 10, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on August 10, 2015, August 11, 2015, September 29, 2015, September 30, 2015 and [•].
These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials filed with the SEC.
The Phoenix Companies, Inc.
One American Row
PO Box 5056 Hartford, CT 06102-5056
Tel. 860-403-7100
www.phoenixwm.com
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED [•], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
__________________________________________________________
AGREEMENT AND PLAN OF MERGER
among
NASSAU REINSURANCE GROUP HOLDINGS, L.P.,
DAVERO MERGER SUB CORP.
and
THE PHOENIX COMPANIES, INC.
Dated as of September 28, 2015
__________________________________________________________

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
1940 Act	A-46
Acquisition Proposal	A-33
Acquisition Proposal Documentation	A-46
Actions	A-12
affiliate	A-47
Agreement	A-1
Antitrust Law	A-37
Benefit Protection Trusts	A-22
Book-Entry Shares	A-3
Broker-Dealer Approvals	A-8
Burdensome Condition	A-38
business day	A-47
Bylaws	A-6
Cancelled Shares	A-2
Cap	A-44
Ceded Reinsurance Contract	A-16
Certificate of Incorporation	A-6
Certificate of Merger	A-1
Certificates	A-3
Change in Circumstances	A-30
Change of Recommendation	A-29
Closed Block Business	A-47
Closing	A-1
Closing Date	A-1
Code	A-47
Common Stock	A-2
Company	A-1
Company Actuarial Analyses	A-11
Company Bonds	A-47
Company Broker-Dealers	A-20
Company Disclosure Schedule	A-5
Company Employees	A-13
Company Insurance Entities	A-10
Company Plan	A-13
Company Requisite Vote	A-7
Company SAP Statements	A-10
Company Securities	A-6
Company Stock Plans	A-6
Company Termination Fee	A-43
Condition Satisfaction	A-47
Confidentiality Agreements	A-31
Continuing Employees	A-33
Contract	A-7
control	A-47
controlled	A-47
controlled by	A-47
Converted Shares	A-2
Current Reporting Status	A-47
D&O Insurance	A-35
Default	A-47
Demutualization Plan	A-22
Designated State Insurance Approvals	A-8
Determination Notice	A-29
DGCL	A-1
Director	A-47
Dissenting Shares	A-5
Distribution Agreement	A-47
DOJ	A-36
Effective Time	A-1
employee benefit plan	A-13
Environmental Laws	A-18
Environmental Permits	A-18
Equity Commitment Letter	A-1
Equity Financing	A-1
ERISA	A-13
Event of Default	A-47
Exchange Act	A-8
Executive Officer	A-47
Expense Reimbursement	A-47
Final Order	A-47
Financial Advisor	A-21
FINRA	A-20
FINRA Rules	A-20
Forms of Amendment	A-39
FTC	A-36
Fund	A-1
generally accepted accounting principles	A-47
Governmental Entity	A-7
HSR Act	A-8
Indemnified Parties	A-35
Indenture	A-47
Insurance Contract	A-48
Insurance Laws	A-10
Insurance Regulatory Authority	A-48

A-iv

Intellectual Property	A-48
Investment Assets	A-20
Investment Guidelines	A-20
IRS	A-13
knowledge	A-48
Law	A-48
Licenses	A-8
MAE Litigation Exception	A-48
Material Adverse Effect	A-48
Material Contract	A-19
Materials of Environmental Concern	A-18
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
NYSE	A-8
Option	A-2
Option Consideration	A-3
Parent	A-1
Parent Disclosure Schedule	A-23
Parent Parties	A-49
Parent Plan	A-34
Paying Agent	A-3
Performance Default	A-49
Permitted Liens	A-49
person	A-49
Personal Data	A-17
Pre-Closing Damages Proceeding	A-44
Preferred Stock	A-6
Proceeding	A-35
Producers	A-49
Proxy Statement	A-21
Rabbi Trust Amendments	A-22
Recommendation	A-31
Regulatory Filings and Approvals	A-37
Reinsurance Agreement Amendment	A-40
Reinsurance Contracts	A-16
Remediation Plan	A-50
Representatives	A-31
Reserves	A-50
Restatement Exceptions	A-50
Restricted Shares	A-3
SAP	A-50
Sarbanes-Oxley Act	A-9
Saybrus	A-12
SEC	A-8
SEC Reports	A-8
Securities Act	A-9
Separate Accounts	A-50
Share	A-2
Software	A-50
Specified Litigation Exceptions	A-50
Stock Unit Consideration	A-3
Stock Units	A-3
Stockholders Meeting	A-28
subsidiaries	A-50
subsidiary	A-50
Superior Proposal	A-33
Surviving Corporation	A-1
Tax	A-16
Tax Return	A-16
Taxes	A-16
Termination Date	A-42
Transition Committee	A-39
under common control with	A-47
Voting Debt	A-6
WARN	A-34

A-v

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 28, 2015 (this “Agreement”), among Nassau Reinsurance Group Holdings, L.P., a Delaware limited partnership (“Parent”), Davero Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and The Phoenix Companies, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (i) has approved and declared it advisable to enter into this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) has determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger;
WHEREAS, concurrently with the execution of this Agreement, Golden Gate Capital Opportunity Fund, L.P. (the “Fund”) has entered into an equity commitment letter (the “Equity Commitment Letter”), given from the Fund to Parent pursuant to which the Fund has committed to, subject to the terms and conditions thereto, invest the amounts set forth therein (the “Equity Financing”) in Parent and which provides that the Company is a third party beneficiary thereof; and
WHEREAS, the Board of Directors of Merger Sub and the general partner of Parent have approved, and declared it advisable to enter into, this Agreement providing for the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, subject to the conditions set forth herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

THE MERGER
SECTION 1.1
The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2
Closing; Effective Time.   (a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the tenth (10th) business day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions); provided, that, the Closing may be consummated at or on such other place, time or date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) At the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed by the Company in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and the parties hereto shall make all other filings or recordings required under the DGCL or other applicable Law in connection with the Merger.
SECTION 1.3
Effects of the Merger.   The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4
Certificate of Incorporation; Bylaws.   (a) At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7).

(b) At the Effective Time, by virtue of the Merger, the bylaws of the Company shall be amended so as to read in their entirety in the form as is set forth on Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law (subject to Section 6.7).
SECTION 1.5
Directors and Officers.   The Directors of Merger Sub immediately prior to the Effective Time shall be the Directors of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
SECTION 2.1
Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each a “Share”), other than any Shares to be canceled pursuant to Section 2.1(b) (“Cancelled Shares”) and any Dissenting Shares, shall be converted into the right to receive $37.50 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.3, less any required withholding taxes;
(b) Each Share held in the treasury of the Company and each Share owned by Parent and any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the stock so converted (the “Converted Shares”). Immediately after the Effective Time, the Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
SECTION 2.2
Treatment of Options, Restricted Shares and Stock Units.   (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive from the Company or the Surviving Corporation at or promptly following the Effective Time, in consideration for such cancellation, an amount in cash, without interest, equal to the product of  (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes (the “Option Consideration”). In the event the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled without payment therefor. The Option Consideration will be paid promptly (and in any event within ten (10) business days) following the Effective Time.
(b) Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive, without interest, the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.
(c) The Company shall provide that, immediately prior to the Effective Time, each award of a right under any Company Stock Plan entitling the holder thereof to Shares or cash equal to or based on the value of Shares (such awards, collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested) shall be cancelled by the Company and the holder thereof shall be entitled to receive from the Company or the Surviving Corporation at or promptly following the Effective Time, in consideration for such cancellation, an amount in cash, without interest, equal to the product of  (A) the number of Shares previously subject to such Stock Unit and (B) the Merger Consideration (or, if the Stock Unit provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Merger Consideration exceeds such reference price), less any required withholding taxes (the “Stock Unit Consideration”). For purposes of the preceding sentence, in the case of any performance-based Stock Units with respect to which the amount of the award is contingent upon performance level achievement for performance periods continuing after the Effective Time, the number of Shares subject to such Stock Units shall be determined in accordance with the Company Plan governing such performance-based stock units and as set forth in Section 2.2(c) of the Company Disclosure Schedule. The Stock Unit Consideration will be paid promptly (and in any event within ten (10) business days) following the Effective Time.
(d) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of such board, as applicable, shall adopt any resolutions and take any actions that may be necessary to terminate each of the Company Stock Plans and to effectuate the provisions of this Section 2.2.
SECTION 2.3
Surrender of Shares.   (a) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with a bank or trust company to act as transfer agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Section 2.3(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses which result in, as of the time of such losses, an excess of  (i) the Merger Consideration attributable to the outstanding Common Stock over (ii) the aggregate amount of such funds, Parent shall promptly provide or cause to be provided additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of such excess and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be the sole and exclusive property of the Surviving Corporation and Parent and will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of  (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares (less any required withholding taxes) and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by, and in accordance with, this Section 2.3, each Certificate and each Book-Entry Share (other than Certificates or Book-Entry Shares representing Cancelled Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.
(c) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Company, Surviving Corporation or the Paying Agent shall be liable to any person in respect of any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any person previously entitled.
(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
(e) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.
(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s making of an affidavit of that fact (in a form reasonably satisfactory to Parent and the Paying Agent) and compliance with any reasonable replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
SECTION 2.4
Dissenting Shares.   (a) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have properly demanded their appraisal rights with respect to such Shares in accordance with Section 262 of the DGCL and who have not withdrawn such demand or consented to or voted in favor of this Agreement (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares shall be treated as if they had been converted into the right to receive the Merger Consideration at the Effective Time, and the holder thereof shall be entitled to the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights or offer or commit to do any of the foregoing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, (i) except as set forth on the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to, or concurrently with, the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies only to the corresponding section of this Agreement and to any other section of this Agreement to which its relevance is reasonably apparent on its face and (ii) except as disclosed in the SEC Reports filed with, or furnished to, the SEC subsequent to December 31, 2013 and prior to the date of this Agreement, and then (x) only to the extent reasonably apparent in such SEC Reports that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article III and (y) other than in risk factors or other forward-looking statements or language in such filings:
SECTION 3.1
Organization and Qualification; Subsidiaries.   Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its formation or organization, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.2
Certificate of Incorporation and Bylaws.   The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the bylaws (the “Bylaws”) of the Company as currently in effect. The Certificate of Incorporation of the Company and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

SECTION 3.3
Capitalization.

(a) The authorized capital stock of the Company consists of  (i) 50,000,000 shares of Common Stock and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of September 28, 2015, (i) 5,750,880 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Preferred Stock were outstanding and (iii) an aggregate of 40,152 Common Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s Stock Incentive Plan, 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan and Directors Stock Plan, each as amended and restated through the date hereof  (collectively, the “Company Stock Plans”). From the close of business on September 28, 2015 until the date of this Agreement, no options to purchase shares of Common Stock or Preferred Stock have been granted and no shares of Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. There are no outstanding bonds, debentures, notes or other securities (“Voting Debt”) the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for the right to vote) with the holders of any class of securities of the Company or any of its subsidiaries on any matter submitted to such holders of such securities.
(b) Except as set forth in Section 3.3(a), as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company or any of its subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or voting securities (including any Voting Debt) of the Company or any of its subsidiaries or (III) options, warrants, calls, preemptive rights, subscriptions, agreements, arrangements or commitments of any kind or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, transfer or sell any capital stock, voting securities (including Voting Debt) or securities convertible into or exercisable or exchangeable for capital stock or voting securities (including Voting Debt) of the Company or any of its subsidiaries, or obligation to grant, extend or enter into any of the foregoing items (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party, (D) there are no voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock or voting securities of the Company and (E) there are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock or voting securities of the Company or any of its subsidiaries (other than limitations on transfer under applicable Law). Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned subsidiary of the Company, as indicated in Section 3.3 of the Company Disclosure Schedule, and are owned free and clear of all security interests, liens, adverse claims, pledges, limitations in voting rights, charges or other encumbrances (other than limitations on transfer under applicable securities or insurance Law). The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all subsidiaries of the Company, the respective jurisdictions of formation of such subsidiaries and the Company’s direct or indirect ownership interest in such subsidiaries are identified in Section 3.3 of the Company Disclosure Schedule. The Company has made available to Parent complete copies of the organizational documents of each of the Company’s subsidiaries as currently in effect, and no such subsidiary of the Company is in violation of any provision of its organizational documents except for any violation that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.4
Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (assuming the Company Requisite Vote is received) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding Shares (the “Company Requisite Vote”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has (i) approved, and declared advisable, this Agreement, (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, the only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5
No Conflict; Required Filings and Consents.   (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or of any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties, rights or assets are bound or (iii) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, give rise to any right of termination, cancellation, amendment or acceleration of, or give rise to any other material right of a counterparty or any other material liability or obligation of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties, rights and assets are bound, or of any Licenses, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right, liability, obligation or other occurrence which would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission or other federal or state governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange (the “NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) consents, authorizations, approvals or filings with Governmental Entities pursuant to the applicable provisions of U.S. Laws relating to the regulation of broker-dealers, investment advisers, investment companies, commodity pool operators and commodity trading advisors set forth on Section 3.5(b)(iv) of the Company Disclosure Schedule (together, the “Broker-Dealer Approvals”), (v) the filings in respect of, and approvals and authorizations of the Commissioner of Insurance of the State of Connecticut and the Department of Financial Services of the State of New York (the “Designated State Insurance Approvals”), (vi) such other filings in respect of, and to the extent necessary, approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the respective state commissioners of insurance or other similar state authorities to satisfy applicable state insurance ownership, control, competition or licensing Laws, and (vii) any other such consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
SECTION 3.6
Compliance with Law.

(a) Neither the Company nor any of its subsidiaries is in, and since January 1, 2012 neither the Company nor any of its subsidiaries has been in (nor has it received any written notification or, to the knowledge of the Company, oral notification from any Governmental Entity, or any person acting on behalf of a Governmental Entity, of) any violation of any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective assets are bound, except for (i) the Restatement Exceptions and the Specified Litigation Exceptions or (ii) any such violation which has not had and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) (i) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals, certificates and franchises (“Licenses”) from Governmental Entities required to own, lease and operate their respective properties, assets and rights and to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) all such Licenses are in full force and effect except where the failure to be in full force and effect has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) neither the Company nor any of its subsidiaries has received at any time since January 1, 2012 any written notice or other written or, to the knowledge of the Company, oral communication from any Governmental Entity regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any License except where such revocation, withdrawal, suspension, cancellation, termination or material modification has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2012, each of the Company and its subsidiaries has conducted its business in compliance in all material respects with the Licenses except where the failure to comply has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.7
SEC Filings; Financial Statements; No Undisclosed Liability.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto and all documents incorporated by reference therein) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (all such forms, reports, statements, certificates and other documents filed since January 1, 2012, as such may have been amended or supplemented since the time of filing, collectively, the “SEC Reports”). Each of the SEC Reports complied (or, with respect to any SEC Reports filed after the date hereof, will comply) as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except in each case for the Restatement Exceptions. None of the SEC Reports contained, when filed (but after giving effect to any amendment or supplement prior to the date hereof), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2012, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports, and the statements contained in such certifications were complete and correct on the date such certifications were made, except in each case for the Restatement Exceptions. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its subsidiaries.
(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports when filed (but after giving effect to any amendment or supplement prior to the date hereof) have been (or, with respect to SEC Reports filed after the date hereof, will be) prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present (or, with respect to SEC Reports filed after the date hereof, will fairly present) in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of income and operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) contained in the SEC Reports (when filed, or, if amended or supplemented, then on the date of such amended or supplemented filing) have been (or, with respect to SEC Reports filed after the date hereof, will be) prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present (or, with respect to SEC Reports filed after the date hereof, will fairly present) in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of income and operations and cash flows for the periods indicated (subject to normal period-end adjustments).
(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE, except (x) with respect to the Restatement Exceptions, as to which the Company is giving no representation or warranties and (y) any such noncompliance which has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the Company or its auditors have disclosed, based on such person’s most recent evaluation prior to the date of this Agreement, to the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which any such person has knowledge of and which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) Neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature (whether absolute or contingent and whether or not accrued and whether or not due, or to become due) required by generally accepted accounting principles to be reflected, accrued or reserved against in a consolidated balance sheet, except liabilities that (i) are accrued or reserved against in the most recent audited financial statements included in the SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred pursuant to the transactions contemplated by this Agreement or (iv) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f) There are no “off balance sheet arrangements,” as defined in Item 303 of Regulations S-K under the Securities Act, to which the Company or any of its subsidiaries is a party.
SECTION 3.8
Insurance Reports.   (a) Each of the subsidiaries of the Company licensed to conduct insurance operations (collectively, the “Company Insurance Entities”) is listed in Section 3.8 of the Company Disclosure Schedule. Since January 1, 2012, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulatory Authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, including any such statements filed in respect of the Closed Block Business (collectively, as amended or restated, and including all related compilations, reviews and other reports issued by the accounts of the Company Insurance Entities with respect thereto, the “Company SAP Statements”). The financial statements included in the Company SAP Statements are (or, with respect to filings made after the date hereof, will be) prepared on a statutory basis, and in conformity in all material respects with SAP prescribed or permitted by the applicable Insurance Regulatory Authority, in each case, consistently applied for the periods covered thereby and present fairly (or, with respect to filings made after the date hereof, will fairly present) the statutory financial position of the relevant Company Insurance Entity as of the respective dates thereof and the results of operations and cash flow of such Company Insurance Entity for the respective periods then ended, in all material respects, and as of the date hereof and other than the Restatement Exceptions, no material deficiency has been asserted by any Governmental Entity with respect to any Company SAP Statements that, to the knowledge of the Company, has not been cured to the satisfaction of such Governmental Entity. The financial statements included in the Company SAP Statements pertaining to the Closed Block Business are (or, with respect to filings made after the date hereof, will be) prepared on a statutory basis, and in conformity in all material respects with SAP prescribed or permitted by the applicable Insurance Regulatory Authority, in each case, consistently applied for the periods covered thereby and present fairly (or, with respect to filings made after the date hereof, will fairly present) the statutory financial position of the Closed Block Business as of the respective dates thereof and the results of operations and cash flow of the Closed Block Business for the respective periods then ended, in all material respects, and, as of the date hereof and other than the Restatement Exceptions, no material deficiency has been asserted by any Governmental Entity with respect to such Company SAP Statements that, to the knowledge of the Company, has not been cured to the satisfaction of such Governmental Entity. As of their respective filing dates, the Company SAP Statements complied (or, with respect to filings made after the date hereof, will comply) in all material respects with, to the extent in effect at the time of filing or submission, the applicable requirements of all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”).

(b) Except as indicated therein, since January 1, 2012, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with all Insurance Laws with respect to admitted assets, as applicable. Section 3.8(b) of the Company Disclosure Schedule sets forth any “permitted practices” reflected in the Company SAP Statements.
(c) The Reserves reported in the Company SAP Statements: (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period, using actuarial assumptions that produce reserves at least as great as those called for in any Insurance Contract issued by a Company Insurance Entity as to reserve basis and method, and are in accordance with all other Insurance Contract provisions and (ii) include provisions for all actuarial Reserves and related items required to be established in accordance with applicable Law, except in each case for any such failures to be so determined or so included as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that in no event shall this Section 3.8(c) or any other provision of this Agreement be deemed to constitute a guaranty, warranty or other representation as to the adequacy or sufficiency of the Reserves of the Company Insurance Entities.
SECTION 3.9
Insurance Matters.   (a) All Insurance Contracts that are issued by a Company Insurance Entity, and any and all marketing materials relating thereto are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the applicable Insurance Regulatory Authority or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulatory Authority within the period provided for objection, except as have not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b) A true and complete copy of each of the actuarial reports referred to in Section 3.9(b) of the Company Disclosure Schedule has been made available to Parent prior to the date hereof  (the “Company Actuarial Analyses”). The information and data furnished by the Company or any Company Insurance Entity to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects for the periods covered in the Company Actuarial Analyses.
(c) Neither the Company nor any of the Company Insurance Entities (x) is a party to any written Contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order, enforcement action or directive by, or (y) has, since January 1, 2012, received any supervisory letter from, or adopted any policy, procedure or board or stockholder resolution at the request of, any Governmental Entity, that, in each case, restricts the conduct of its business, its sales, marketing, reserving, underwriting or claims practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management of its business, other than those of general application that apply to all similarly situated insurance companies regulated by the applicable Governmental Entity or that gives rise to any capital maintenance obligations; except in each case, where any of the foregoing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) The Company has furnished to Parent true, correct and complete copies of  (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of  (i) and (ii) delivered by any Insurance Regulatory Authority in respect of any Company Insurance Entity between January 1, 2012 and the date hereof. To the knowledge of the Company, all material deficiencies or violations noted in such reports have been cured or resolved to the satisfaction of the applicable Governmental Entity.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, since January 1, 2012, (i) each Producer, at the time such Producer solicited, negotiated, wrote, sold or produced business for a Company Insurance Entity, was duly and appropriately appointed by such Company Insurance Entity, in compliance with applicable Law, to act as a Producer for such Company Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business solicited, negotiated, written, sold or produced by such Producer), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the writing, sale or production of business for the Company or any of its subsidiaries; (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Entity or violated any Law or policy of a Company Insurance Entity in the solicitation, negotiation, writing, sale or production of business for the Company or any of its subsidiaries; and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a

Producer for a Company Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the manner in which the Company Insurance Entities compensate each Producer is in compliance with all applicable Law.
(f) Saybrus Partners, Inc. (together with its subsidiaries, “Saybrus” ) has, since January 1, 2012: (i) acted as a producer, intermediary, agent or broker with respect to Insurance Contracts in compliance, in all material respects, with applicable Law and consent orders, if any, pertaining to insurance practices, compensation, placements of coverage, required filings, and examinations or audits by any Insurance Regulatory Authority in the respective jurisdictions in which it has conducted the business of insurance; and (ii) all advertising, promotional and sales materials and other marketing practices used by Saybrus have, since January 1, 2012, complied and are currently in compliance, in each case, in all material respects, with applicable Law and consent orders, if any, involving the matters described in clause (i).
(g) Saybrus has, since January 1, 2012, with respect to compensation paid to or received from any person in connection with quotations for and placements of insurance, made all material disclosures, retained all material records, and filed all material documents, necessary to comply with applicable Law in the respective jurisdictions in which it has conducted the business of insurance.
(h) Neither the Company nor any of its subsidiaries is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor, to the knowledge of the Company, is any such action or proceeding threatened.
(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) since January 1, 2012, each Company Insurance Entity has timely paid all guaranty fund assessments that have been due, claimed or asserted by any state guaranty fund or association or by any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which such Company Insurance Entity does business; and (B) except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, no claim or assessment is pending or, to the knowledge of the Company, threatened against any Company Insurance Entity by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
(j) Each Company Insurance Entity is, and since January 1, 2012 has been, in compliance with all applicable escheat, abandoned, unclaimed property or similar applicable Laws, and all applicable Law relating to retained asset accounts, and no audit or investigation related thereto is being performed or, to the knowledge of the Company, has been scheduled or threatened to be performed with respect to any Company Insurance Entity by or on behalf of any Governmental Entity or third party, except where any such non-compliance has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.10
Absence of Certain Changes or Events. Since December 31, 2014 through the date hereof, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since June 30, 2015 through the date hereof, neither the Company nor any of its subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 5.1, had such section been in effect since June 30, 2015.

SECTION 3.11
Absence of Litigation. There are no material suits, claims, actions, arbitrations, mediations, citations, subpoenas, cease-and-desist letters or other proceedings of any nature (civil, criminal, regulatory or otherwise), in law or in equity (collectively, “Actions” ) pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any Action that has not had and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties, assets or rights is or are subject to any material order, writ, judgment, injunction, decree or award.

SECTION 3.12
Employee Benefit Plans. (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material “Company Plan”, which means an employee benefit plan, program, policy, contract, agreement or arrangement including, but not limited to, any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, vacation or sick pay policy, fringe benefit plan, bonus, deferred compensation or equity-based plan or arrangement, and compensation, severance, retention, termination, change in control or employment agreement, in each case contributed to, sponsored or maintained by the Company or any of its subsidiaries for the benefit of any current, former or retired employee, officer, consultant, independent contractor or Director of the Company or any of its subsidiaries (collectively, the “Company Employees”), or the dependents and beneficiaries of any Company Employee, or with respect to which any of the Company or its subsidiaries could incur liability under the Code or ERISA or any similar law. Neither the Company nor any of its subsidiaries has communicated to any Company Employee any intention or commitment to amend or modify any Company Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, except as would not result in any material liability.

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof  (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any and (v) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity regarding such Company Plan since January 1, 2012.
(c) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws.
(d) To the knowledge of the Company, no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any such plan since January 1, 2012, except for any “reportable event” to which notice to the Pension Benefit Guaranty Corporation has been waived.
(e) Neither the Company nor any of its subsidiaries contributes to or has any liability with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA.
(f) With respect to each Company Plan, as of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and there are no material audits, inquiries or actions pending or, to the knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity.
(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.
(h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, (ii) entitle any Company Employee to severance pay or any other payment, (iii) other than as provided in Section 2.2, result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such Company Employee or (iv) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan; except as contemplated by this Agreement.

(i) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.
SECTION 3.13
Labor and Employment Matters.

(a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other Representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are not any, and neither the Company nor any of its subsidiaries have received notice of any, (i) unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) charge or complaint against the Company or any of its subsidiaries pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or (iii) complaints or lawsuits against the Company or any of its subsidiaries concerning any Company Employee alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, nor are there any union organizing activities involving the Company Employees to authorize representation by any labor organization.
(b) The Company and each of its subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, immigration, Form I-9 matters, labor relations, employee leave issues and unemployment insurance and related matters except for any non-compliance which has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All individuals who provide services to the Company or its subsidiaries have at all times been accurately classified with respect to such services as an employee or an independent contractor and as exempt from overtime or as not so exempt except for any non-compliance which has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.14
Insurance.   All material insurance policies of the Company and its subsidiaries (a) are in full force and effect and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as the management of the Company has reasonably determined to be prudent and consistent with industry practice and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, except as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15
Properties.   Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its subsidiaries (i) has good and valid and marketable fee simple title to, or otherwise has the right to use pursuant to a valid and enforceable lease, (x) all its real properties used in the business and operations of the Company as conducted as of the date hereof, and (y) all assets that are reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.
SECTION 3.16
Tax Matters.   Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) (i) all Tax Returns required to be filed by the Company and its subsidiaries have been timely filed (except those under valid extension), (ii) all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (iii) neither the Company nor any of its subsidiaries has received written notice of any claim from any Governmental Entity with respect to Taxes, and there is no audit or judicial or administrative proceeding with respect to Taxes of the Company or any of its subsidiaries pending, outstanding or, to the knowledge of the Company, threatened (in writing or otherwise), (iv) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) any Tax sharing or allocation agreement between the Company and its subsidiaries and (ii) customary provisions contained in credit or other commercial lending arrangements, employment agreements, or arrangements with lessors, customers and vendors). No claim has been made within the past five (5) years by an authority in a jurisdiction where the Company or any of its subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.
(b) Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code or change in the basis for determining any item under Section 807 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring before the Closing Date or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) existing on the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, or (vi) any election under Section 108(i) of the Code.
(c) Neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor or by contract. Neither the Company nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). None of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code.
(d) Neither the Company nor any of its subsidiaries has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.
(e) The Tax treatment of each Insurance Contract issued by a Company Insurance Entity is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification).

(f) Each Company Insurance Entity that issues Insurance Contracts maintains systems that are, in the reasonable judgment of such Company Insurance Entity, adequate to maintain compliance with applicable qualification provisions of the Code, including Sections 7702 and 7702A of the Code, and to comply with the withholding and reporting requirements of the Code applicable to the Insurance Contracts issued by such Company Insurance Entity, including Sections 3405 and 6047 of the Code.
(g) For purposes of this Agreement, “Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax imposed by any Governmental Entity. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
(h) Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.16 and Section 3.12 shall be the only representations and warranties that cover or relate to any Tax matters for any purpose hereunder.
SECTION 3.17
Reinsurance.

(a) Section 3.17 of the Company Disclosure Schedule sets forth a true, complete and correct list of all agreements with respect to reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements which are in force as of the date hereof, to which any Company Insurance Entity is a ceding party, and, for those agreements to which any Company Insurance Entity is an assuming party, which have had any claims or had reserves reported since January 1, 2012 (the “Reinsurance Contracts”). Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the applicable Company Insurance Entities or, to the knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract and (ii) no written notice of intended cancellation or recapture has been received by any Company Insurance Entity from any other party to a Reinsurance Contract, and there are no disputes under any Reinsurance Contract. No Reinsurance Contract contains any provision providing that any party thereto (other than the Company or any its subsidiaries) may terminate, recapture, cancel or commute the same by reason of the consummation of the Merger.
(b) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2012, to the knowledge of the Company, with respect to any Reinsurance Contract to which a Company Insurance Entity is the ceding party (a “Ceded Reinsurance Contract”), (i) no reinsurer under any Ceded Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not materially impaired to the extent that a default thereunder is reasonably anticipated, (ii) no reinsurer party to any Ceded Reinsurance Contract has denied coverage with respect to any current or prospective material claim and (iii) all amounts owed under any Ceded Reinsurance Contracts have been timely paid in accordance with their terms. Each Company Insurance Entity is entitled under SAP to take full credit in its Company SAP Statements pursuant to Insurance Laws for all amounts recoverable by it pursuant to any Ceded Reinsurance Contracts, and all such amounts are reflected in the applicable Company SAP Statements applied on a consistent basis. No Company Insurance Entity is, nor has it been, a party to any separate written or oral agreements with reinsurers that would, under any circumstances, materially reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Ceded Reinsurance Contract, other than the agreements and understandings that are explicitly defined in such Ceded Reinsurance Contract.
SECTION 3.18
Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all worldwide registrations and pending applications made by or on behalf of the

Company and its subsidiaries of any patents, copyrights, trademarks and Internet domain names registered with any Governmental Entity or quasi-governmental entity, including domain name registries.
(b) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries own and have good and valid title to, other otherwise have the right to use pursuant to a valid and enforceable license or similar contractual arrangement, all Intellectual Property as is necessary and sufficient for their businesses as currently conducted free and clear of any liens, encumbrances or any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its subsidiaries’ use thereof or rights thereto, (ii) Intellectual Property owned by the Company and its subsidiaries does not infringe, violate, misappropriate or dilute the Intellectual Property of any third party and, to the knowledge of the Company, is not being infringed, violated, misappropriated or diluted by any third party, (iii) the Company and its subsidiaries make reasonable efforts to protect and maintain their Intellectual Property, (iv) the Company and its subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all proprietary information that the Company and its subsidiaries hold, or purport to hold, as a trade secret, including taking commercially reasonable steps to cause each employee of the Company and its subsidiaries to comply with a policy of maintaining the confidentiality of any confidential information that has been accessible to any employee, (v) all persons (including all current and former employees and independent contractors) who create or contribute to Intellectual Property owned by the Company and its subsidiaries have validly and irrevocably assigned to the Company and its subsidiaries in writing all of their rights therein that did not initially vest with the Company and its subsidiaries by operation of law, (vi) the Company and its subsidiaries have not taken any action that could reasonably be expected to result in the cancellation or unenforceability of any Intellectual Property owned or used in the conduct of the Company’s and its subsidiaries’ business, and (vii) the Company and its subsidiaries are not, and since January 1, 2012, have not been, a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property.
(c) (i) The Company and its subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with their own policies and procedures, contractual obligations and all applicable Laws relating to privacy, data protection, breach notification, export and the collection and use of any “Personal Data” (defined as a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person) and user information gathered or accessed in the course of the operations of its business, (ii) since January 1, 2012, none of the Company or its subsidiaries has had a material breach of security or a material incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data and, with respect to any such breach or incident, each of them has complied in all material respects with all data breach notification and related obligations under all applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, and (iii) the Company and its subsidiaries have established and maintain commercially reasonable and adequate disaster recovery, back-up, and business continuity plans.
(d) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor its subsidiaries distributes or licenses to any other person any Software that is material to the conduct of the Company’s or its subsidiaries’ business that is subject to, or contains or is derived from Software that is subject to an, open source, “copyleft” or similar license in a manner that would require any source code of such Software to be disclosed, licensed for free, publicly distributed, or dedicated to the public, (ii) the Company and its subsidiaries use anti-virus Software in accordance with commercially reasonable standards and all information technology currently being used or held for use by the Company and its subsidiaries is in good repair and is in such reasonable and useable operating condition as is necessary and sufficient to conduct the business of the Company and its subsidiaries as currently conducted, (iii) since January 1, 2012, there have been no failures with respect to any such information technology, and (iv) to the knowledge of the Company, no Software used by the Company or its subsidiaries contains any virus, malware, time-bombs, key-locks or any other devices designed to, without the knowledge and authorization of the Company, disrupt, disable, harm or interfere with the operation of the business of the Company and its subsidiaries, including any of their Intellectual Property rights or the integrity of the data or any information produced by such Software.
SECTION 3.19
Environmental Matters. (a) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws, and possess and comply with all applicable Environmental Permits required under such laws to operate as it presently operates; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Laws” shall mean all federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater in effect as of the date of this Agreement.
“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.
SECTION 3.20
Contracts.

(a) Except for this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by:
(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (or the rules and regulations promulgated thereunder);
(ii) any Contract that (A) contains covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business, or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of ninety (90) days or less or (B) contains exclusivity obligations or restrictions binding on the Company or any its subsidiaries or that would be binding on the Surviving Corporation or any of its affiliates after the Closing, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of ninety (90) days or less;
(iii) any Contract with respect to a material joint venture, partnership, limited liability company or other similar agreement;
(iv) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement;
(v) any Contract relating to indebtedness incurred by the Company or any of its subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) other than indebtedness incurred in the ordinary course of business consistent with past practice having a principal amount not in excess $3,000,000;
(vi) any Contract or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), other than employee stock options and any Contracts related to the Investment Assets;
(vii) any Contract pursuant to which a non-affiliated third party licenses (as licensor or licensee) Intellectual Property or information technology owned or used by the Company and its subsidiaries (other than any such agreement for off-the-shelf, commercially available Software with annual royalties of less than $1,000,000 in the aggregate);
(viii) any Contract relating to any interest rate, derivatives or hedging transaction pursuant to which the Company or any of its subsidiaries may be required to post collateral for the benefit of any counterparty;
(ix) any Contract with any person containing any provision or covenant requiring the Company or any of its subsidiaries to indemnify or hold harmless any person which is reasonably likely to result in a material liability of the Company or any of its subsidiaries other than Contracts in the ordinary course of business;
(x) any material outsourcing Contract or commitment (including with respect to the outsourcing of any material corporate or operational function or any aspect thereof); or
(xi) any investment advisory Contract or any other Contract relating to investment management, investment advisory or subadvisory services pursuant to which any Company Insurance Entity received services in which the Company and its subsidiaries paid in excess of $1,000,000 in the twelve (12) months ended December 31, 2014 or that requires the Company or any of its subsidiaries to invest in excess of  $1,000,000 pursuant thereto.
(b) Section 3.20(b) of the Company Disclosure Schedule lists the top five Distribution Agreements, measured by commissions and other fees paid by the Company and its subsidiaries thereunder in the twelve (12) month period ended December 31, 2014.
Each such Contract described in subclauses (i) through (xi) of clause (a) or in clause (b) and each Contract filed by the Company with the SEC as an exhibit is referred to herein as a “Material Contract”. Each Material Contract is set forth in Section 3.20 of the Company Disclosure Schedule.
(c) A true and complete copy of each Material Contract has been made available to Parent. Each of the Material Contracts and each of the Reinsurance Contracts is legal, valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default or breach under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default or breach thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, or would result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any material benefit thereunder, in each case except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.21
Investment Assets.

(a) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the investments assets owned by a Company Insurance Entity (the “Investment Assets”) complied in all respects with the investment policies and guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Entity (the “Investment Guidelines”) and (ii) the Company and each of its subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all claims, liens, charges, security interests or encumbrances.
(b) As of the date hereof, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its subsidiaries may be subject upon or after the Closing.
SECTION 3.22
Broker-Dealers.   Section 3.22 of the Company Disclosure Schedule sets forth a list of all the broker-dealers that are subsidiaries of the Company (collectively, the “Company Broker-Dealers”).

(a) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Company Broker-Dealer is and has been, since January 1, 2012, duly registered as a broker-dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required; (ii) since January 1, 2012, none of the Company or any of its subsidiaries other than the Company Broker-Dealers engages or has engaged in activities that would require such person to register with the SEC as a broker or dealer under the Exchange Act, except activities conducted pursuant to an exemption from such registration; and (iii) each Company Broker-Dealer is a member of the Financial Industry Regulatory Authority (“FINRA”) and such other organizations in which its membership is required in order to conduct its business as now conducted.
(b) The Company has made available to Parent accurate and complete copies of each Company Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to the date of this Agreement. The information contained in each such form was accurate and complete in all material respects at the time of filing and each Company Broker-Dealer has made all amendments to such form as it is required to make under any applicable Law, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) No Company Broker-Dealer nor, to the knowledge of the Company, any “associated person” (within the meaning of the Exchange Act) of any Company Broker-Dealer is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer. There is no Proceeding pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in any Company Broker-Dealer or, to the knowledge of the Company, any “associated person” (as defined in the Exchange Act or the rules under FINRA (the “FINRA Rules”)) thereof becoming ineligible to act in such capacity, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) To the knowledge of the Company, each of the Company Broker-Dealers’ respective officers, employees, “associated persons” (as defined under the FINRA Rules) and independent contractors, or any other natural persons who are “associated persons” of the Company or any of its subsidiaries and who are parties to any selling, distribution or wholesaling agreement to which a Company Broker-Dealer is a party, who are required under applicable Law to be registered, licensed or qualified as a “registered representative” (as such term is defined under the FINRA Rules) is, and have been since January 1, 2012, duly registered as such and such registrations are and were, since January 1, 2012, in full force and effect, or is or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.23
Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.24
Opinion of Financial Advisor.   Goldman, Sachs & Co. and Sandler O’Neill + Partners, L.P. (the “Financial Advisors”) have delivered to the Board of Directors of the Company their written opinions, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock.

SECTION 3.25
Brokers.   No broker, finder or investment banker (other than the Financial Advisors whose fees and expenses will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.26
Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.3, the Board of Directors of the Company has taken, or shall have taken prior to the Closing, all actions necessary to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby and, to the knowledge of the Company, no such statute or regulation is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.27
Separate Accounts.   (a) Each Separate Account is (A) duly and validly established and maintained in all material respects under applicable Law and under the laws of its state of formation and (B) is operating and, at all times since January 1, 2012, has been operated in compliance in all material respects with applicable Law.

(b) Each Separate Account is either excluded from the definition of  “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) under the 1940 Act or is duly registered as an investment company under the 1940 Act, and each such registration is in full force and effect. Except as set forth in Section 3.27(b) of the Company Disclosure Schedule, each registered Separate Account has been, since January 1, 2012, and is being operated in all material respects in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as currently conducted. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the applicable Company Insurance Entity to receive contributions under such contracts and policies. The relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c) Each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any registered Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with applicable Law, including United States federal and state securities laws and state insurance laws, other than such non-compliance as has not had, and is not reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. All advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other Governmental Entity have been or will be timely filed therewith, except where such failure to comply has not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(d) No examinations including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Entity have been conducted from January 1, 2012 to the date hereof.
(e) Since January 1, 2012, no written or, to the knowledge of the Company, oral notice has been received from, and, to the knowledge of the Company, no investigation, inquiry or review is pending or threatened by, any Governmental Entity which has jurisdiction over such Separate Accounts with respect to any alleged material violation by the Company of any applicable Law in connection with the Separate Accounts which, if proven, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(f) The portion of the assets of each Separate Account are equal to the Reserves required to be established under applicable Law with respect to such Separate Account and the other contract liabilities of such Separate Account are not chargeable with liabilities arising out of any other business the applicable Company Insurance Entity may conduct or may have conducted.
SECTION 3.28
Demutualization.   Since January 1, 2012, the Company has operated the Closed Block Business in compliance with Phoenix Home Life Mutual Insurance Company’s Plan of Reorganization, as adopted on December 18, 2000, as amended and restated as of January 26, 2001 (together with all exhibits thereto, the “Demutualization Plan” ) except for any failure to so operate which has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

SECTION 3.29
Certain Amendments.   As of the date hereof, the Company, acting through the Board of Directors or a duly authorized committee thereof, shall have adopted resolutions (the form of which shall have been disclosed to Parent) to (i) amend that certain Trust Agreement dated as of July 1, 2004 between the Company and Wachovia Bank, National Association, establishing the former’s Benefit Protection Trust effective as of June 3, 2004, and that certain Trust Agreement dated as of December 1, 2001 between the Company and Wachovia Bank, National Association, establishing the former’s OPT Plan Trust (together, the “Benefit Protection Trusts” ) to remove from the Benefit Protection Trusts any obligation of the Company to make any additional funding to the Benefit Protection Trusts upon or by reason of a Change of Control, as defined in the Benefit Protection Trusts (the “Rabbi Trust Amendments”) and (ii) authorize and direct authorized officers of the Company to take such actions as are necessary or appropriate to implement and give full effect to the Rabbi Trust Amendments, which shall be effective and conditioned upon the consummation of the Merger.

SECTION 3.30
Company Bonds.   As of the date hereof, to the Knowledge of the Company, there are fewer than 300 holders of record (as such term is defined in Rule 12g5-1 of the Exchange Act and interpreted pursuant to SEC compliance and disclosure interpretations, which, for the avoidance of doubt, shall include the interpretation that institutional custodians, such as Cede & Co. and other commercial depositories, are not single holders of record, but that each of the depository’s accounts for which the securities are held is a single record holder and securities held in street name by a broker-dealer are held of record under Rule 12g5-1 only by the broker-dealer) of the Company Bonds.

SECTION 3.31
No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to, or in connection with, the execution of this Agreement (the “Parent Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Parent Disclosure Schedule applies only to such section and to any other section to which its relevance is reasonably apparent on its face:
SECTION 4.1
Organization.   Parent is a limited partnership and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all the requisite limited partnership or corporate power and authority, as applicable, to own, operate or lease its properties, assets and rights and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

SECTION 4.2
Authority.   Each of Parent and Merger Sub has all necessary limited partnership or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the general partner of Parent and the Board of Directors of Merger Sub and, immediately following the execution of this Agreement, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3
No Conflict; Required Filings and Consents.   (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties, rights or assets are bound or (iii) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, give rise to any right of termination, cancellation, amendment or acceleration of, or give rise to any other material right of a counterparty or any other material liability or obligation of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties, assets or rights are bound, or of any Licenses, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, liability, obligation or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NYSE, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the Broker-Dealer Approvals, (v) the Designated State Insurance Approvals, (vi) such other filings in respect of, and to the extent necessary, approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the respective state Commissioners of Insurance or other similar state authorities to satisfy applicable state insurance ownership, control, competition or licensing Laws, and (vii) any such other consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
SECTION 4.4
Absence of Litigation.   There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any Action that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties, assets or rights is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5
Proxy Statement.   None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.6
Brokers.   No broker, finder or investment banker (other than Macquarie Capital (USA) Inc., whose fees will be paid by Parent or an affiliate of Parent (other than, prior to the Closing, the Company or any of its subsidiaries) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7
Financing.   Prior to the execution of this Agreement, Parent has furnished to the Company a true and complete copy of the executed Equity Commitment Letter, from the Fund to Parent pursuant to which, and subject to the terms and conditions of which, the Fund has committed to, subject to the terms and conditions thereto, invest the Equity Financing in Parent. The Equity Commitment Letter provides that the Company is a third party beneficiary thereof on the terms set forth therein. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms against each party thereto, in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, there are no other agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the Equity Financing other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, (a) the commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded in any respect and (b), no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition of the Equity Commitment Letter or result in any portion of the Equity Financing being unavailable on the Closing Date or a default or breach on the part of Parent or Merger Sub under any term or condition of the Equity Commitment Letter. The aggregate proceeds from the Equity Financing constitute all of the financing required for Parent and Merger Sub to consummate the transactions contemplated by this Agreement at Closing, including the payment of the Merger Consideration and the payment of all associated costs and expenses to be paid by Parent and Merger Sub at Closing. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms therein. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
SECTION 4.8
Operations of Merger Sub.   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the outstanding shares of capital stock of Merger Sub is, and as of the Effective Time will be, owned directly or indirectly by Parent.

SECTION 4.9
Ownership of Shares.   As of the date of this Agreement, Parent and its affiliates do not beneficially own (as defined in the rules promulgated under the Exchange Act), any Shares. None of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement. None of the Parent, Merger Sub, or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL.

SECTION 4.10
Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11
Benefit Protection Trusts.   As of the date hereof, Parent has the intention to, from and after the Closing, use reasonable best efforts to cause the Company and its subsidiaries to comply with the terms of the Company Plans covered by the Benefit Protection Trusts, as amended by the Rabbi Trust Amendments.

SECTION 4.12
No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1
Conduct of Business of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, policyholders, suppliers, current officers and employees, Producers, Insurance Regulatory Authorities and other persons with which it has material business relations and maintain in effect all material Licenses required to carry on its business. In addition to and without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by Law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend (by merger, consolidation or otherwise) or otherwise change or propose to amend (by merger, consolidation or otherwise) or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;
(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Plan or (B) employer stock contributions pursuant to the terms of the Company’s Savings and Investment Plan);
(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company);
(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Shares or Stock Units or otherwise pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;
(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, properties or rights, in each case, which is or are material to the Company and its subsidiaries taken as a whole, other than purchases of assets in the ordinary course of business consistent with past practice with consideration that does not exceed $5,000,000 individually or $15,000,000 in the aggregate or pursuant to existing Contracts, and for the avoidance of doubt, other than capital expenditures permitted pursuant to clause (iii) of this paragraph; (ii) sell, transfer, lease, license, assign, abandon, allow to lapse, pledge or otherwise encumber or subject to any security interests, liens, adverse claims, pledges, limitations in voting rights, charges or other encumbrances or otherwise dispose of  (whether by merger, consolidation or acquisition of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets, properties or rights in each case, which is or are material to the Company and its subsidiaries taken as a whole; (iii) authorize or make any material new capital expenditures which are, in the aggregate, in excess of  $1,000,000 individually or $5,000,000 in the aggregate; (iv) enter into (including via any acquisition) any new line of business; or (v) other than in the ordinary course of business consistent with past practice, amend, terminate, extend or grant any consent or waiver under any Material Contract or Reinsurance Contract or enter into any Contract that would have been a Material Contract or Reinsurance Contract if it were in effect on the date hereof; provided, further, that the Company and its subsidiaries shall be permitted to purchase and sell assets pursuant to existing Contracts and the Investment Guidelines as of the date hereof;
(f) except as set forth in Section 6.17(b), incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or its subsidiaries), in each case, other than (i) in the ordinary course of business consistent with past practice, (ii) guarantees by the Company of indebtedness of its subsidiaries or guarantees by the subsidiaries of indebtedness of the Company, (iii) any letter of credit entered into in the ordinary course of business consistent with past practice, (iv) any of the Investment Assets or any new investments for the respective general accounts of the Company Insurance Entities or the Company in the ordinary course of business and consistent with past practice and the applicable Investment Guideline of such Company Insurance Entity or the Company in all material respects or (v) investments for other accounts in the ordinary course of business and consistent with past practice and applicable investment policies in all material respects;
(g) except as contemplated by this Agreement or except to the extent required under any Company Plan or as required by applicable Law or existing Contract, (i) increase the compensation, bonus or fringe benefits of any of its Directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not Directors or Executive Officers), (ii) grant or provide any severance or termination pay not provided for under any Company Plan or existing Contract (except in the ordinary course of business consistent with past practice with respect to employees who are not Directors or Executive Officers), (iii) enter into any employment, consulting or severance agreement or arrangement with any Directors, officers or other employees, except for offers of employment in the ordinary course of business with employees who are not Directors or Executive Officers in accordance with subclause (v) of this Section 5.1(g), (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan, (v) hire any employee other than to fill a non-Executive Officer position resulting from the departure of a Company Employee following the date hereof and where the base salary (or base wages) and target annual bonus opportunity payable to such newly hired non-Executive Officer employee do not materially exceed that of the departed non-Executive Officer employee or (vi) terminate any Executive Officer of the Company except if such Executive Officer has breached an applicable policy of the Company or violated applicable Law;
(h) make any material change (i) in any accounting principles used by the Company, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto, including the rules or policies of the Public Company Accounting Oversight Board, (ii) to the Investment Guidelines of the Company Insurance Entities or (iii) to any of the actuarial, underwriting, claims administration, reinsurance, reserving, payment, product pricing, sales, marketing, Producer compensation policies, practices or principles of any Company Insurance Entity, except in the case of claims administration, underwriting and product pricing, for changes in the ordinary course of business;
(i) other than in the ordinary course of business or as required by applicable Law, (i) make any material Tax election or change any method of Tax accounting, (ii) change any material annual Tax accounting period, (iii) enter into any material closing agreement or settlement or compromise of any material Tax liability, (iv) file any amended Tax Return with respect to any material Tax or claim for any material Tax refund or (v) surrender any right to claim a material Tax refund, offset or other material reduction in Tax liability;
(j) (i) waive, release, assign, initiate, pay, discharge, settle or compromise any Action, other than (x) in the ordinary course of business consistent with past practice, (y) solely for money which does not exceed, $5,000,000 in any individual case or $15,000,000 in the aggregate and (z) as would not reasonably be expected to have any adverse impact on any other pending or potential Actions or (ii) cancel or waive, individually or in the aggregate, any material indebtedness or material rights or claims against third parties;
(k) fail to renew or maintain existing insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;
(l) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Company Securities;
(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the Merger;
(n) make any loans, advances or capital contributions to any other Person, other than (i) to the Company or any subsidiary of the Company or (ii) investment portfolio transactions in the ordinary course of business consistent with past practice and the Investment Guidelines;

(o) enter into any agreement or commitment with any Insurance Regulatory Authority other than in the ordinary course of business consistent with past practice;
(p) make or determine to make any material addition or reduction to its Reserves other than in the ordinary course of business consistent with past practice;
(q) sell, lease, sub-lease, license, subject to an encumbrance (other than a Permitted Lien), surrender, relinquish or dispose of the Company’s ownership interest in its executive headquarters at 1 American Row, Hartford, Connecticut;
(r) acquire or redeem, or cause any subsidiary or affiliate to acquire, any of the Indebtedness under the Indenture;
(s) cause or permit any Company Insurance Entity voluntarily to forfeit, abandon, modify, waive, terminate, allow to lapse or otherwise change any of its insurance licenses, except as may be required in order to comply with applicable Law;
(t) cause or permit any Company Broker-Dealer voluntarily to forfeit, abandon, amend, modify, waive, terminate, allow to lapse or otherwise change any of its registrations, licenses, qualifications with any Governmental Entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except as may be required in order to comply with applicable Law;
(u) cause or permit any of the Company Insurance Entities to outsource the performance of any material corporate or operational function or aspect thereof or transfer its policy administration function to a new technological or processing platform; or
(v) agree to take any of the actions described in Section 5.1(a) through Section 5.1(u).
SECTION 5.2
No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.1
Stockholders Meeting.

(a) As soon as reasonably practicable following the date on which the staff of the SEC advises the Company that it has no further comments on the Proxy Statement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly set a record date for and duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and the approval of the Merger (the “Stockholders Meeting”), with such record date to be selected with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) convene and hold the Stockholders Meeting, with the date of the Stockholders Meeting, subject to the Company’s rights pursuant to Section 6.1(b), to be no more than thirty (30) days after the dissemination of the Proxy Statement to the Company’s stockholders and selected with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) and (iii) use its reasonable best efforts to obtain the Company Requisite Vote (except to the extent that the Company has effected a Change of Recommendation in accordance with Section 6.1(c)). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results. Neither the Board of Directors of the Company nor any committee thereof shall, except as provided in Section 6.1(c), directly or indirectly, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or otherwise make any public statement inconsistent with the Recommendation (any such action or any resolution or agreement to take any such action being referred to as a “Change of Recommendation”); it being understood that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act (other than any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, or a statement that contains both an express rejection of any applicable Acquisition Proposal and an express reaffirmation to its stockholders in favor of the Merger) shall be deemed to be a Change of Recommendation and neither the Company nor the Board of Directors of the Company may effect a Change of Recommendation except in accordance with Section 6.1(c); provided, however, that nothing in this Agreement will prohibit accurate disclosure by the Company (and such disclosure shall not be deemed to be a Change of Recommendation by the Company) of  (x) factual information regarding the business, financial condition or results of operations of Parent or the Company or (y) the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting pursuant to this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by a Change of Recommendation.
(b) Subject to applicable Law and the following proviso, the Company shall not adjourn or postpone the Stockholders Meeting without Parent’s consent (which may be withheld in its sole discretion); provided that, without Parent’s consent, the Company may, adjourn or postpone the Stockholders Meeting up to two (2) times (for a period of not more than thirty (30) calendar days in the aggregate), (i) to the extent required by applicable Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes that such additional time is necessary in order to obtain the Company Requisite Vote, (iii) if there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iv) to allow reasonable additional time for the filing and dissemination (and review by the Company’s stockholders) of any supplemental or amended disclosure which the Company has determined in good faith is necessary to be filed and disseminated under applicable Law prior to the Stockholders Meeting. Once the Company has established a record date for the Stockholders Meeting with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (including, in the event that the Stockholders Meeting is adjourned or postponed in accordance with this Section 6.1(b)), unless required to do so by applicable Law.
(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Requisite Vote:
(i) If the Company has received a bona fide written Acquisition Proposal from any person that has not been withdrawn and, after consultation with outside legal counsel and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Acquisition Proposal), the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, the Company’s Board of Directors may make a Change of Recommendation if and only if  (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Acquisition Proposal), that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company has given Parent its prior written notice of its intention to consider making a Change of Recommendation at least five (5) business days prior to making any such Change of Recommendation (a “Determination Notice”) (which notice shall not constitute a Change of Recommendation); and (C) (1) the Company shall have provided to Parent the identity of the offeror, the material terms and conditions of the Acquisition Proposal and copies of all Acquisition Proposal

Documentation, (2) the Company shall have given Parent the five (5) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal and, if requested by Parent, the Company shall have negotiated with Parent in good faith during such five (5) business day period, and (3) after considering the proposals made by Parent during such five (5) business day period, if any, and after consultation with the Company’s outside legal counsel and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Acquisition Proposal), the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 6.1(c)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to five (5) business days shall be deemed to be three (3) business days. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or unless required to be disclosed in any filings with, or Laws of, the SEC or pursuant to the rules of the NYSE; and
(ii) Other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Change of Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; (B) the Company shall have provided to Parent: (1) a description in reasonable detail of the Change in Circumstance and (2) a Determination Notice at least five (5) business days prior to making any such Change of Recommendation, and if requested by Parent, the Company shall negotiate with Parent in good faith during such five (5) business day period; and (C) after considering any proposed revisions to this Agreement made by Parent during such five (5) business day period, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Change of Recommendation in response to such Change in Circumstance would be inconsistent with its fiduciary duties under applicable Law. “Change in Circumstances” shall mean any material event or development or material change in circumstances (that does not relate to an Acquisition Proposal) with respect to the Company that was not known to, and was not reasonably foreseeable by (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by), the Company’s Board of Directors or any Executive Officer of the Company as of or prior to the date hereof which becomes known prior to the time at which the Company Requisite Vote is obtained.
SECTION 6.2
Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than twenty (20) business days following the date hereof), the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement and any amendments or supplements thereto and Parent and its counsel shall be given a reasonable opportunity to review and comment on such Proxy Statement and any amendment or supplements thereto, which comments shall be reasonably considered in good faith by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, after consultation with Parent (and reasonable consideration in good faith of any comments of Parent and its counsel), as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments (whether written or oral) from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its employees and other authorized Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, and shall promptly inform Parent of any such correspondence conducted orally. If at any time prior to the Stockholders Meeting, any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent, Merger Sub and the Company shall promptly as practicable cooperate to prepare, file and, if appropriate, mail to stockholders such amendment or supplement.
(b) Unless there is a Change of Recommendation in accordance with Section 6.1(c), the Company shall include in the Proxy Statement that the Board of Directors of the Company (x) has approved, and declared advisable this Agreement, (y) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders and (z) is recommending that the stockholders of the Company adopt this Agreement at such meeting (such recommendation described in this clause (z), the “Recommendation”).
SECTION 6.3
Resignation of Directors.   At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all Directors of the Company and its subsidiaries specified by Parent in writing reasonably in advance of the Closing (but in no event less than five (5) business days prior to the Closing Date), in each case, effective at the Effective Time.

SECTION 6.4
Access to Information; Confidentiality.   (a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, to the extent permitted by applicable Law, upon reasonable prior notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, Directors and employees to, afford the officers, employees, auditors and other authorized Representatives of Parent reasonable access during normal business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall promptly furnish Parent with all financial, operating and other data and information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as Parent, through its officers, employees or authorized Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Notwithstanding anything herein to the contrary, neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated May 1, 2015, by and between the Company and Nassau Reinsurance LLC and the Confidentiality Agreement, dated May 21, 2015, by and between the Company and Golden Gate Private Equity, Inc. (together, the “Confidentiality Agreements”) which Confidentiality Agreements shall remain in full force and effect in accordance with its terms. The Confidentiality Agreements shall survive any termination of this Agreement.
SECTION 6.5
Acquisition Proposals.

(a) The Company agrees that (i) it and its Executive Officers and Directors shall not, (ii) its subsidiaries and its subsidiaries’ executive officers and Directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ respective agents and representatives (“Representatives”) shall not, (A) directly or indirectly, solicit or knowingly facilitate any inquiries or the making of any Acquisition Proposal or any proposal that may reasonably be expected to lead to an Acquisition Proposal, (B) directly or indirectly enter into, maintain, participate in or continue any negotiations or discussions with any person concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to an Acquisition Proposal or to any proposal that may reasonably be expected to lead to an Acquisition Proposal, (C) engage in discussions with any person with respect to any Acquisition Proposal (other than to clarify the terms of the Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal, or pursuant to clause (iv) below), (D) adopt, approve, recommend or publicly propose to recommend, or agree to any Acquisition Proposal or any Acquisition Proposal Documentation or (E) resolve, propose or agree to do any of the foregoing. The Company agrees that it will, and it will cause its subsidiaries and its and their respective Representatives to, (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any Acquisition Proposal and use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement and to the extent the Company is entitled to have such information returned or destroyed, confidential information previously furnished by the Company, its subsidiaries or its or their respective Representatives to any such person in connection with the consideration of any Acquisition Proposal and (y) cause any physical or virtual data room to no longer be accessible to any such person in connection with the consideration of any Acquisition Proposal other than the Company, Parent and their respective affiliates and Representatives. The Company shall not, and shall cause its subsidiaries not to, release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement with any person to which the Company or any of its subsidiaries is a party, unless the Board determines after consultation with its outside legal advisors that the failure to release, waive, enforce, grant a consent or make an election would be inconsistent with its fiduciary duties under applicable law. The Company shall (I) promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing of the receipt of any Acquisition Proposal (or any request for information, discussions or negotiations for access to the properties or books and records of the Company or any of its subsidiaries or other inquiry that the Company reasonably believes could have a reasonable possibility of resulting in an Acquisition Proposal) after the date of this Agreement, which notice shall include the identity of the person making such Acquisition Proposal, the material terms thereof and a copy of any Acquisition Proposal Documentation received by the Company or any of its subsidiaries or any of its or their respective Representatives in connection therewith and (II) keep Parent reasonably informed of the status and details (including any material developments with respect to such Acquisition Proposal). Thereafter, the Company shall keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal, provided that any such disclosure that constitutes a Change of Recommendation shall not be made unless the Company has complied in all material respects with Section 6.1(c); (ii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person who has made after the date hereof an unsolicited bona fide Acquisition Proposal after the date of this Agreement solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal; (iii) prior to obtaining the Company Requisite Vote, and after providing Parent with at least one (1) business day prior notice, providing access to its properties, books and records and providing confidential information or data in response to a request therefor by a person who has made after the date hereof an unsolicited bona fide Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreements to the extent not already released pursuant to Section 6.12, and in no event shall the Company following the date hereof agree, in such confidentiality agreement or otherwise to reimburse any expenses incurred by such person in connection with their review of such information or any Acquisition Proposal), and (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person who has made after the date hereof an unsolicited bona fide Acquisition Proposal (which negotiations or discussions are not solely for clarification purposes) (and, if applicable in connection therewith, waive or modify any “standstill” or similar agreement), if and only to the extent that in connection with the foregoing clauses (iii) or (iv), the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and its financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Acquisition Proposal) that, (x) such Acquisition Proposal constitutes, or such Acquisition Proposal is reasonably likely to lead to, a Superior Proposal, and (y) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and following any such determination, the Company shall keep Parent reasonably informed as to the status, details and substance of any such negotiations or discussions.
(b) For purposes of this Agreement:
(i) “Acquisition Proposal” means any proposal or offer by a person or group (other than a proposal by Parent or any of its affiliates) with respect to (x) a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and/or its subsidiaries or (y) any proposal or offer to acquire in any manner (1) 20% or more of the equity interests (measured by economic or voting power) in the Company on a consolidated basis, or (2) 20% or more of the assets or liabilities of the Company on a consolidated basis (including through reinsurance) or to which 20% or more of the revenues of the Company and its subsidiaries on a consolidated basis are attributable, other than the transactions contemplated by this Agreement; and
(ii) “Superior Proposal” shall mean any Acquisition Proposal obtained from any person or group, to acquire 75% of the outstanding equity interests in the Company or 75% of the consolidated assets of the Company and its subsidiaries, taken as a whole, which is on terms that the Board of Directors of the Company determined in good faith, after consultation with the Company’s outside legal and financial advisors (including at least one financial advisor who is not, and whose affiliates are not, proposing to provide debt or equity financing in connection with such Acquisition Proposal), (i) that if consummated, would be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably likely of being consummated, taking into account all such factors as the Board of Directors of the Company considers to be appropriate (including financial, regulatory, legal and other aspects of such Acquisition Proposal, including any conditions to consummation, the likely timing of consummation and whether such Acquisition Proposal contemplates reinsurance of any of the liabilities of the Company or any of its subsidiaries to an affiliate of such person or group).
SECTION 6.6
Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans and to provide 100% of the severance payments and benefits required thereunder to be provided any Company Employee with respect to those individuals who are active employees of the Company as of immediately prior to the Effective Time (the “Continuing Employees”) who are terminated during that twelve (12) month period.
(b) Without limiting any additional rights that any Continuing Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Continuing Employee during his or her employment (i) compensation levels (such term to include salary and wages, target short-term bonus opportunities and commission formulas but to exclude long-term cash compensation, equity or equity-based compensation and change-in-control benefits or features) that are in the aggregate no less favorable than the compensation levels provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (and the costs thereof) that are substantially comparable in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Effective Time; provided however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or subject to Section 6.6(a) interfere with the Surviving Corporation’s right or obligation to make such changes.
(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Continuing Employees full credit for purposes of eligibility and vesting (but not for purposes of benefit accruals other than determining the levels of vacation pay and severance pay, and not to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Continuing Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”), in each case in which the Continuing Employee participated or was eligible to participate immediately prior to the Effective Time or is eligible or commences to participate in at any time following the Effective Time, to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.
(d) From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (y) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, Director or employee of that company, in each case in effect as of the Effective Time and (z) all obligations pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time; provided however, that subject to Section 6.6(a), nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes.
(e) In the event that the Closing occurs during 2015, all fiscal year 2015 bonus amounts under annual bonus cash incentive plans of the Company and its subsidiaries, will be calculated consistent with past practice and paid in the ordinary course of business. Such fiscal year 2015 bonus amounts shall be paid in the ordinary course of business but no later than March 15, 2016 (and, so long as an employee of the Company or its subsidiaries was employed as of the Closing Date and was not thereafter terminated for “cause”, without regard to whether such employee is employed on the payment date). In the event that such fiscal year 2015 bonuses are paid prior to the Closing, the Company shall provide Parent with a list of the individual proposed bonus awards at least five (5) business days prior to paying such bonuses and, to the extent that any proposed bonus awards are discretionary in nature, the Company shall consider in good faith Parent’s view with respect to such discretionary bonus awards.
(f) Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee, without complying with all provisions of WARN.

(g) This Section 6.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.6, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Without limiting the foregoing, no provision of this Section 6.6 shall create any third party beneficiary rights in any Company Employee in respect of continued employment (or resumed employment) or any other matter. Nothing herein shall be construed to establish, amend or modify any Company Plan.
SECTION 6.7
Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each present and former officer, Director or employee of the Company or any of its subsidiaries and any fiduciary under any Company Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Actions, inquiries or investigations (whether civil, criminal, administrative or investigative), arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, Director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) to the fullest extent permitted by applicable Law (and the Surviving Corporation within ten (10) business days of receipt by Parent from the Indemnified Party of a request therefor, shall advance reasonable expenses in connection with any Proceeding as incurred to the fullest extent permitted by applicable Law; provided that the person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification). In the event of any Proceeding, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Action (and in which indemnification could be sought by Indemnified Parties hereunder), whether pending or threatened, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of such matter. For the avoidance of doubt, the parties agree that this Section 6.7 does not purport to limit any rights that any Indemnified Party may have under any employment agreement or Company Plan.
(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present Directors and officers than are set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
(c) Prior to the Effective Time, the Company shall (and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay, at no expense to the beneficiaries, for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for their full terms. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the persons who are covered by the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or a majority of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in Section 6.6 and this Section 6.7.
(e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal Representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal Representatives) without the consent of the Indemnified Party (including the successors, heirs and legal Representatives) affected thereby.
(f) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, or under any applicable Contracts or laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.
SECTION 6.8
Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) business days of the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) use reasonable best efforts to obtain any consents required from third parties (including pursuant to the Material Contracts) in connection with the consummation of the transactions contemplated by this Agreement.
(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and

(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal and state laws, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, the Company shall not be required to take any action which is not conditioned on the Closing occurring.
(d) Subject to the obligations under Section 6.8(c) and Section 6.8(e), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, provided that, Parent and Merger Sub shall not be required to contest any such action brought by an Insurance Regulatory Authority; provided further, that the Company shall not be required to take any action which is not conditioned on the Closing occurring.
(e) Without limiting the foregoing, each of Parent and Merger Sub hereby agrees to use its reasonable best efforts to prepare all filings and to obtain all permits, consents, clearances, waivers, approvals and authorizations of all applicable Governmental Entities and other Persons necessary to consummate the transactions contemplated by this Agreement under the Insurance Laws, including each of the consents, authorizations, approvals or filings required pursuant to Section 3.5(b)(iv), Section 3.5(b)(v) and Section 3.5(b)(vi) (together, the “Regulatory Filings and Approvals”), and the Company shall reasonably cooperate with Parent in making such filings. Parent, Merger Sub and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Regulatory Filings and Approvals from each applicable Governmental Entity. Each of Parent, Merger Sub and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any Regulatory Filing and Approval, and on any amendment or supplement thereto and each will provide the other with a copy of all such filings made. The parties understand and agree that “reasonable best efforts” shall include all things necessary to obtain the Regulatory Filings and Approvals prior to the Termination Date; provided that, notwithstanding anything to the contrary contained in this Agreement, (x) Merger Sub and Parent shall not be required to agree to any Burdensome Condition and the Company shall not be required to take any action which is not conditioned on the Closing occurring and (y) nothing in this Agreement shall require either the

Company or Parent to be required to provide the other with any information or materials that (i) are commercially sensitive, (ii) contain personal information (including personal financial information) about an officer, Director or control person of such party or (iii) are legally privileged.
(f) A “Burdensome Condition” shall mean any requirement by any Governmental Entity that requires any of the Fund, Parent, Merger Sub, the Company or any of their respective affiliates to (A)(1) offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divestiture or (2) consent to any offer, sale, holding separate pending divestiture or agreement to offer, sell or hold separate pending divestiture, in either case, before or after the Closing, of any businesses, operations or assets, or interests in any businesses, operations or assets, of Parent, the Company or any of their respective affiliates or (B) take or agree to take any other action or agree or consent to any limitation or restriction on or changes in any such businesses, operations or assets of Parent or the Company or any of their respective affiliates that, individually or in the aggregate, are materially adverse to the combined businesses of Parent, the Company and their respective subsidiaries, taken as a whole, following the Closing or to the Fund, other than any such action, consent, limitation, restriction or change set forth on Section 6.8(f) of the Company Disclosure Schedule.
SECTION 6.9
Public Announcements.   Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 6.10
Section 16 Matters.   Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each Director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 6.11
Filing of SEC Reports and Proxy Statement.   Following the date hereof, the Company shall and shall cause its applicable subsidiaries to, use their respective reasonable best efforts to file with the SEC, as soon as reasonably practicable, all SEC Reports required to be filed following the date hereof, such that the Company and its applicable subsidiaries are each timely and in good standing with respect to all filings with the SEC required under applicable Law.

SECTION 6.12
Release Under Confidentiality Agreement; State Takeover Laws.   The Company hereby releases Parent and Merger Sub from the “standstill” provisions contained in the Confidentiality Agreements to the extent necessary to negotiate and enter into this Agreement and to the extent necessary for Parent and Merger Sub to avail themselves of their rights under Section 6.5. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Company and its Board of Directors will use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

SECTION 6.13
Stockholder Litigation.   The Company shall give Parent the opportunity to participate in, at its own cost and expense, the defense or settlement of any stockholder litigation against the Company or any of its Directors or officers relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, whether commenced prior to or after the date hereof; provided that Parent shall have the right to consent to the outside counsel (other than Simpson Thacher & Bartlett LLP and Richards, Layton and Finger P.A., as to which consent is given hereby) engaged by the

Company to defend any such litigation. Without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, the Company shall not (a) settle or offer to settle any such litigation, (b) indemnify any person against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any such litigation, or provide to any person advancement of expenses in connection with any such litigation, in each case except as required by the certificate of incorporation or by-laws of the Company or any of its subsidiaries or any Contract in effect as of the date hereof or (c) authorize, commit, resolve, propose or agree to take any of the actions described in clause (a) or (b) above.
SECTION 6.14
Accounting Matters.   From the date hereof until the Closing Date, the Company shall (a) keep Parent reasonably informed of the Company’s and its applicable subsidiaries’ accounting remediation efforts, (b) inform Parent of any proposed material change in the accounting policies or procedures used by the Company or its application or implementation thereof and of any written or oral notification the Company receives from any Governmental Entity or the Company’s auditors with respect thereto, (c) inform Parent of any proposed revision to the Remediation Plan (including as a result of the Company’s compliance with this Section 6.14), and (d) consider in good faith the views, comments and proposals of Parent with respect to the foregoing clauses (a), (b) and (c) and implement any change in accounting policies or procedures or the application or implementation thereof, to the extent such change is in furtherance of the Remediation Plan; provided that the Company shall not be obligated to take any action that its third party independent accountants reasonably advise against. The members of the Transition Committee appointed by Parent shall be entitled to attend meetings of the financial reporting controls committee of the Company and shall be given reasonable advance notice of any such meetings, together with copies of all written materials given to members of such committee.

SECTION 6.15
Transition Committee.   Promptly after the date hereof, Parent and the Company shall form a transition committee (the “Transition Committee”), which shall, until the Closing Date, (a) plan for the implementation of the transactions contemplated by this Agreement, including the actions set forth in Sections 6.8 and 6.17(b), (b) discuss in good faith the conduct of the Company’s business to be conducted from and after the Closing, including (i) the retention of Company Employees and (ii) remediation and improvements of Company controls and accounting procedures, (c) arrive at a mutually acceptable defense of any Action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries and (d) discuss and monitor certain other compliance policies and procedures of the Company and its subsidiaries. Notwithstanding anything to the contrary in the foregoing, the Parties do not intend for Parent to control the business of the Company and its subsidiaries prior to the Closing and no action otherwise required under this Section 6.14, Section 6.15 and Section 6.16 shall be required to be taken if such action would be reasonably likely to violate applicable Law. The Transition Committee shall be comprised of an equal number of representatives of Parent and the Company and shall meet with such frequency as the Transition Committee shall deem appropriate, either through in-person meetings or telephone conference.

SECTION 6.16
Investment Assets.   From and after the date hereof, (a) at any time prior to the Condition Satisfaction, other than with respect to the condition set forth in Section 7.2(g), the Company shall consider in good faith the proposals and recommendations of Parent with respect to the purchase or disposition of any Investment Asset and (b) at any time following the Condition Satisfaction, in addition to taking those actions set forth on Section 6.16 of the Company Disclosure Schedule, the Company shall purchase or dispose of any Investment Asset reasonably requested by Parent. In purchasing or disposing of any Investment Asset pursuant to this Section 6.16, the Company shall seek the best price for the Company reasonably available for such Investment Asset.

SECTION 6.17
Certain Amendments.   Between the date hereof and the Closing Date:

(a) Prior to the execution of this Agreement, the Company has furnished to Parent forms of amendment to the Benefit Protection Trusts that implement the Rabbi Trust Amendments and Parent has approved such forms (the “Forms of Amendment”). Following such agreement, the Company shall, and shall use its reasonable best efforts to cause the trustee of each Benefit Protection Trust to, take all actions necessary to effectuate Forms of Amendment prior to the Closing.
(b) The Company shall, at Parent’s sole expense, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the terms of the Indenture or applicable Laws, as reasonably requested by Parent, to amend Section 704(1) of the Indenture so as to read in its entirety as is set forth in Exhibit C hereto (and such other amendments to the Indenture as are reasonably necessary or desirable to give effect to such amendment) or to read as otherwise mutually agreed between the Company and Parent; provided, that none of the Company or its subsidiaries, or any of their respective officers, directors, managers, members, employees, advisors, agents or representatives, shall be required to agree to any contractual obligation relating to the amendment to the Indenture that is not conditioned upon the Closing and that does not terminate without liability to each such person upon the termination of this Agreement. Parent shall indemnify and hold harmless the Company, its subsidiaries and each of their respective officers, directors, managers, members, employees, advisors, agents and representatives, from and against any and all liabilities or obligations suffered or incurred in connection with the amendment to the Indenture or any assistance or activities provided in connection therewith. If the Closing does not occur, Parent shall promptly reimburse the Company for all documented out-of-pocket third party costs incurred by the Company and its subsidiaries, and their respective officers, directors, managers, members, employees, advisors, agents or representatives, in connection with such cooperation, assistance or activities.
(c) The Company and Parent shall cooperate in seeking a waiver or amendment to the reinsurance agreement set forth on Section 6.17 of the Company Disclosure Schedule, which waiver or amendment shall (i) provide (effective on or before the Closing Date) for a waiver of the effects of a change of control of Phoenix Life Insurance Company under such agreement in connection with the transactions contemplated hereby and (ii) be on terms that would not reasonably be expected to be adverse in any material respect to the benefits expected by the Company under such reinsurance agreement (such waiver or amendment, the “Reinsurance Agreement Amendment”). If the Closing does not occur, Parent shall promptly reimburse the Company for all documented out-of-pocket third party costs incurred by the Company and its subsidiaries, and their respective officers, directors, managers, members, employees, advisors, agents or representatives, in connection with the Company’s seeking to obtain the Reinsurance Agreement Amendment.
SECTION 6.18
Rating Agencies.   Between the date hereof and the Closing, the Company shall (a) promptly inform Parent of any communication between the Company or any of its subsidiaries and any nationally recognized rating agency in which such rating agency indicates that the rating or ratings outlook ascribed by such rating agency to the Company or any of its subsidiaries is under review or that a change in such rating or outlook is being made or considered, (b) inform Parent in advance of any meeting or discussion scheduled with any such rating agency and (c) provide Parent with copies of any written materials the Company or any of its subsidiaries intend to deliver to any such rating agency at least two (2) business days prior to such delivery.

ARTICLE VII

CONDITIONS OF MERGER
SECTION 7.1
Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;
(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any supranational, federal, state or local court or other Governmental Entity which in effect makes illegal, prohibits, restrains or enjoins the consummation of the Merger;
(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired without the imposition of a Burdensome Condition;
(d) the Designated State Insurance Approvals shall have been obtained in writing, and the same shall, to the extent applicable, be in full force and effect at the Effective Time without the imposition of a Burdensome Condition; and

(e) the waiting period (and any extension thereof) applicable to the Merger under the FINRA rules and regulations shall have been terminated or shall have expired.
SECTION 7.2
Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) each of the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3(a) (Capitalization), Section 3.4 (Authority), Section 3.5 (No Conflict; Required Filings and Consents) and Section 3.25 (Brokers) shall be true and accurate in all respects, in each case, as of the date of this Agreement and as of the date of the Condition Satisfaction as if made at and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date); and (ii) each of the other representations and warranties of the Company shall be true and accurate (disregarding any qualifications as to materiality or Material Adverse Effect contained therein), in each case, as of the date of this Agreement and as of the date of the Condition Satisfaction as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and accurate, has not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;
(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; provided that a breach of Section 5.1 that occurs after the date of the Condition Satisfaction and prior to the Closing shall not result in the failure of the condition contained in this Section 7.2(b) unless such breach of Section 5.1 occurred as a result of the Company’s gross negligence, willful misconduct or willful or intentional breach;
(c) since the date of this Agreement and prior to the date that is two (2) business days following the date of the Condition Satisfaction, there shall not have occurred a Material Adverse Effect;
(d) no Event of Default and no Performance Default shall have occurred and be continuing as of the Condition Satisfaction; provided that if a Performance Default has occurred and is continuing, but no notice has been given to the Company pursuant to Section 501 of the Indenture as of the date that is three (3) months after the date on which such Performance Default occurred, this condition shall be deemed to be satisfied;
(e) the Company shall have Current Reporting Status as of the Condition Satisfaction;
(f) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a), (b) and (c) have been satisfied;
(g) the Rabbi Trust Amendments shall have been executed and delivered by the Company to the trustees of each Benefit Protection Trust and are fully effective; and
(h) The Reinsurance Agreement Amendment shall have been executed and delivered by the Company and the counterparty thereto on terms that comply with Section 6.17(c).
SECTION 7.3
Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.6 (Brokers) shall be true and accurate in all respects, in each case, as of the date of this Agreement and as of the Effective Time as if made at and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate as of such specified date) and

(ii) each of the other representations and warranties of Parent and Merger Sub shall be true and accurate (disregarding any qualifications as to materiality contained therein), in each case, as of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and accurate, as of such specified date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and accurate, individually or in the aggregate, would not, and would not reasonably be expected to, materially impede or delay consumption of the transactions contemplated by this Agreement;
(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
(c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Section 7.3(a) and (b) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1
Termination.   This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts as required by Section 6.8 to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, non-applicable order, decree or ruling or other action was not primarily due to the failure of the party seeking to terminate this Agreement to perform in any material respect any of its obligations under this Agreement;
(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is nine (9) months from the date hereof  (the “Termination Date”); provided however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that, on a date that would otherwise have been the Termination Date, if any of  (i) the conditions set forth in Section 7.1(c), Section 7.1(d) and/or Section 7.1(e), (ii) the condition set forth in Section 7.2(d) (but only with respect to a Performance Default), and/or (iii) the condition set forth in Section 7.2(e) are the only conditions in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) that shall not have been satisfied or waived on or before such date, either the Company or Parent may unilaterally extend the Termination Date by up to three (3) months to enable such conditions to be satisfied or waived, in which case the Termination Date shall be deemed for all purposes to be such later date;
(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by Parent or Merger Sub within thirty (30) calendar days of written notice provided by the Company to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) (or if less than thirty (30) calendar days prior to the Termination Date, by the Termination Date); provided that the Company shall have given such notice to Parent at least ten (10) calendar days prior to such termination; provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if such breach can be remedied by the Termination Date and Parent and Merger Sub are diligently pursuing a remedy of such breach or the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(e) by Parent:
(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Company within thirty (30) calendar days of written notice provided by Parent to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e)(i) (or if less than thirty (30) calendar days prior to the Termination Date, by the Termination Date); provided that Parent shall have given such notice to the Company at least ten (10) calendar days prior to such termination; provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if such breach can be remedied by the Termination Date and the Company is diligently pursuing a remedy of such breach or Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii) if the Board of Directors of the Company or any committee thereof  (A) shall have made a Change of Recommendation or (B) following the receipt by the Company of an Acquisition Proposal, which Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company or generally disclosed to the stockholders of the Company, the Board of Directors of the Company has not publicly reaffirmed the Recommendation, and fails to do so through a press release or similar means, within five (5) business days after the date Parent requests in writing (which request can be made no more than once with respect to each Acquisition Proposal) that the Company so reaffirm the Recommendation; provided however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(ii) if the Company Requisite Vote shall have been obtained;
(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof at which quorum is present, this Agreement shall not have been adopted by the Company Requisite Vote.
SECTION 8.2
Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.9, Section 6.16 as it applies to the those actions set forth on Section 6.16 of the Company Disclosure Schedules, Section 6.17(b), this Section 8.2, Section 8.3 and Article IX, and the Confidentiality Agreement, which shall survive such termination; provided however, that, subject to Section 8.2(d), nothing herein shall relieve any party from liability for fraud or any willful and material breach of this Agreement, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity.
(b) Company Termination Fee.
(i) In the event that this Agreement is terminated (x) by the Company pursuant to Section 8.1(c) during any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(e)(ii), or (y) by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $10,300,000 (the “Company Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(c) during any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(e)(ii) or as promptly as reasonably practicable in the case of a termination by Parent pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds (and, in any event, within two (2) business days following such termination); and

(ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c)), prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof  (in the case of a termination pursuant to Section 8.1(f)), or prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i) (in the case of a termination pursuant to Section 8.1(e)(i)), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and (B) within twelve (12) months after such termination, the Company shall have (I) entered into a definitive agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (A) above) which is subsequently consummated (which consummation need not be within such twelve (12) month period), or (II) shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or within two (2) business days from the consummation of such Acquisition Proposal by wire transfer of same day funds. For the purpose of this Section 8.2(b), all references in the term Acquisition Proposal to “20% or more” will be deemed to be references to “50% or more”.
(c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without a vote of the stockholders of the Company at the Stockholder Meeting having occurred or pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i), then the Company shall pay the Expense Reimbursement to Parent by wire transfer of same day funds within two (2) Business Days after delivery by Parent to the Company of a written statement setting forth the amount thereof and attaching applicable documentation. If, after payment of the Expense Reimbursement, the Company Termination Fee subsequently becomes payable by the Company under the terms of this Agreement, the Company Termination Fee shall be reduced by the amount of the Expense Reimbursement paid by the Company.
(d) Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to effect the Closing as and when required pursuant to the terms of this Agreement for any or no reason or either of Parent or Merger Sub otherwise breaches this Agreement or fails to perform any of its covenants hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), except for the right of the Company to seek an injunction, specific performance or other equitable relief to the extent permitted by Section 9.10, the Company’s and its affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any of the Parent Parties for any breach, loss or damage with respect to this Agreement and the transactions contemplated hereby shall be (i) for the Company to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(d) and (ii) if  (x) the Company has terminated this Agreement pursuant to Section 8.1(c) or Section 8.1(d) because of fraud or the willful and intentional failure by Parent or Merger Sub to perform (which, for purposes of this Section 8.2(d), shall mean a breach or failure to perform by Parent or Merger Sub that is a consequence of an act undertaken by Parent or Merger Sub with the actual knowledge that the taking of such action would, or would reasonably be expected to, cause a breach of, or failure to perform, this Agreement) any of its covenants or other agreements contained in this Agreement, including, for the avoidance of doubt, Parent and Merger Sub’s obligations under Section 6.8 or (y) Parent has terminated this Agreement pursuant to Section 8.1(c) in circumstances in which the Company has the right to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(d) because of such fraud or willful and intentional failure, then the Company shall be entitled to seek monetary damages against Parent (a “Pre-Closing Damages Proceeding”); provided that the monetary damages payable by Parent under all Pre-Closing Damages Proceedings shall not exceed, in the aggregate, $20,000,000 (the “Cap”). Notwithstanding anything to the contrary in this Agreement, except for the right of the Company to seek and recover monetary damages from Parent up to the amount of the Cap pursuant to the terms and conditions of this Section 8.2(d), any claims of the Company under the Confidentiality Agreements and the ability of the Company to seek an injunction, specific performance or other equitable relief to the extent set forth in Section 9.10, none of the Parent Parties will have any liability to the Company or any of its affiliates or any other Person, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that the Company or any of its affiliates may have relating to matters contemplated by this Agreement (including a failure to effect the Closing as and when required pursuant to the terms of this Agreement), and no Person will have any rights or claims against any of the Parent Parties relating to any such matters. In no event shall any of the Company or any of its affiliates or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or affiliates seek or permit to be sought on behalf of any such Person any damages from, or otherwise bring any claim or proceeding against, any of the Parent Parties arising from or in connection with any breach of this Agreement or any of the matters contemplated hereby, other than a Pre-Closing Damages Proceeding when permitted and to the extent set forth in this Section 8.2(d), under the Confidentiality Agreements or for an injunction, specific performance or other equitable relief, in each case, to the extent set forth in Section 9.10. Nothing in this Section 8.2(d) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or in connection with any of the transactions contemplated hereby.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or the Expense Reimbursement when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.
SECTION 8.3
Expenses.   Except as otherwise specifically provided herein (including Section 8.2(c)), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.4
Procedure for Termination or Amendment.   In order for any amendment or termination of this Agreement to be effective, such amendment or termination requires approval of the respective Boards of Directors of Parent, the Company or Merger Sub, as the case may be (or any authorized committee thereof), if such action is to be taken at any time prior to the Effective Time; provided however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval; provided, further, that, for the avoidance of doubt, any termination of this Agreement by a single party pursuant to Section 8.1 shall only require the approval of the Board of Directors of such party. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5
Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS
SECTION 9.1
Non-Survival of Representations, Warranties, Covenants and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements, and the rights arising out of any breach of such covenants and agreements, contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.
SECTION 9.2
Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, and shall be deemed to have been duly given as follows, (a) if delivered in person, upon receipt, (b) if delivered by facsimile or electronic mail, when delivered and, immediately after transmission, receipt of which has been confirmed by telephone or electronic mail by the sender, (c) if delivered by registered or certified mail (postage prepaid, return receipt requested), upon receipt to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, Suite 3900
San Francisco, California 94111
Attention: Phil Gass
Facsimile: (415) 983-2857
Email: pgass@nsre.com
with an additional copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael D. Devins
Facsimile: (212) 909-6836
Email: mddevins@debevoise.com
(b) if to the Company:
The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
Attention: John T. Mulrain, General Counsel
Facsimile: (860) 403-7899
Email: john.mulrain@phoenixwm.com
with an additional copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Gary I. Horowitz, Esq.
Eric Swedenburg, Esq.

Facsimile: 212-455-2502
Email:
ghorowitz@stblaw.com
eswedenburg@stblaw.com

SECTION 9.3
Certain Definitions.   For purposes of this Agreement, the term:

(a) “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
(b) “Acquisition Proposal Documentation” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, reinsurance agreement or other similar agreement constituting, or that is intended to lead to, or could reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.5(a)).

(c) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.
(d) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.
(e) “Closed Block Business” shall have the meaning set forth in the Demutualization Plan.
(f) “Code” shall mean Internal Revenue Code of 1986, as amended.
(g) “Company Bonds” means those certain 7.45% bonds, issued by the Phoenix Companies, Inc. on December 27, 2001 pursuant to the Indenture.
(h) “Condition Satisfaction” means the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing),
(i) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
(j) “Current Reporting Status” means, as of any date, with respect to the Company, that the Company and its subsidiaries shall have filed with the SEC all SEC Reports required to be filed in accordance with applicable Law as of such date.
(k) “Default” means any event, which after notice or lapse of time or both, would become an Event of Default.
(l) “Director” of any entity means a member of the board of directors or board of managers, as applicable, of such entity.
(m) “Distribution Agreement” means any Contract for the distribution, selling or revenue sharing related to the distribution of Insurance Contracts issued by any Company Insurance Entity.
(n) “Event of Default” shall have the meaning set forth in Section 501 of the Indenture.
(o) “Executive Officer” of the Company means any of the persons listed in Section 9.3(o) of the Company Disclosure Schedule.
(p) “Expense Reimbursement” means the amount of all reasonable, documented out-of-pocket expenses, not to exceed $2,000,000 in the aggregate, incurred in connection with or in anticipation of the transactions contemplated by this Agreement by Parent and its affiliates (whether before or after the date of this Agreement), including the fees and expenses of all legal, financial, accounting, actuarial and other advisors and all filing fees.
(q) “Final Order” means an order, decision or approval by a court of competent jurisdiction (as described in Section 9.11) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely request by a party with standing for stay, petition for rehearing, reconsideration, review or appeal shall be pending, and as to which the time for filing any such request, petition or appeal shall have expired or otherwise terminated.
(r) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.
(s) “Indenture” means the Indenture, dated as of December 27, 2001, between the Company and SunTrust Bank, as trustee, as amended by the First Supplemental Indenture, dated as of January 18, 2013, between the Company and U.S. Bank National Association (as successor to SunTrust Bank, as trustee), the Second Supplemental Indenture, dated as of May 23, 2013, between the Company and U.S. Bank National Association and the Third Supplemental Indenture, dated as of February 21, 2014, between the Company and U.S. Bank National Association, as may be amended, modified or supplemented following the date hereof.
(t) “Insurance Contract” means any disability, accident, accidental death and dismemberment, health, long-term care or life insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, and shall include all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, and reinsurance agreements, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith), and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all abstracts or other marketing materials relating to any of the foregoing.
(u) “Insurance Regulatory Authority” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.
(v) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing; (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) copyrights, writings and other works of authorship; (e) trade secrets, models, tools, algorithms, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any person, (f) Software; (g) rights in databases and data collections; (h) registered domain names and uniform resource locators; (i) moral rights; and (j) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations or, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (i) with or by any Governmental Entity.
(w) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(w) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of the Persons listed in Section 9.3(w) of the Parent Disclosure Schedule.
(x) “Law” means any federal, state, local law, statute or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, judgment, agency requirement, license or permit of any Governmental Entity.
(y) “MAE Litigation Exception” means any Losses of the Company and its subsidiaries resulting from item 8 on Section 3.11 of the Company Disclosure Schedule.
(z) “Material Adverse Effect” means any fact, circumstance, condition, change or effect that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on (A) the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole, other than any of the following or any material adverse effect resulting from (i) changes in general economic, financial market or geopolitical conditions (except to the extent that such adverse fact, circumstance, condition, change or effect disproportionately has a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the other participants in the businesses and industries in which the Company and its subsidiaries operate), (ii) general changes or developments in any of the industries in which the Company or its subsidiaries operate (except to the extent that such adverse fact, circumstance, condition, change or effect disproportionately has a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the other participants in the businesses and industries in which the Company and its subsidiaries operate), (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners or employees of the Company and its subsidiaries, or any adverse impact on the Company’s credit rating from credit rating agencies, due to the announcement of this Agreement or the identity of Parent or Merger Sub, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof  (including, changes in United States generally accepted accounting principles or in SAP including, prescribed or permitted by the applicable Insurance Regulatory Authority accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (v) any attack on, or by, outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity (except to the extent that such adverse fact, circumstance, condition, change or effect disproportionately has a greater adverse impact on the Company and its subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the other participants in the businesses and industries in which the Company and its subsidiaries operate), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the failure of the Company or any of its subsidiaries to comply with the Restatement Exceptions prior to the date of this Agreement, (viii) any change in the financial strength or claims paying ability rating from any nationally recognized credit rating agency of the Company Insurance Entities (although the facts underlying such change may be considered in determining a Material Adverse Effect),, or (ix) the MAE Litigation Exceptions, or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the transaction contemplated by this Agreement by the Termination Date.
(aa) “Parent Parties” means, collectively, (i) Parent, Merger Sub and the Fund and (ii) any controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of any of Parent, Merger Sub or the Fund and (iii) any former, current or future direct or indirect holders of any equity, partnership or limited liability company interest of any of the foregoing.
(bb) “Performance Default” means a Default (but not an Event of Default) with respect to a potential Event of Default described in clause (3) of the definition of  “Event of Default” in Section 501 of the Indenture.
(cc) “Permitted Liens” means (a) statutory liens for taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) easements that would appear on a survey of the property which do not materially impair the existing use of the property subject thereto and (d) such other liens, encumbrances or imperfections that, individually or in the aggregate, are not material in amount or do not materially detract from the value of or materially impair the existing use of the property, asset or right affected by such lien, encumbrance or imperfection.
(dd) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(ee) “Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers acting on behalf of any Company Insurance Entity, and other Persons and entities, including employees, that sell the Insurance Contracts of the Company or any of its subsidiaries.

(ff) “Remediation Plan” means the Company’s plan for or approach to the remediation and resolution of all significant deficiencies and material weaknesses identified by the Company, Parent or either of their respective third party accountants in (i) the design or operation of internal controls over the financial reporting and disclosure controls and procedures of the Company or any of its subsidiaries or (ii) the audited or unaudited financial statements of the Company or any of its subsidiaries, and the implementation of any actions by the Company or any of its subsidiaries in connection therewith.
(gg) “Reserves” means all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Entity.
(hh) “Restatement Exceptions” means any Laws regarding (i) compliance with filing deadlines, SEC disclosure obligations, including Laws governing the form and content of reports filed with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, stockholder meeting requirements and adequacy of internal controls over financial reporting and disclosure controls and procedures, as applied to each quarterly period beginning with the quarterly period ended September 30, 2012 through the quarterly period ended March 31, 2015, and each annual period beginning with the annual period ended December 31, 2012 through the annual period ended December 31, 2014; (ii) compliance with Laws regarding the form, content and use of registration statements (and amendments and supplements thereto) filed under the Investment Company Act of 1940, as amended, and the Securities Act, relating to the offer and sale of certain insurance products since November 8, 2012; (iii) compliance with Laws regarding the filing of financial statements prepared in accordance with SAP, as applied to each quarterly period beginning with the quarterly period ended September 30, 2012 through the quarterly period ended March 31, 2015, and each annual period beginning with the annual period ended December 31, 2012 through the annual period ended December 31, 2014; and (iv) compliance with Laws regarding the filing with the SEC of audited financial statements of Phoenix Life Insurance Company prepared in accordance with generally accepted accounting principles, as applied to each annual period beginning with the annual period ended December 31, 2012 through the annual period ended December 31, 2014.
(ii) “SAP” means the statutory accounting practices prescribed or permitted by the New York Department of Financial Services or the Connecticut Insurance Department, as applicable.
(jj) “Separate Accounts” means the separate accounts maintained by the Company Insurance Entities that are utilized in connection with their respective Insurance Contracts.
(kk) “Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, mobile digital applications, in any form or format, however fixed, and all associated documentation.
(ll) “Specified Litigation Exceptions” means any Losses of the Company and its subsidiaries resulting from any Actions resulting or arising from any of the matters listed on Section 3.11 of the Company Disclosure Schedule.
(mm) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
SECTION 9.4
Severability.   If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, the validity, legality and enforceability of all other conditions and provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and if the parties cannot come to an agreement, such term or provision shall be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the parties hereto. Notwithstanding anything in this Section 9.4 to the contrary, under no circumstances shall the rights of any holders of Common Stock as third party beneficiaries under clause (d) of Section 9.6 be enforceable by any such holders or any other person acting for or on their behalf other than the Company (or any successor in interest thereto).
SECTION 9.5
Entire Agreement; Assignment.   This Agreement (including the Exhibits hereto and any certificates or other agreements executed or delivered by any of the parties pursuant to the terms hereof), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of each of the other parties (which consent, in the case of an assignment by Parent or Merger Sub to an affiliate other than any direct or indirect wholly-owned subsidiary of Parent, shall not be unreasonably withheld, conditioned or delayed), except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent after providing written notice thereof to the Company at least five (5) business days prior to such assignment so long as such assignment does not materially impede or delay consumption of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement; provided however, that no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

SECTION 9.6
Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at the Effective Time, the rights of the holders of Options, Restricted Shares and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2(a), Section 2.2(b) and Section 2.2(c), in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the right of the Company, on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to the Company’s stockholders) in the event of Parent’s or Merger Sub’s breach of this Agreement; provided however, that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion, and may, in the Company’s sole and absolute discretion, be retained by the Company (or any successor in interest thereto) for the use and benefit of the Company (or any successor in interest thereto) on behalf of its stockholders in any manner the Company (or such successor in interest) deems fit.

SECTION 9.7
Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply).

SECTION 9.8
Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9
Counterparts.   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10
Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties and the third party beneficiaries of the Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, each of the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. The parties further agree that (x) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 8.2(d) and Section 8.2(e), monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 9.10(a) are not available or are otherwise not granted and (y) nothing in this Section 9.10(a) shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursuant any other remedies that may be available then or thereafter.
(b) Notwithstanding anything to the contrary herein (including Section 9.10(a)), it is explicitly agreed that the Company shall be entitled to seek equitable relief or specific performance (x) with respect to Parent’s obligation to cause the Closing Commitment (as defined in the Equity Commitment Letter) to be funded to fund the Merger and to cause Parent to consummate the transactions contemplated hereby in accordance with Article I, on the terms and subject to the conditions set forth in this Agreement, in each case only in the event that each of the following conditions has been satisfied: (i) this Agreement has not been validly terminated pursuant to Section 8.1 and each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Parent and Merger Sub fail to complete the Merger in accordance with Article I and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Closing Commitment (as defined in the Equity Commitment Letter) is funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur and (y) to require Parent to cause all or a portion of the Pre-Closing Damages Commitment (as defined in the Equity Commitment Letter) to be funded only (A) in the event that monetary damages have been awarded to the Company pursuant to a Final Order, in each case in connection with a Pre-Closing Damages Proceeding in accordance with Section 8.2 and (B) to the extent of the monetary damages awarded pursuant to clause (A) above (which, for the avoidance of doubt, shall not exceed, in the aggregate, the Cap).
(c) The parties hereto have specifically bargained for the right to specific performance hereunder in accordance with the terms and conditions of this Section 9.10.
SECTION 9.11
Jurisdiction.   Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees, to the fullest extent permitted by law, that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.12
Interpretation.   When reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are 1for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Schedule. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors, and it shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
SECTION 9.13
Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
THE PHOENIX COMPANIES, INC.

By:	/s/ James D. Wehr
Name: James D. Wehr
Title: President and CEO
NASSAU REINSURANCE GROUP HOLDINGS, L.P.

By:	Nassau Reinsurance Group Holdings GP, LLC
Its:	General Partner

By:	/s/ Phillip Gass
Name: Phillip Gass
Title: President
DAVERO MERGER SUB CORP.

By:	/s/ Phillip Gass
Name: Phillip Gass
Title: President
[Signature Page to Merger Agreement]

Annex B-1
INVESTMENT BANKING GROUP
September 28, 2015
Board of Directors
The Phoenix Companies, Inc.
One American Row
Hartford, CT 06102
Ladies and Gentlemen:
The Phoenix Companies, Inc. (“Phoenix”), Nassau Reinsurance Group Holdings, L.P. (“Nassau Re”) and Davero Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Nassau Re (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated September 28, 2015 (the “Agreement”), pursuant to which Merger Sub will merge with and into Phoenix with Phoenix being the surviving entity (the “Merger”). Pursuant to the Merger, Phoenix will become a wholly-owned subsidiary of Nassau Re, and upon the Effective Time of the Merger all shares of Phoenix common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Phoenix Common Stock”), other than shares held by Phoenix or Nassau Re or any of their respective direct or indirect wholly-owned subsidiaries or as to which dissenters’ rights have been perfected, will be converted into the right to receive $37.50 in cash (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Phoenix Common Stock.
Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Phoenix that we deemed relevant; (iii) an actuarial appraisal of the individual life and annuity businesses of Phoenix Life Insurance Company and its life insurance subsidiaries, each of which is a wholly-owned subsidiary of Phoenix, as of March 31, 2015, prepared by Milliman, Inc., dated September 1, 2015 (the “Milliman Report”); (iv) certain internal financial projections for Phoenix for the years ending December 31, 2015 and December 31, 2016, as provided by the senior management of Phoenix; (v) a comparison of certain stock trading and financial information for Phoenix with similar publicly available information for certain other life and annuity insurance companies, the securities of which are publicly traded; (vi) to the extent publicly available, the financial terms of certain other recent merger and acquisition transactions in the life and annuity insurance sector; (vii) a comparison of the market premiums paid in recent merger and acquisition transactions involving life and property and casualty insurance companies as well as financial services companies, to the extent publicly available; (viii) the current market environment generally and the life and annuity insurance environment in particular; (ix) certain business information, financial studies and analyses relating to Phoenix as we considered relevant, as provided by Phoenix; and (x) such other publicly available information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Phoenix the business, financial condition, results of operations and prospects of Phoenix.
SANDLER O’NEILL + PARTNERS, L.P.
1251 Avenue of the Americas, 6th Floor, New York, NY 10020
T: (212) 466-7700 / (800) 635-6855
www.sandleroneill.com
B-1-1

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Phoenix, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of Phoenix that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phoenix or any of its subsidiaries and, except for the Milliman Report, we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied, with your consent, on Phoenix’s actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the future policy benefit and claims, the other policyholder funds or the embedded value of Phoenix.
In preparing its analyses, Sandler O’Neill used internal financial projections for Phoenix for the years ending December 31, 2015 and December 31, 2016, as provided by the senior management of Phoenix. With respect to those projections, the senior management of Phoenix confirmed to us that they reflected the best currently available projections of the senior management of Phoenix and we assumed that such projections were reasonably prepared and would be achieved. We express no opinion as to any such projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Phoenix since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Phoenix and will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phoenix, Nassau Re, Merger Sub or the Merger in any way material to our analysis, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.
Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.
We have acted as financial advisor to the Board of Directors of Phoenix in connection with the Merger and a significant portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. Phoenix has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from
B-1-2

or sell securities to Phoenix and Nassau Re or their respective affiliates. We may also actively trade the securities of Phoenix for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
This letter is directed to the Board of Directors of Phoenix in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Phoenix as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Phoenix Common Stock and does not address the underlying business decision of Phoenix to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Phoenix or the effect of any other transaction in which Phoenix might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Phoenix’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Phoenix. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included, in its entirety, in required regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Phoenix Common Stock.
Very truly yours,

B-1-3

Annex B-2
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
September 28, 2015
Board of Directors
The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102-5056
Lady and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Nassau Reinsurance Group Holdings, L.P. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Phoenix Companies, Inc. (the “Company”) of the $37.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 28, 2015 (the “Agreement”), by and among Parent, Davero Merger Sub Corp., a wholly owned subsidiary of Parent, and the Company.
Goldman, Sachs & Co. (“Goldman Sachs”) and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Golden Gate Private Equity, Inc. (“Golden Gate”), an affiliate of Parent, and Golden Gate’s affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Golden Gate and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to the issuance by Boxer Parent Company Inc., a holding company of BMC Software Finance, Inc. and a portfolio company of funds affiliated with Golden Gate, of 9.000%/9.750% Senior Contingent Cash Pay Notes due 2019 (aggregate principal amount $750,000,000) in April 2014; as the lead arranger with respect to a term loan facility for dividend recapitalization (aggregate principal amount $250,000,000) of Eddie Bauer, borrowing under its corporate name, Everest Holdings LLC, a portfolio company of funds affiliated with Golden Gate in May 2014; as the financial advisor in connection with the sale of Aeroflex Holding Corp., a portfolio company of funds affiliated with Golden Gate, to Cobham plc in May 2014; as a joint lead arranger in connection with the loan financing (aggregate principal amount $605,000,000) for Phillips-Medisize Corporation, a portfolio company of funds affiliated with Golden Gate, in June 2014; and as a co-manager with respect to the issuance by lnfor Global Solutions, a portfolio company of funds affiliated with Golden Gate, of  (i) 6.500% Unsecured Senior Notes due May 2022 (aggregate principal amount $1,030,000,000), (ii) 5.750% Senior Notes due May 2022 (aggregate principal amount €350,000,000), and (iii) 6.500% Unsecured Senior Notes due May 2022 (aggregate principal amount $600,000,000) in April 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, and their
Securities and Investment Services Provided by Goldman, Sachs & Co.
B-2-1

Board of Directors
The Phoenix Companies, Inc.
September 28, 2015

respective affiliates and Golden Gate and its affiliates and its affiliated portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Golden Gate and its affiliates from time to time and may have invested in limited partnership units of affiliates of Golden Gate from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; statutory statements filed by certain insurance subsidiaries of the Company with the insurance departments of the states under the laws of which they are organized for the three years ended December 31, 2014 and the quarterly periods ended March 31 and June 30, 2015; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; an actuarial appraisal of the individual life and annuity business of Phoenix Life Insurance Company and its life insurance subsidiaries as of March 31, 2015 prepared by Milliman, Inc., dated as of September 1, 2015 (the “Milliman Report”); and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate any actuarial assumptions and we have relied on your actuaries in performing our analysis. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Milliman Report referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $37.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $37.50 in

B-2-2

Board of Directors
The Phoenix Companies, Inc.
September 28, 2015

cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $37.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2-3

Annex C
Section 262 of the Delaware General Corporation Law
§ 262 Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 026YDB 1 U P X + Special Meeting of Stockholders Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as name appears above. When shares are held by joint tenants, both must sign. When signing as the shareholder’s attorney, administrator, trustee or guardian, please give full title as such. A proxy executed by a corporation or other company should be signed in its name by its authorized officers. Please see below. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. IMPORTANT SPECIAL MEETING INFORMATION Proposals — The Board of Directors recommends that shareholders vote “FOR” Proposals 1, 2 and 3. Proposal 1– To adopt the Agreement and Plan of Merger, dated as of September 28, 2015, as it may be amended from time to time (the “merger agreement”), among The Phoenix Companies, Inc. (“Phoenix”), Nassau Reinsurance Group Holdings, L.P. (“Nassau”), and Davero Merger Sub Corp. (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, (a) Merger Sub will merge with and into Phoenix, with Phoenix as the surviving corporation and a wholly owned subsidiary of Nassau and (b) each outstanding share of Phoenix common stock, $0.01 par value (other than any shares that may be held in the treasury of Phoenix, by Nassau or by any direct or indirect wholly-owned subsidiary of Nassau or Phoenix, and other than shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under the Delaware General Corporation Law), will be converted into the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes. Proposal 2–To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Phoenix to its named executive officers that is based on or otherwise relates to the merger. For Against Abstain Proposal 3–To approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal. Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, OR WISH TO CHANGE YOUR VOTE, q FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern time, on TBD. Vote by Internet • Go to www.envisionreports.com/PNX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message .

Proxy for Special Meeting of Stockholders on TBD This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints John H. Beers and John T. Mulrain, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of The Phoenix Companies, Inc. to be held on TBD at TBD, Eastern time, and at any adjournment or postponement thereof, and to vote, on the proposals set forth on the reverse side and on such matters as may properly come before the meeting or any adjournment or postponement thereof, the number of shares the undersigned would be entitled to vote if personally present. Signing, dating and returning this proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET. (Continued and to be marked, dated and signed, on the other side.) Proxy — THE PHOENIX COMPANIES, INC. Important notice regarding the internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement is available at www.envisionreports.com/PNX The Phoenix Companies, Inc. Notice of Special Meeting of Stockholders – TBD The Special Meeting of Stockholders will be held on TBD at TBD, Eastern time, at our offices at One American Row, Hartford, CT. Only shareholders of record at the close of business on TBD will be entitled to vote at the meeting. By Order of the Board of Directors John T. Mulrain Corporate Secretary ADMISSION TICKET The Phoenix Companies, Inc. 2015 Special Meeting of Stockholders TBD TBD Eastern time at One American Row Hartford, CT Please retain this portion of the Proxy Card if you wish to attend the Special Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission. Seating will be on a first-come, first-served basis and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. ADMISSION TICKET IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, OR WISH TO CHANGE YOUR VOTE, q FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.